As filed with the Securities and Exchange Commission on December 19, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Berkshire Hills Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6036 (Primary Standard Industrial Classification Code Number)	34-3510455 (I.R.S. Employer Identification Number)

24 North Street Pittsfield, Massachusetts 01201 (413) 443-5601 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael P. Daly
President and Chief Executive Officer
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Lawrence M. F. Spaccasi, Esq. Marc Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000 Facsimile: (202) 362-2902	Robert M. Taylor, III Day Pitney LLP 242 Trumball Street Hartford, Connecticut 06103 (860) 275-0100 Facsimile: (860) 275-0343

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	1,666,645 shares	(1)	$7.39	(2)	$20,353,610	(2)	$2,333	(3)

(1)
Represents the maximum number of shares of Berkshire Hills Bancorp, Inc. (Nasdaq:  BHLB) common stock estimated to be issuable upon the completion of the merger of The Connecticut Bank & Trust Company (Nasadaq: CTBC), with and into a subsidiary of Berkshire Hills Bancorp, Inc., based on the product of (x) the number of shares of The Connecticut Bank & Trust Company common stock outstanding or reserved for issuance upon the exercise of outstanding stock options, warrants and restricted stock awards as of October 21, 2011, (y) an exchange ratio of 0.3810 shares, and (z) 70% (the portion of the merger consideration consisting of Berkshire Hills Bancorp, Inc. common stock issuable in the merger).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f) (1) and Rule 457(c) of the Securities Act, based on the market value of the shares of The Connecticut Bank & Trust Company common stock expected to be exchanged in connection with the merger, as established by the average of the high and low sales prices of The Connecticut Bank & Trust Company common stock on the Nasdaq Capital Market on December 14, 2011 of $7.395.

(3)	Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #3 for Fiscal Year 2012 at a rate equal to 0.0001146 multiplied by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Berkshire Hills Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

BERKSHIRE HILLS BANCORP, INC. LOGO	THE CONNECTICUT BANK AND TRUST
COMPANY LOGO

PRELIMINARY – SUBJECT TO COMPLETION – DATED DECEMBER 19, 2011

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Berkshire Hills Bancorp, Inc. (“BHLB”), Berkshire Bank and The Connecticut Bank and Trust Company (“CBT”) have agreed to a merger of our companies.  If the merger is completed, each share of The Connecticut Bank and Trust Company common stock, par value $1.00 per share, will be converted into the right to receive either 0.3810 of a share of Berkshire Hills Bancorp, Inc. common stock, par value $0.01 per share, or $8.25 in cash, subject to 70% of The Connecticut Bank and Trust Company’s common stock being exchanged for Berkshire Hills Bancorp, Inc.’s common stock and 30% of The Connecticut Bank and Trust Company’s common stock being exchanged for cash.  Berkshire Hills Bancorp, Inc.’s shareholders will continue to own their existing shares.  After completion of the merger, we expect that current Berkshire Hills Bancorp, Inc. shareholders will own approximately 95% of the combined company and The Connecticut Bank and Trust Company shareholders will own approximately 5% of the combined company based on the shares outstanding as of September 30, 2011.  Berkshire Hills Bancorp, Inc. common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB.”  On _____, 2012, the closing price of Berkshire Hills Bancorp, Inc. common stock was $_____.  Berkshire Hills Bancorp, Inc. is offering approximately ________ shares of its common stock to The Connecticut Bank and Trust Company shareholders.

We expect the merger to generally be tax-free for federal income tax purposes to holders of The Connecticut Bank and Trust Company common stock to the extent they receive Berkshire Hills Bancorp, Inc. common stock.  Any cash consideration received will be taxable to The Connecticut Bank and Trust Company shareholders.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of The Connecticut Bank and Trust Company approve the merger agreement.  The Connecticut Bank and Trust Company is asking its shareholders to consider and vote on this merger proposal at its special meeting of shareholders in addition to considering and voting on a proposal to approve, by a non-binding, advisory vote, certain compensation arrangements for The Connecticut Bank and Trust Company's named executive officers in connection with the merger and a proposal to adjourn the special meeting, if necessary, in order to solicit additional proxies to vote in favor of the merger agreement. Whether or not you plan to attend The Connecticut Bank and Trust Company shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to The Connecticut Bank and Trust Company.  If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger and the transactions contemplated by the merger agreement, the proposal regarding certain merger-related executive compensation arrangements and an adjournment of the special meeting, if necessary.  If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.  The Connecticut Bank and Trust Company shareholders do not have dissenters’ rights under Connecticut law since CBT common stock is traded on the NASDAQ Capital Market.  See “Questions and Answers About the Merger and the Special Meeting” on page 1 and “No Dissenters’ Rights” on page 23.

The Connecticut Bank and Trust Company’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of The Connecticut Bank and Trust Company and its shareholders and recommends that you vote FOR the approval of the merger agreement, the proposal regarding certain merger-related executive compensation arrangements and the adjournment of the special meeting, if necessary, in order to solicit additional proxies to vote in favor of the merger agreement.

The place, date and time of The Connecticut Bank and Trust Company shareholders’ meeting is as follows:

The Connecticut Bank and Trust Company
58 State House Square
Hartford, Connecticut
[Date of Meeting]
[Time of Meeting], local time

This document contains a more complete description of The Connecticut Bank and Trust Company shareholders’ meeting and the terms of the merger.  We urge you to review this entire document carefully, including the “Risk Factors” beginning on page 11 for a discussion of the risks related to the proposed merger.  You may also obtain information about Berkshire Hills Bancorp, Inc. from documents it has filed with the Securities and Exchange Commission.

Michael P. Daly	David A. Lentini
President and Chief Executive Officer	Chairman and Chief Executive Officer
Berkshire Hills Bancorp, Inc.	The Connecticut Bank and Trust Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.  The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated [Prospectus Date]
and first mailed to shareholders on or about [Mail Date]

This document incorporates important business and financial information about Berkshire Hills Bancorp, Inc. from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov.  See “Where You Can Find More Information” on page 63.

You also may request copies of these documents from Berkshire Hills Bancorp, Inc.  Berkshire Hills Bancorp, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts  01201
Attention: Investor Relations Department
Telephone: (413) 236-3239

If you are a The Connecticut Bank and Trust Company shareholder and would like to request documents from Berkshire Hills Bancorp, Inc., please do so by _______, 2012 to receive them before The Connecticut Bank and Trust Company special meeting.

THE CONNECTICUT BANK AND TRUST COMPANY
58 State House Square
Hartford, Connecticut 13440

Notice of Special Meeting of Shareholders
to be held [Date of Meeting]

A special meeting of shareholders of The Connecticut Bank and Trust Company will be held at [Time of Meeting], local time, on [Date of Meeting] at The Connecticut Bank and Trust Company, 58 State House Square, Hartford, Connecticut.  Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.
Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 25, 2011, by and between Berkshire Hills Bancorp, Inc., Berkshire Bank and The Connecticut Bank and Trust Company.  A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus;

2.
Consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for The Connecticut Bank and Trust Company’s named executive officers in connection with the merger;

3.
Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

4.
Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.  The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail.  We urge you to read these materials carefully.  The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of The Connecticut Bank and Trust Company unanimously recommends that The Connecticut Bank and Trust Company shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for The Connecticut Bank and Trust Company’s named executive officers in connection with the merger  and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of The Connecticut Bank and Trust Company has fixed the close of business on [Record Date] as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  Your proxy is being solicited by The Connecticut Bank and Trust Company board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of The Connecticut Bank and Trust Company common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

The Connecticut Bank and Trust Company shareholders do not have dissenters’ rights because, under Connecticut law, appraisal rights are not available to securities listed on NASDAQ which includes The Connecticut Bank and Trust Company.  See “Questions and Answers About the Merger and the Special Meeting” on page 2 and “No Dissenters’ Rights” on page 23.

By Order of the Board of Directors

Anson C. Hall
Secretary
Hartford, Connecticut
[Mail Date]

Annex A	Agreement and Plan of Merger
Annex B	Fairness Opinion of Keefe, Bruyette & Woods, Inc.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the acquisition of The Connecticut Bank and Trust Company (“CBT”) by Berkshire Hills Bancorp, Inc. (“BHLB”) and CBT’s merger into BHLB’s banking subsidiary, Berkshire Bank.  A copy of the merger agreement is provided as Annex A to this document.  The CBT board of directors has determined that the proposed merger is advisable and in the best interests of its shareholders, has unanimously approved the merger agreement and recommends that its shareholders vote “FOR” the approval of the merger agreement.

Q:	What will CBT shareholders be entitled to receive in the merger?

A:
Under the merger agreement, at the election of each CBT shareholder, each share of CBT common stock will be exchanged for either 0.3810 of a share of BHLB common stock or $8.25 in cash.  Each CBT shareholder may elect either of these options or each CBT shareholder may elect to exchange some of his or her CBT shares for cash and some of his or her CBT shares for BHLB shares.

Elections will be limited by, among other things, a requirement that 70% of the total number of outstanding shares of CBT common stock be exchanged for BHLB common stock.  Therefore, the form of consideration received will depend in part on the elections of other CBT shareholders.

BHLB will not issue fractional shares in the merger.  Instead, each CBT shareholder will receive a cash payment, without interest, for the value of any fraction of a share of BHLB common stock that such shareholder would otherwise be entitled to receive.  See “Description of the Merger—Consideration to be Received in the Merger” on page 33 and “Description of BHLB Capital Stock” on page 54.

Q:	What dividends will be paid after the merger?

A:
BHLB currently pays a quarterly dividend of $0.17 per share.  Although BHLB has paid quarterly dividends on its common stock without interruption since November 2000, there is no guarantee that BHLB will continue to pay dividends on its common stock.  All dividends on BHLB common stock are declared at the discretion of the BHLB board of directors.

Q:	How does a CBT shareholder elect to receive cash, stock or a combination of both for his or her CBT stock?

A:
For each CBT shareholder, a form for making an election will be provided under separate cover.  For the election to be effective, the properly completed election form, along with the CBT stock certificates or an appropriate guarantee of delivery, must be sent to and received by Registrar and Transfer Company, the exchange agent, on or before 5:00 p.m., Eastern time, on the date specified on the election form.  The election form should not be sent together with your proxy card.  Instead, use the separate envelope specifically provided for the election form and your stock certificates.  If a timely election is not made, you will be allocated BHLB common stock and/or cash depending on your election and the elections made by other shareholders.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to provide you with an election form.  In order to make an election for your shares held in “street name”, you will need to follow the instructions your bank or brokerage firm provides to you.

Q:	How does a CBT shareholder exchange his or her stock certificates?

A:
If an election is made, the CBT stock certificates or an appropriate guarantee of delivery must be returned with the election form.  Shortly after the merger, the exchange agent will allocate cash and BHLB common stock among CBT shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement.  If a CBT shareholder does not submit an election form, BHLB’s exchange agent will send instructions on how and where to surrender the CBT stock certificates after the merger is completed.  Please do not send CBT stock certificates with the proxy card.

Q:	What are the tax consequences of the merger to CBT shareholders?

A:
The tax consequence of the merger to CBT shareholders will depend on whether only cash, only BHLB common stock, or a combination of cash and BHLB common stock is received in exchange for shares of CBT common stock.  If shares are exchanged solely for BHLB common stock, no gain or loss should be recognized except with respect to the cash received instead of any fractional share of BHLB common stock.  If shares are exchanged solely for cash, gain or loss should be recognized on the exchange.  If shares were exchanged for a combination of BHLB common stock and cash, gain should be recognized equal to the lesser of the cash received or the gain realized in the merger (that is, the fair market value of the BHLB common stock received, plus the cash received, and minus the CBT shareholder’s basis in the shareholder’s CBT common stock).  No loss should be recognized.  See “Description of the Merger—Material Tax Consequences of the Merger” on page 36.

Because the allocations of cash and BHLB common stock received will depend on the elections of other CBT shareholders, the actual tax consequences of the merger will not be known until the allocations are completed.

Q:	Are CBT shareholders entitled to dissenters’ rights?

A:	No. Since the common stock of CBT is traded on the Nasdaq Capital Market, Connecticut law does not provide for dissenters’ rights.

Q:	Why do CBT and BHLB want to merge?

A:
CBT believes that the proposed merger will provide CBT shareholders with substantial benefits, and BHLB believes that the merger will further its strategic growth plans.  As a larger company, BHLB can provide the capital and resources that CBT needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Reasons for the Merger; Recommendation of the CBT Board of Directors” on page 23.

Q:	What vote is required to approve the merger agreement?

A:	Holders of at least two-thirds of the outstanding shares of CBT common stock entitled to vote must vote in favor of the proposal to approve the merger agreement.

Q:	Why are CBT shareholders being asked to approve, on a nonbinding advisory basis, certain merger-related executive compensation arrangements?

A:
The SEC has recently adopted new rules (applicable to CBT by Federal Reserve regulations) that require CBT to seek a nonbinding advisory vote with respect to certain payments that may be made to CBT's named executive officers in connection with the merger.

Q:	What will happen if CBT shareholders do not approve certain merger-related executive compensation arrangements at the special meeting?

A:
Approval of merger-related executive compensation arrangements, payable under existing agreements, that certain CBT named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the merger-related executive compensation arrangements is an advisory vote and will not be binding on CBT. Therefore, if the merger agreement is approved by CBT's shareholders the merger-related executive compensation arrangements may still be paid to the CBT named executive officers if and to the extent required or allowed under applicable law.

Q:	When and where is the CBT special meeting?

A:
The special meeting of CBT shareholders is scheduled to take place at The Connecticut Bank and Trust Company, 58 State House Square, Hartford, Connecticut at [Time of Meeting], local time, on [Date of Meeting].

Q:	Who is entitled to vote at the CBT special meeting?

A:
Holders of shares of CBT common stock at the close of business on [Record Date], which is the record date, are entitled to vote on the proposal to adopt the merger agreement and the other proposals in this proxy statement/prospectus. As of the record date, [Outstanding Shares] shares of CBT common stock were outstanding and entitled to vote.

Q:	If I plan to attend the CBT special meeting in person, should I still return my proxy?

A:
Yes. Whether or not you plan to attend the CBT special meeting, you should complete and return the enclosed proxy card.  The failure of a CBT shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	What do I need to do now to vote my shares of CBT common stock?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting.  If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement, the proposal regarding certain merger-related executive compensation arrangements and an adjournment of the special meeting, if necessary. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of CBT a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No.  Your broker will not be able to vote your shares of CBT common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote.  Please instruct your broker how to vote your shares, following the directions that your broker provides.  If you do not provide instructions to your broker on the proposal to approve the merger agreement, the proposal regarding certain merger-related executive compensation arrangements or the proposal regarding adjournment, your shares will not be voted, and this will have the effect of voting against the merger agreement, the proposal regarding certain merger-related executive compensation arrangements and the proposal regarding adjournment.  Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be approved by CBT shareholders and we must obtain the necessary regulatory approvals. Assuming holders of at least two-thirds of the outstanding shares of CBT common stock vote in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger early in the second calendar quarter of 2012.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied.  To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 44.

Q:	Who can answer my other questions?

A:
If you have more questions about the merger, or how to submit your proxy or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, CBT shareholders should contact its proxy solicitor, Phoenix Advisory Partners, LLC:

Phoenix Advisory Partners, LLC
110 Wall Street
27th Floor
New York, NY 10005
(800) 576-4314

Banks and brokers should call:
(212) 493-3910

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

Berkshire Hills Bancorp, Inc., a Delaware corporation, is a savings and loan holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000.  BHLB’s common stock is listed on The NASDAQ Global Select Market under the symbol “BHLB.”  BHLB conducts its operations primarily through Berkshire Bank, a Massachusetts chartered savings bank with more than 60 full service branch offices in Massachusetts, New York and Vermont.  Berkshire Bank, America’s Most Exciting Bank(SM) is one of Massachusetts’ oldest and largest independent banks and is the largest banking institution based in Western Massachusetts.   Berkshire Bank provides personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (“DIF”).  For more information, visit www.berkshirebank.com.  BHLB is also the holding company for Berkshire Insurance Group, an insurance agency in Western Massachusetts.  At September 30, 2011, BHLB had total assets of $4.1 billion, total deposits of $3.0 billion and total shareholders’ equity of $546.7 million.

The Connecticut Bank and Trust Company
58 State House Square
Hartford, Connecticut 06103
(315) 336-7300

The Connecticut Bank and Trust Company, a Connecticut bank and trust company, is headquartered in Hartford, Connecticut and commenced operations in 2004.  It operates eight full-service community banking offices in the Greater Hartford Connecticut area serving privately-owned business customers and individuals.  CBT offers a full range of short- to medium-term commercial, consumer and real estate loans.  CBT’s common stock is listed on the NASDAQ Capital Market under the symbol “CTBC.”  At September 30, 2011, CBT had total assets of $284.2 million, total deposits of $222.5 million and total shareholders’ equity of $25.8 million.

Special Meeting of CBT Shareholders; Required Vote (page 21)

A special meeting of CBT shareholders is scheduled to be held at The Connecticut Bank and Trust Company, 58 State House Square, Hartford, Connecticut at [Time of Meeting], local time, on [Date of Meeting].  At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between CBT, BHLB and Berkshire Bank and a proposal regarding certain merger-related executive compensation arrangements.  You may also be asked to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only CBT shareholders of record as of the close of business on [Record Date] are entitled to notice of, and to vote at, the CBT special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of CBT common stock entitled to vote.  Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the outstanding shares of CBT common stock entitled to vote on the matter.  As of the record date, there were [Outstanding Shares] shares of CBT common stock outstanding.  The directors and executive officers of CBT, as a group, beneficially owned ______ shares of CBT common stock (not including shares that may be acquired upon the exercise of stock options), representing _____% of the outstanding shares of CBT common stock as of the record date and have agreed to vote their shares in favor of the merger at the special meeting.

The Merger and the Merger Agreement (page 23)

BHLB’s acquisition of CBT is governed by a merger agreement.  The merger agreement provides that, if all of the conditions are satisfied or waived, CBT will be merged with and into Berkshire Bank, with Berkshire Bank as the surviving entity.  BHLB retains the right to hold CBT as a separate subsidiary.  Berkshire Bank will consider retaining the CBT name in the surviving institution’s branches in Connecticut.  We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What CBT Shareholders Will Receive in the Consideration to be Received in the Merger (page 33)

Under the merger agreement, at your election, each share of CBT common stock you own will be exchanged for either 0.3810 of a share of BHLB common stock or $8.25 in cash, or a combination of cash and BHLB common stock, subject to 70% of the aggregate merger consideration being exchanged for BHLB common stock.

Comparative Market Prices (page 20)

The following table shows the closing price per share of BHLB common stock and the equivalent price per share of CBT common stock, giving effect to the merger, on October 24, 2011, which is the last day on which shares of BHLB common stock traded preceding the public announcement of the proposed merger, and on [Record Date], the most recent practicable date prior to the mailing of this proxy statement/prospectus.  The equivalent price per share of CBT common stock was computed by multiplying the price of a share of BHLB common stock by the 0.3810 exchange ratio.  See “Description of the Merger—Consideration to be Received in the Merger” on page 33.

	BHLB Common Stock		CBT Common Stock	Equivalent Price Per Share of CBT Common Stock

October 24, 2011		$21.44	$6.16		$8.19
[Record Date]	$			$

Recommendation of CBT Board of Directors (page __)

The CBT board of directors has unanimously approved the merger agreement and the proposed merger. The CBT board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, CBT and its shareholders, and therefore unanimously recommends that CBT shareholders vote “FOR” the proposal to approve the merger agreement.  In reaching this decision, CBT’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger—CBT’s Reasons for the Merger; Recommendation of the CBT Board of Directors” beginning on page 23.

The CBT board of directors unanimously recommends that CBT shareholders vote “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of CBT’s Financial Advisor (page 26)

In deciding to approve the merger, one of the factors considered by CBT’s board of directors was the opinion of Keefe, Bruyette & Woods, Inc., (“KBW”) which served as financial advisor to CBT’s board of directors.  KBW delivered its written opinion on October 24, 2011, that the merger consideration is fair to the holders of CBT common stock from a financial point of view.  The full text of this opinion is included as Annex B to the proxy statement/prospectus.  You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by KBW.  CBT has agreed to pay KBW a fee equal to $500,000 plus $10,000 for every $0.10 per share in excess of $8.00 per share of consideration received in the merger transaction for each share of CBT common stock.  KBW has received a fee of $125,000 for the rendering of its fairness opinion, which fee shall be credited against the fee referenced above if the merger is completed.

Regulatory Matters Relating to the Merger (page 39)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Connecticut Department of Banking, the Massachusetts Division of Banks, the Massachusetts Board of Bank Incorporation and the Federal Deposit Insurance Corporation.  BHLB will file the required applications in December 2011.  As of the date of this document, BHLB has not received any approvals from those regulators.  While BHLB does not know of any reason why it would not be able to obtain approval in a timely manner, BHLB cannot be certain when or if it will receive regulatory approval.

Conditions to Completing the Merger (page 44)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the special meeting by at least two-thirds of the outstanding shares of CBT common stock entitled to vote;
•	approval of the transaction by the appropriate regulatory authorities;
•
receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	All outstanding shares of CBT Series A Preferred Stock will be redeemed by the U.S. Department of Treasury prior to completion of the merger;
•	the continued accuracy of representations and warranties made on the date of the merger agreement; and
•	no material adverse effect on either party has occurred.

Terminating the Merger Agreement (page 52)

The merger agreement may be terminated by mutual consent of BHLB, Berkshire Bank and CBT at any time prior to the completion of the merger.  Additionally, subject to conditions and circumstances described in the merger agreement, either BHLB and Berkshire Bank or CBT may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by October 31, 2012;
•	CBT shareholders do not approve the merger agreement at the CBT special meeting;
•	a required regulatory approval is denied or a governmental authority blocks the merger; or
•
there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

BHLB and Berkshire Bank may also terminate the merger agreement if CBT materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to shareholders or if the board of directors of CBT does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to BHLB and Berkshire Bank and CBT shareholders do not approve the merger agreement.

Termination Fee (page 53)

Under certain circumstances described in the merger agreement, BHLB may demand from CBT a $1.44 million termination fee in connection with the termination of the merger agreement.  See “Description of the Merger—Termination Fee” on page 53 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 40)

In considering the recommendation of the board of directors of CBT to adopt the merger agreement, you should be aware that officers and directors of CBT have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as CBT shareholders. These interests and agreements, which provide for payments in the aggregate amount of up to approximately $1.39 million, excluding amounts already vested under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors, vested stock warrants and vested equity awards under the 2005 Stock Option and Award Plan, include:

•	Employment agreements that provide for severance payments in connection with a termination of employment without cause or for good reason following a change in control;

•
Interests under a Non-Qualified Deferred Compensation Plan for Non-Employee Directors, which will be terminated in connection with the change in control, with the benefits paid to the participants in a lump sum;

•
BHLB and Berkshire Bank have presented an offer letter to David A. Lentini, Chief Executive Officer of CBT, which the executive accepted on October 25, 2011.  The offer letter provides that Mr. Lentini will serve BHLB as Regional Leader of the Connecticut Bank Region and report directly to the President and Chief Executive Officer of Berkshire Bank;

•
The termination of all outstanding CBT stock options, whether or not vested; with a payment to the holder of the option of an amount of cash equal to (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable per share exercise price of that option or (B) $1.00, multiplied by (ii) the number of shares of CBT common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time;

•
The termination of all outstanding CBT warrants (other than the CBT Treasury Warrant) , whether or not vested; with a payment to the holder of the warrant of an amount of cash equal to (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable per share exercise price of that warrant or (B) $1.00, multiplied by (ii) the number of shares of CBT common stock that the holder could have purchased with the warrant if the holder had exercised the warrant immediately prior to the effective time;

•	The acceleration of vesting of outstanding restricted stock awards;

•
One person who is a director of CBT, as determined by BHLB and Berkshire Bank, shall be appointed and elected to the BHLB and Berkshire Bank boards of directors and the board members of CBT who do not join the boards of BHLB or Berkshire Bank shall be appointed to a newly established advisory board of Berkshire Bank; and

•	Rights of CBT officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

•
Due to CBT’s participation in the U.S. Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program (“TARP”), if the TARP restrictions apply on the closing date of the merger, or if any other regulatory prohibitions are applicable, CBT may be prohibited from (i) making severance payments to Messrs. Lentini, Hall and Fulton and certain other officers, as applicable, (ii) making a cash payment in cancellation of such individual’s non-vested CBT stock options and CBT warrants, and (iii) accelerating the vesting of such individual’s restricted stock awards.

Approval of the Non-Binding Proposal Regarding Certain Merger-Related Executive Compensation Arrangements Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of CBT Common Stock Entitled to Vote on the Matter (Page 62)

            Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the outstanding shares of CBT common stock entitled to vote on the matter. Shareholders should note that the non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on CBT, CBT's Board of Directors, or BHLB.  Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval.  Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger is consummated, CBT's named executive officers will be eligible to receive the various payments and benefits in accordance with the terms and conditions applicable to those arrangements.

Accounting Treatment of the Merger (page 36)

The merger will be accounted for in accordance with accounting standards for business combinations in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 56)

When the merger is completed, CBT shareholders who are to receive shares of BHLB will become BHLB shareholders and their rights will be governed by Delaware law and by BHLB’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 56 for a summary of the material differences between the respective rights of CBT and BHLB shareholders.

No Dissenters’ Rights (page 23)

CBT shareholders do not have dissenters’ rights under Connecticut law since CBT common stock is traded on the Nasdaq Capital Market.

Material Tax Consequences of the Merger (page 36)

The federal tax consequences of the merger to shareholders of CBT will depend primarily on whether they exchange their CBT common stock solely for BHLB common stock, solely for cash or for a combination of BHLB common stock and cash.  CBT shareholders who exchange their shares solely for BHLB common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.  CBT shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange.  CBT shareholders who exchange their shares for a combination of BHLB common stock and cash should recognize gain, but not any loss, on the exchange.  The actual federal income tax consequences to CBT shareholders of electing to receive cash, BHLB common stock or a combination of cash and stock will not be ascertainable at the time CBT shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all CBT shareholders.  Determining the actual tax consequences of the merger to CBT shareholders can be complicated.  CBT shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to CBT shareholders in greater detail, please see the section “Description of the Merger—Material Tax Consequences of the Merger” beginning on page 36.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should consider carefully the risk factors described below, in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document.  Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page 14.

CBT shareholders may receive a form of consideration different from what they elect.

The consideration to be received by CBT shareholders in the merger is subject to the requirement that 70% of the shares of CBT common stock be exchanged for BHLB common stock and the remaining 30% be exchanged for cash.  The merger agreement contains proration and allocation methods to achieve this desired result.  If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in BHLB common stock.  If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

The price of BHLB common stock might decrease after the merger.

Following the merger, many holders of CBT common stock will become shareholders of BHLB.  BHLB common stock could decline in value after the merger. For example, during the twelve-month period ending on _________, 2012 (the most recent practicable date before the printing of this proxy statement/prospectus), the price of BHLB common stock varied from a low of $____ to a high of $______ and ended that period at $_____.  The market value of BHLB common stock fluctuates based upon general market economic conditions, BHLB’s business and prospects and other factors.

BHLB may be unable to successfully integrate CBT’s operations and retain CBT’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of CBT who are expected to be retained by BHLB.  BHLB may not be successful in retaining these employees for the time period necessary to successfully integrate CBT’s operations with those of BHLB.  The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of BHLB following the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire CBT.

Until the completion of the merger, with some exceptions, CBT is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than BHLB.  In addition, CBT has agreed to pay a termination fee to BHLB in specified circumstances. These provisions could discourage other companies from trying to acquire CBT even though those other companies might be willing to offer greater value to CBT’s shareholders than BHLB has offered in the merger. The payment of the termination fee could also have a material adverse effect on CBT’s financial condition.

Certain of CBT’s officers and directors have interests that are different from, or in addition to, interests of CBT’s shareholders generally.

You should be aware that the directors and officers of CBT have interests in the merger that are different from, or in addition to, the interests of CBT shareholders generally.  These include: severance payments that certain officers may receive under existing employment agreements; the payment for stock options and stock warrants; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of CBT for events occurring before the merger; the appointment of one CBT board member to the boards of BHLB and Berkshire Bank; and the establishment of an advisory board of directors comprised of CBT board members.  For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 40.

If you are a CBT shareholder and you make a valid cash or stock election, you will not be able to sell your shares during certain times.

If you are a CBT shareholder of record as of the record date for the special meeting, hold your shares in certificated form and want to make a valid cash or stock election, you will have to deliver a properly completed and signed form of election and your stock certificates to the exchange agent. For further details on the determination of the election deadline, see “Description of the Merger—Election Procedures; Surrender of Stock Certificates” on page 35. The election deadline will be the later of the day of the CBT special meeting and the date the parties believe to be as near as practicable to five business days before the completion of the merger. You will not be able to sell any certificated shares of CBT common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in CBT common stock for any reason until you receive cash and/or BHLB common stock following completion of the merger. Similarly, holders of book-entry shares of CBT common stock who have made a valid election and have not revoked their election prior to the election deadline will not be able to sell any shares for which they have made a valid election after the election deadline. In the time between the election deadline and the completion of the merger, the trading price of CBT or BHLB common stock may decrease, and you might otherwise want to sell your shares of CBT common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of BHLB and CBT.

If the merger is not completed, the ongoing businesses of BHLB and CBT may be adversely affected and BHLB and CBT will be subject to several risks, including the following:

•	BHLB and CBT will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the merger agreement, CBT is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the merger may require substantial commitments of time and resources by BHLB and CBT management, which could otherwise have been devoted to other opportunities that may have been beneficial to BHLB and CBT as independent companies, as the case may be.

In addition, if the merger is not completed, BHLB and/or CBT may experience negative reactions from the financial markets and from their respective customers and employees. BHLB and/or CBT also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against BHLB or CBT to perform their respective obligations under the merger agreement. If the merger is not completed, BHLB and CBT cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of BHLB and/or CBT.

The shares of BHLB common stock to be received by CBT shareholders receiving the stock consideration as a result of the merger will have different rights from shares of CBT common stock.

Following completion of the merger, CBT shareholders who receive the stock consideration will no longer be shareholders of CBT, a Connecticut bank and trust company, but will instead be shareholders of BHLB, a Delaware corporation. There will be important differences between your current rights as a CBT shareholder and the rights to which you will be entitled as a BHLB shareholder. See “Comparison of Rights of Shareholders” beginning on page 56 for a discussion of the different rights associated with BHLB common stock and CBT common stock.

The fairness opinion obtained by CBT from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

KBW, CBT’s financial advisor in connection with the merger, has delivered to the board of directors of CBT its opinion dated as of October 24, 2011. The opinion of KBW stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of CBT common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of BHLB or CBT, changes in general market and economic conditions or regulatory or other factors.  Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of BHLB and CBT.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” and “Description of the Merger—CBT’s Reasons for the Merger and Recommendation of the Board of Directors.”  You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 11.

Because of these and other uncertainties, BHLB’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, BHLB’s and CBT’s past results of operations do not necessarily indicate BHLB’s and CBT’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  BHLB is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. BHLB qualifies all of its forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for BHLB and CBT. You should read this summary financial information in connection with BHLB’s historical financial information, which is incorporated by reference into this document, and in connection with CBT’s historical financial information which is included herein.

Unaudited consolidated interim financial statements for BHLB and CBT at or for the nine months ended September 30, 2011 and 2010 include normal, recurring adjustments necessary to fairly present the data for those periods.  The unaudited data is not necessarily indicative of expected results of a full year’s operation.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF BERKSHIRE HILLS BANCORP, INC.

	At September 30,	At December 31,
(In thousands, except per share data)	2011	2010	2009	2008	2007	2006

Selected Financial Data:
Total assets	$4,087,200	$2,881,403	$2,700,424	$2,666,729	$2,513,432	$2,149,642
Loans (1)	2,954,560	2,142,162	1,961,658	2,007,152	1,944,016	1,698,987
Allowance for loan losses	(32,181)	(31,898)	(31,816)	(22,908)	(22,116)	(19,370)
Securities	508,457	405,953	420,966	341,516	258,497	234,174
Goodwill and other intangible assets	224,388	173,079	176,100	178,830	182,452	121,341
Total deposits	3,038,346	2,204,441	1,986,762	1,829,580	1,822,563	1,521,938
Borrowings and subordinated debentures	237,460	260,301	306,668	374,621	349,938	360,469
Total shareholders’ equity	546,693	388,647	384,581	408,425	326,837	258,161

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Operating Data:
Total interest and dividend income	$99,232	$83,908	$112,277	$115,476	$133,211	$131,944	$118,051
Total interest expense	23,847	27,056	35,330	45,880	57,471	68,019	57,811
Net interest income	75,385	56,852	76,947	69,596	75,740	63,925	60,240
Service charges and fee income	25,228	22,662	29,859	28,181	30,334	26,654	13,539
All other non-interest income (loss)	1,750	(342)	(108)	944	1,261	(2,011)	(1,491)
Total net revenue	102,363	79,172	106,698	98,721	107,335	88,568	72,288
Provision for loan losses	5,300	6,526	8,526	47,730	4,580	4,300	7,860
Total non-interest expense	86,522	60,314	81,729	78,571	71,699	65,494	48,868
Income tax expense (benefit) - continuing operations	1,432	2,104	2,585	(11,649)	8,812	5,239	4,668
Net (loss) income from discontinued operations	(5)	-	-	-	-	-	371
Net income (loss)	$9,104	$10,228	13,858	(15,931)	22,244	13,535	11,263
Less: Cumulative preferred stock dividends and accretion	-	-	-	1,030	-	-	-
Less: Deemed dividend from preferred stock repayment	-	-	-	2,954	-	-	-
Net income (loss) available to common shareholders	$9,104	$10,228	$13,858	$(19,915)	$22,244	$13,535	$11,263

Note: BHLB acquired Rome Bancorp on April 1, 2011 and Legacy Bancorp on July 21, 2011. Financial data includes acquired balances as of September 30, 2011, along with the impact of equity issued as merger consideration. Operating data includes the operations of the acquired banks beginning as of the acquisition dates, as well as non-recurring income and expenses related to these merger events.

	At or for the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Operating Ratios and Other Data:
Performance Ratios:
Return on average assets (2)	0.36%	0.50%	0.50%	(0.60)%	0.87%	0.60%	0.53%
Return on average equity (3)	2.62	3.49	3.54	(3.90)	6.47	4.69	4.40
Net interest rate spread (tax equivalent) (4)	3.32	2.97	3.00	2.61	3.06	2.79	2.81
Net interest margin (tax equivalent) (5)	3.52	3.26	3.27	3.00	3.44	3.26	3.24
Non-interest income/total net revenue	26.36	28.19	28.82	29.41	29.44	27.82	16.67
Non-interest expense/average assets	3.47	2.95	2.97	2.93	2.81	2.90	2.31

Capital Ratios:
Equity/total assets	13.38	13.68	13.47	14.24	15.32	13.00	12.01
Tier 1 capital to average assets – Berkshire Bank	8.27	8.07	8.02	7.86	9.34	7.97	7.69
Total capital to risk-weighted assets – Berkshire Bank	10.64	10.75	10.58	10.71	12.28	10.40	10.27

Asset Quality Ratios:
Net loans charged-off/average total loans (1)	0.27	0.43	0.42	1.96	0.19	0.34	0.07
Allowance for loan losses as a percent of loans	1.29	1.55	1.49	1.62	1.14	1.14	1.14

Share Data:
Basic earnings (loss) per common share	$0.54	$0.74	$1.00	$(1.51)	$2.08	$1.47	$1.32
Diluted earnings (loss) per common share	0.54	0.74	1.00	(1.51)	2.06	1.44	1.29
Dividends per common share	0.48	0.48	0.64	0.64	0.63	0.58	0.56
Book value per share	25.87	27.28	27.56	27.64	30.33	31.15	29.63
Market price at period end	18.47	18.96	22.11	20.68	30.86	26.00	33.46

Weighted average common shares outstanding – basic (thousands)	16,863	13,852	13,862	13,189	10,700	9,223	8,538
Weighted average common shares outstanding – diluted (thousands)	16,915	13,883	13,896	13,189	10,791	9,370	8,730

Note: All performance ratios are based on average balance sheet amounts where applicable. 2011 data includes balances associated with discontinued operations.
(1)	Loans do not include loans held for sale, which are not material.
(2)	Net income (loss) divided by average total assets.
(3)	Net income (loss) divided by average total equity.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets for the period.

Note: Generally accepted accounting principles require that acquired loans be recorded at fair value, whereas historical loans are recorded at cost. In 2011, BHLB acquired loans as a result of its acquisitions of Rome Bancorp and Legacy Bancorp. The fair value of acquired loans includes expected loan losses, and there is no loan loss allowance recorded for acquired loans at the time of acquisition. Accordingly, the ratio of the loan loss allowance to total loans is reduced as a result of the existence of acquired loans, and this measure is not directly comparable to prior periods. Similarly, net loan charge-offs are normally reduced for acquired loans since these loans are recorded net of expected loan losses. Therefore, the ratio of net loan charge-offs to average loans is reduced as a result of the existence of acquired loans, and this measure is not directly comparable to prior periods. Other institutions may have acquired loans, and therefore there may be no direct comparability of these ratios between and among other institutions.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF THE CONNECTICUT BANK AND TRUST COMPANY

	At September 30,	At December 31,
	2011	2010	2009	2008	2007	2006
	(in thousands)
Selected Financial Condition Data:
Total assets	$284,183	$274,231	$260,254	$225,078	$178,739	$136,434
Loans, net	218,277	220,342	198,078	179,091	140,993	105,526
Securities available for sale	42,576	35,349	27,431	32,461	19,894	20,738
Total cash and cash equivalents	13,192	8,725	27,117	6,774	11,491	5,064
Total deposits	222,544	213,794	200,772	162,934	137,800	99,745
Borrowings	34,711	34,419	34,438	37,971	19,705	13,903
Total stockholders' equity	25,787	24,867	24,053	23,539	20,441	22,085
Allowance for loan losses	3,099	3,381	2,702	2,681	1,693	1,384
Non-accrual loans	12,879	8,785	2,061	2,127	599	597
Non-performing assets	14,589	9,467	2,061	2,127	599	597

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands)
Selected Operating Data:
Interest income	$9,669	$10,067	$13,358	$12,629	$12,038	$10,823	$7,150
Interest expense	2,193	2,547	3,357	3,990	5,366	5,283	3,053
Net interest income	7,476	7,520	10,001	8,639	6,672	5,540	4,097
Provision for loan losses	662	896	1,031	677	1,662	308	516
Net interest income after provision for loan losses	6,814	6,624	8,970	7,962	5,010	5,232	3,581
Non-interest income:
Service charges and other income	677	484	694	564	596	436	193
Net gain (loss) on securities available for sale	448	60	60	197	-	(41)	(17)
Total non-interest income	1,125	544	754	761	596	395	176
Total non-interest expense	7,552	6,796	9,162	8,366	8,082	7,775	6,995
Income before income taxes	387	372	562	357	(2,476)	(2,148)	(3,238)
Income tax benefit (expense)	700	-	(2)	-	-	-	-
Net income (loss)	1,087	372	560	357	(2,476)	(2,148)	(3,238)
Dividends on preferred stock and accretion	(291)	(291)	(388)	(183)	-	-	-
Net income (loss) attributable to common shareholders	$796	$81	$172	$174	$(2,476)	$(2,148)	$(3,238)

	At or For the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Selected Financial Ratios and Other Data

Performance Ratios(1):
Return on average assets	0.52%	0.19%	0.21%	0.15%	(1.22)%	(1.33)%	(2.91)%
Return on average equity	5.64%	1.99%	2.24%	1.49%	(12.21)%	(10.18)%	(13.87)%
Net interest rate spread (tax equivalent)	3.42%	3.54%	3.53%	3.55%	2.73%	2.53%	2.65%
Net interest margin (tax equivalent)	3.73%	3.86%	3.83%	3.94%	3.41%	3.59%	3.85%
Non-interest expense to average assets	3.63%	3.39%	3.39%	3.57%	3.99%	4.83%	6.29%
Efficiency ratio (2)	92.63%	84.91%	85.68%	90.91%	112.45%	130.10%	163.05%
Average interest earning assets to average interest-bearing liabilities	128.5%	124.3%	124.0%	121.6%	124.9%	131.0%	141.8%

Capital Ratios:
Average equity to average assets	9.3%	9.4%	9.3%	10.2%	9.4%	13.0%	21.0%
Equity to total assets at end of period	9.1%	9.1%	9.1%	9.2%	10.5%	11.4%	16.2%

Regulatory Capital Ratios:
Core capital (Tier 1 capital) to average assets	9.0%	9.1%	8.9%	9.6%	11.0%	11.1%	20.2%
Total risk-based capital	12.7%	12.3%	12.3%	12.8%	13.9%	14.8%	21.3%

Asset Quality Ratios:
Nonperforming loans as percent of loans	5.82%	2.03%	4.44%	1.08%	1.17%	1.64%	0.56%
Nonperforming assets as percent of total assets	5.13%	1.71%	3.45%	0.79%	0.95%	0.34%	0.44%
Allowance for loan losses as a percent of loans	1.40%	1.48%	1.51%	1.35%	1.47%	1.19%	1.30%
Allowance for loan losses as a percent of non-performing loans	20.99%	69.66%	35.71%	131.10%	126.05%	282.64%	N/A

Share:
Basic earnings (loss) per share	$0.22	$0.02	$0.05	$0.05	$(0.69)	$(0.61)	$(0.91)
Diluted earnings (loss) per share	$0.22	$0.02	$0.05	$0.05	$(0.69)	$(0.61)	$(0.91)
Book value per share	$5.70	$5.48	$5.47	$5.36	$5.23	$5.72	$6.19
Dividends per common share	$-	$-	$-	$-	$-	$-	$-

Other Data:
Number of:
Full service offices	8	8	7	7	7	7	5

(1)	Performance ratios for the nine months ended September 30, 2011 and 2010 have been annualized.
(2)	Non-interest expense divided by the sum of net interest income, the tax equivalent adjustment on tax-exempt municipal securities and other non-interest income.

MARKET PRICE AND DIVIDEND INFORMATION

BHLB common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB.”  CBT common stock is listed on the NASDAQ Capital Market under the symbol “CTBC.”  The following table lists the high and low prices per share for BHLB common stock and CBT common stock and the cash dividends declared by BHLB for the periods indicated.  CBT does not pay a cash dividend on its common stock.

	BHLB Common Stock			CBT Common Stock
	High	Low	Dividends	High	Low

Quarter Ended

March 31, 2012 (through________, 2012)
December 31, 2011
September 30, 2011	$24.14	$17.11	$0.16	$7.00	$5.40
June 30, 2011	$22.85	$20.45	$0.16	$7.43	$6.00
March 31, 2011	$22.92	$20.68	$0.16	$7.72	$5.50

December 31, 2010	$22.49	$17.90	$0.16	$6.19	$4.71
September 30, 2010	$20.94	$17.08	$0.16	$6.26	$3.62
June 30, 2010	$22.84	$16.81	$0.16	$6.61	$4.50
March 31, 2010	$20.99	$16.20	$0.16	$5.15	$3.95

You should obtain current market quotations for BHLB common stock, as the market price of BHLB common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of [Record Date], there were approximately _________ holders of record of BHLB common stock.  As of [Record Date], there were approximately _____ holders of record of CBT common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of BHLB’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of BHLB, applicable state law and government regulations and other factors deemed relevant by BHLB’s board of directors.

SPECIAL MEETING OF THE CONNECTICUT BANK AND TRUST COMPANY SHAREHOLDERS

Date, Place, Time and Purpose

CBT’s board of directors is sending you this document to request that you allow your shares of CBT to be represented at the special meeting by the persons named in the enclosed proxy card.  At the special meeting, the CBT board of directors will ask you to vote on a proposal to approve the merger agreement and a proposal regarding certain merger-related executive compensation arrangements. You may also be asked to vote to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.  The special meeting will be held at The Connecticut Bank and Trust Company, 58 State House Square, Hartford, Connecticut at [Time of Meeting], local time, on [Date of Meeting].

Who Can Vote at the Meeting

You are entitled to vote if the records of CBT showed that you held shares of CBT common stock as of the close of business on [Record Date].  As of the close of business on that date, a total of [Outstanding Shares] shares of CBT common stock were outstanding.  Each share of common stock has one vote.  If you are a beneficial owner of shares of CBT common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of CBT common stock entitled to vote is represented in person or by proxy at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares of CBT common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1:  Approval of the merger agreement.  Approval of the merger agreement will require the affirmative vote of two-thirds of the outstanding shares of CBT common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement.  Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

Proposal 2: Approval, on an advisory, non-binding basis, of certain merger-related executive compensation arrangements. Approval of certain merger-related executive compensation arrangements will require the affirmative vote of a majority of the outstanding shares of CBT common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger-related executive compensation arrangements.  Broker non-votes and abstentions from voting will have the same effect as voting against the merger-related executive compensation arrangements.

Proposal 3:  Adjourn the special meeting if necessary to permit further solicitation of proxies.  Approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement will require the affirmative vote of a majority of the outstanding shares of CBT common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the adjournment.  Broker non-votes and abstentions from voting will have the same effect as voting against the adjournment.

Shares Held by CBT Officers and Directors and by BHLB

As of [Record Date], directors and executive officers of CBT beneficially owned _________shares of CBT common stock, not including shares that may be acquired upon the exercise of stock options and warrants.  This equals ____% of the outstanding shares of CBT common stock.  The directors and executive officers of CBT have agreed to vote their shares in favor of the merger at the special meeting.  As of the same date, BHLB and its subsidiaries and its directors and executive officers owned ______ shares of CBT common stock.  This equals less than 1.0% of the total outstanding shares of CBT common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, CBT recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

CBT shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.  Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement, the approval, by a non-binding advisory vote, of certain compensation arrangements for CBT’s named executive officers in connection with the merger and the proposal to adjourn the meeting.  If you are the record holder of your shares of CBT common stock and submit your proxy without specifying a voting instruction, your shares of CBT common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.  CBT’s board of directors recommends a vote “FOR” approval of the merger agreement, “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of CBT a duly executed revocation of proxy;
•	submitting a new proxy with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

The Connecticut Bank and Trust Company
Anson C. Hall, President and Secretary
58 State House Square
Hartford, Connecticut 06103

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.  CBT does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

CBT will pay for this proxy solicitation. In addition to soliciting proxies by mail, Phoenix Advisory Partners, LLC, a proxy solicitation firm, will assist CBT in soliciting proxies for the special meeting.  CBT will pay $________ for these services.  CBT will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Additionally, directors, officers and employees of CBT may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

NO DISSENTERS’ RIGHTS

Under Connecticut law, holders of CBT common stock do not have dissenters’ rights since the common stock of CBT is traded on the Nasdaq Capital Market.

DESCRIPTION OF THE MERGER (PROPOSAL 1)

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of CBT with and into Berkshire Bank, with Berkshire Bank as the surviving entity.

Background of the Merger

As part of its ongoing oversight of CBT, management and the board of directors of CBT regularly review CBT’s strategic and financial prospects.  Management and the board of directors regularly have reviewed CBT’s prospects as an independent entity versus the alternative of merging with another institution.

In the summer of 2011, management of CBT was approached by several institutions expressing an interest in a possible combination with CBT.  Specific terms of any possible combination were not discussed. Management reported on these approaches to the board of directors of CBT.  The board of directors considered these approaches and determined to meet with Keefe, Bruyette & Woods (“KBW”), a financial advisor that CBT had retained in the past, for further discussions.

Thereafter, on July 27, 2011, KBW met with CBT’s board of directors to discuss potential merger partners and potential prices that might be achieved in a sale of control.  The board of directors discussed the process of approaching potential interested institutions and authorized KBW to approach six identified institutions to determine if they would be interested in a possible combination with CBT. These institutions were selected based on their size and geographic location, likelihood of possible interest in a combination with CBT, and ability to effectuate a combination with CBT. The terms of an engagement letter with KBW were discussed but not determined at that time.

Between July 27 and 28, 2011, KBW contacted the six identified institutions regarding a potential business combination with CBT.

On August 5, 2011, KBW sent bid instructions to the six institutions and provided access to the Round 1 virtual data room to the five institutions that entered into a confidentiality agreement with CBT.

On August 8, 2011, CBT entered into a confidentiality agreement with the sixth institution and authorized KBW to provide this party with access to the Round 1 virtual data room.

On August 26, 2011, CBT entered into a written engagement letter with KBW to act as its financial adviser for a potential sale of the company.

On August 29, 2011, Berkshire Hills Bancorp, Inc. (“BHLB”) submitted a preliminary indication of interest to CBT, indicating a willingness to pay $8.00 per CBT share.  Between August 29 and 30, 2011, five other institutions submitted preliminary indications to CBT within a range of $5.00 - $10.00.

On August 31, 2011, KBW met with CBT’s board of directors to discuss the nonbinding indications of interest from BHLB and the five other institutions.  KBW presented an overview of the six parties and a financial analysis of the proposed offers.  CBT’s board of directors voted to allow one party, Party A, the institution that had submitted the highest indicated price among the initial indications of interest , to be given access to the Round 2 virtual data room and conduct additional and on-site due diligence.

Between September 7 and 10, 2011, Party A conducted on-site due diligence on CBT.

On September 13, 2011, an institution that previously had submitted an indication of interest, Party B, submitted a revised indication of interest enhancing its proposal to acquire CBT and increasing the amount proposed merger consideration it would be willing to pay.

On September 16, 2011, Party A communicated verbally that they were no longer interested in a business combination with CBT.  CBT’s board of directors then determined to allow Party B to conduct additional and on-site due diligence and authorized KBW to provide Party B with access to the Round 2 virtual data room.

Between September 20 and 22, 2011, Party B conducted on-site due diligence on CBT.

On September 29, 2011, Party B revised its indication of interest again and reduced the amount of the proposed merger consideration it would be willing to pay.

On October 3, 2011, CBT authorized KBW to provide BHLB with access to the Round 2 virtual data room.

On October 4, 2011, CBT authorized KBW to provide another institution that previously had submitted an initial indication of interest on August 30, 2011 at a price of $8.30 per share, Party C, with access to the Round 2 virtual data room.

Between October 4 and 5, 2011, BHLB conducted on-site due diligence on CBT.

Between October 6 and 7, 2011, Party C conducted on-site due diligence on CBT.

On October 12, 2011, BHLB submitted a revised indication of interest to CBT, indicating its willingness to acquire all of the outstanding shares of common stock of CBT through one of three alternatives, to be selected at the discretion of CBT’s board.  Alternative 1 indicated a willingness to pay $8.25 per CBT share with 100% of the consideration paid in cash.  Alternative 2 indicated a willingness to pay a mixed consideration of 25% cash and 75% stock with $8.25 per share for the cash consideration and a fixed exchange ratio of 0.3810x for the stock consideration.  Alternative 3 indicated a willingness to pay a mixed consideration of 25% cash and 75% stock with $8.25 per share for the cash consideration and the following exchange ratio for the stock consideration: (1) If BHLB’s stock price is between $18.50 and $22.50, the exchange ratio will float such that the value is fixed at $8.00 per share, (2) if BHLB’s stock price is below $18.50, the exchange ratio will be fixed at 0.4324 and (3) if BHLB’s stock price is above $22.50, the exchange ratio will be fixed at 0.3556.  Based on BHLB’s stock price of $20.10 on October 11, 2011, the value of Alternative 1, 2 and 3 to CBT shareholders was $8.25, $7.81 and $8.06, respectively.

On October 12, 2011, Party C submitted a revised indication of interest to acquire CBT.

On October 17, 2011, KBW met with CBT’s board of directors to discuss the revised indications of interest from BHLB and Party C and presented updated overview materials about the competing parties, including an analysis of the financial condition of BHLB, the recent acquisition history of BHLB and the strength of BHLB’s currency.   After consideration of such information and the ability of the potential acquirors to consummate a merger transaction and successfully integrate a merger, CBT’s board voted to proceed with a transaction with BHLB under Alternative 1.  CBT’s chief executive officer communicated this decision to the chief executive officer of BHLB.

On October 17, 2011, BHLB verbally communicated a final indication of interest to CBT, indicating a willingness only to pay a mixed consideration of 30% cash and 70% stock with $8.25 per share for the cash consideration and a fixed exchange ratio of 0.3810x for the stock consideration.  The previous Alternatives 1 and 3 were withdrawn from consideration by BHLB.  Based on BHLB’s closing stock price of $19.68 on October 17, 2011, the value of the merger consideration offered by BHLB was $7.72 for each share of CBT stock.  CBT’s board of directors voted to proceed with negotiations with BHLB.

On October 17, 18 and 20, 2011 CBT conducted reverse due diligence on BHLB.

From October 14 to October 23, 2011, CBT and its advisors received, reviewed and negotiated the terms of the Agreement and Plan of Merger and related documents with BHLB and its advisors.

On October 24, 2011, the CBT board of directors met to review presentations by its legal counsel, Day Pitney LLP, and by KBW, which included, among other matters, commercial, financial and corporate information on BHLB and CBT, each entity’s historical stock price and performance, and valuation methodologies and analyses of the consideration offered by BHLB.  Following the presentations, the board of directors engaged in discussions about the proposed transaction, the proposed merger agreement and other transaction documents and the effect of the transaction on the customers and employees of CBT.  Members of the board of directors asked questions of CBT’s outside legal and financial advisors about the proposed transaction and their fiduciary duties to shareholders.  After further reviewing the consideration per share offered by BHLB and after giving consideration to the other factors described under “—CBT’s Reasons for the Merger”, the members of the board of directors of CBT unanimously voted to approve the merger agreement.

The transaction was announced after the close of the stock markets on the afternoon of October 25, 2011.

See “—Opinion of CBT’s Financial Advisor” for a description of the fees KBW will receive for its services to CBT in connection with the merger.

CBT’s Reasons for the Merger

In reaching its decision to approve the merger agreement and recommend their approval to shareholders, the Board of Directors of CBT consulted with senior management, its legal counsel, Day Pitney LLP, its financial advisor, KBW, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•
the business strategy and strategic plan of CBT, its prospects for the future, projected financial results, and expectations relating to  the proposed merger, based on discussions with management of CBT;

•
a review of the risks and prospects of CBT remaining  independent, including the challenges to maintaining a small community bank in the prevailing financial and regulatory climate versus aligning CBT with a well capitalized, well run larger organization;

•
a review of the historical financial statements and condition of CBT and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance  sheets of CBT;

•	the form and amount of the merger consideration;

•
the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of CBT, including depository institutions that had expressed an interest in acquiring a depository institution such as CBT;

•	the ability of BHLB to pay the merger consideration and the strength and recent performance of the BHLB’s currency;

•
the ability of BHLB to execute a merger transaction from a financial and regulatory perspective and its recent history of being able to successfully integrate merged institutions into its existing franchise;

•	the geographic fit and increased customer convenience of the branch networks of CBT;

•	the anticipated effect of the acquisition on CBT’s employees (including the fact that BHLB anticipates offering employment to many of the employees of CBT, following the consummation of the merger);

•	the effect on CBT’s customers and the communities served by CBT;

•
the terms of the merger agreement, including the representations and warranties of the parties, the covenants, the consideration, the benefits to CBT’s employees, the circumstances under which the CBT board of directors may consider a superior proposal, and the absence of burdensome contingencies in the merger agreement;

•	the increased legal lending limit available to borrowers by reason of the merger;

•	the likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions; and

•
the long-term and short term interests of CBT and its shareholders, the interests of the employees, customers, creditors and suppliers of CBT, and community and societal considerations including those of the communities in which CBT maintains offices.

Based on the factors described above, the board of directors of CBT determined that the merger with BHLB would be advisable and in the best interests of CBT shareholders and other constituencies and unanimously approved the merger agreement.

Opinion of CBT’s Financial Advisor

In July 2011, CBT engaged KBW to render financial advisory and investment banking services to CBT.  KBW agreed to assist CBT in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger with BHLB, to the shareholders of CBT. CBT selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CBT and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the CBT board held on October 24, 2011, at which the CBT board evaluated the proposed merger with BHLB. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to CBT shareholders in the merger was fair, from a financial point of view.  The CBT board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference.  CBT shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.  The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion.  The opinion is directed to the CBT board and addresses only the fairness, from a financial point of view, of the consideration offered to the CBT shareholders.  It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any CBT shareholder as to how the shareholder should vote at the CBT special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;
•	Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ending December 31, 2010 of CBT and BHLB;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of CBT and BHLB and certain other communications from CBT and BHLB to their respective shareholders; and
•	other financial information concerning the businesses and operations of CBT and BHLB furnished to KBW by CBT and BHLB for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management of CBT and BHLB regarding past and current business operations, regulatory relations, financial condition, future prospects of their respective companies, and other matters KBW deemed relevant, including the pro forma impact on BHLB of the recently completed acquisition of Legacy Bancorp, Inc. by BHLB.

In addition, KBW compared certain financial and stock market information for CBT and BHLB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at our opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to them or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy.  KBW relied upon the management of CBT and BHLB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements.  KBW relied upon the assessments of CBT and its legal, tax and accounting advisors with respect to such matters.  KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for CBT and BHLB are adequate to cover those losses.  KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of CBT or BHLB, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by CBT’s and BHLB’s senior management teams. CBT and BHLB do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger.  As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.  KBW’s opinion is not an expression of an opinion as to the prices at which shares of CBT common stock or shares of BHLB common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, CBT and BHLB.  Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.  In addition, the KBW opinion was among several factors taken into consideration by the CBT board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the CBT board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the CBT board on October 24, 2011, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the CBT board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value per share, of CBT not owned by CBT or BHLB or by any of their respective wholly-owned subsidiaries other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be converted into the right to receive either 0.3810 shares of common stock, par value $0.01 per share, of BHLB or $8.25 in cash.  Based on BHLB’s closing price on October 21, 2011, of $20.59, the merger consideration represented a price of $7.97 per share to CBT’s shareholders.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CBT to the following publicly traded banks headquartered in New England with total assets between $100 million and $750 million. Companies included in this group were:

Centrix Bank & Trust	Hampshire First Bank
New England Bancshares, Inc.	Middlebury National Corporation
Patriot National Bancorp, Inc.	Connecticut River Bancorp, Inc.
Northeast Bancorp	Grand Bank Corporation
Salisbury Bancorp, Inc.	Peoples Trust Company of St. Albans
Katahdin Bankshares Corporation	First Suffield Financial, Inc.
Union Bankshares, Inc.	Rockport National Bancorp, Inc.
Community Bancorp.	Central Financial Corporation
BNC Financial Group, Inc.	Southern Connecticut Bancorp, Inc.
Ledyard Financial Group, Inc.	Damariscotta Bankshares, Inc.
SBT Bancorp, Inc.	Island Bancorp, Inc.
Citizens National Bancorp

Using publicly available information, KBW compared the financial performance, financial condition, and market performance of BHLB to the following publicly traded banks and thrifts headquartered in New England and Upstate New York with total assets between $2.0 billion and $8.0 billion.  Companies included in this group were:

Community Bank System, Inc. Boston Private Financial Holdings, Inc. NBT Bancorp Inc. Independent Bank Corp. TrustCo Bank Corp NY Tompkins Financial Corporation	Brookline Bancorp, Inc. Washington Trust Bancorp, Inc. Century Bancorp, Inc. Camden National Corporation Financial Institutions, Inc.

To perform this analysis, KBW used financial information as of the three month period ended September 30, 2011 or the three month period ended June 30, 2011 based on the most recent available.  Market price information was as of October 21, 2011.  Earnings estimates for 2012 and 2013 were taken from a nationally recognized earnings estimate consolidator for selected companies.  Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CBT’s and BHLB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning CBT’s and BHLB’s financial condition:

	CBT	CBT Group Minimum	CBT Group Maximum
Core Return on Average Assets (1)	0.12%	(3.08)%	1.11%
Core Return on Average Equity (1)	1.30%	(36.90)%	14.00%
Net Interest Margin	3.73%	3.16%	4.58%
Efficiency Ratio	93.60%	56.80%	133.50%

	BHLB	BHLB Group Minimum	BHLB Group Maximum
Core Return on Average Assets (1)	0.66%	0.61%	1.29%
Core Return on Average Equity (1)	4.70%	5.80%	13.20%
Net Interest Margin	3.51%	2.17%	4.12%
Efficiency Ratio	65.40%	51.3%	72.40%

	CBT	CBT Group Minimum	CBT Group Maximum
Tangible Common Equity / Tangible Assets	7.31%	4.83%	13.33%
Total Capital Ratio	12.70%	11.97%	23.15%
Loan Loss Reserve / Loans	1.53%	0.14%	2.82%
Nonperforming Assets / Loans + OREO	5.02%	0.31%	9.95%
Net Charge-Offs / Average Loans	0.16%	(0.05)%	1.94%

	BHLB		BHLB Group Minimum	BHLB Group Maximum
Tangible Common Equity / Tangible Assets	8.32	% (2)	5.66%	14.66%
Total Capital Ratio	11.25	% (3)	12.52%	17.88%
Loan Loss Reserve / Loans	1.30%		1.19%	2.24%
Nonperforming Assets / Loans + OREO	0.68%		0.63%	2.55%
Net Charge-Offs / Average Loans	0.24%		(0.06)%	0.60%

(1) Core income defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income from investment securities and nonrecurring items.
(2) 8.27% pro forma for Legacy Bancorp, Inc. transaction
(3) 11.00% pro forma for Legacy Bancorp, Inc. transaction

KBW’s analysis showed the following concerning CBT’s and BHLB’s market performance:

	CBT		CBT Group Minimum		CBT Group Maximum
Stock Price / Book Value per Share	1.08	x	0.38	x	2.02	x
Stock Price / Tangible Book Value per Share	1.08	x	0.38	x	2.27	x
Stock Price / Last Twelve Months EPS	38.6	x	2.68	x	25.00	x
Dividend Yield	0.0%		0.0%		5.9%
Last Twelve Months Dividend Payout Ratio	0.0%		0.0%		91.7%

	BHLB		BHLB Group Minimum		BHLB Group Maximum
Stock Price / Book Value per Share	0.77x	(1)	0.92	x	1.47	x
Stock Price / Tangible Book Value per Share	1.36x	(2)	0.93	x	2.57	x
Stock Price / 2012 EPS (3)	10.8	x	9.4	x	14.1	x
Stock Price / 2013 EPS (3)	9.5	x	8.6	x	11.9	x
Dividend Yield	3.3%		0.6%		5.4%
2012 Dividend Payout Ratio	35.6%		8.0%		62.5%

(1) 0.79x pro forma for Legacy Bancorp, Inc. acquisition
(2) 1.40x pro forma for Legacy Bancorp, Inc. acquisition
(3) Estimates per First Call consensus estimates

Recent Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in New England that were announced after January 1, 2009, with announced aggregate transaction values less than $500 million. The transactions included in the groups were:

Acquiror	Acquiree

Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
People’s United Financial, Inc.	Danvers Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
Brookline Bancorp, Inc.	First Ipswich Bancorp
Liberty Bank	Connecticut River Community Bank
People’s United Financial, Inc.	LSB Corporation
Eastern Bank Corporation	Wainwright Bank & Trust Company
Union Savings Bank	First Litchfield Financial Corporation
United Financial Bancorp, Inc.	CNB Financial Corp.
Danvers Bancorp, Inc.	Beverly National Corporation
New England Bancshares, Inc.	Apple Valley Bank & Trust Company

Transaction multiples for the merger were derived from an offer price of $7.97 per share for CBT. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•
tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	market premium based on the closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	BHLB / CBT Merger	Recent Transactions Minimum	Recent Transactions Maximum

Tangible Book Value	139%	111%	200%
Core Deposit Premium	4.7%	1.3%	14.1%
Market Premium (1)	28.9%	3.1%	260.0%

(1) Based on CBT closing price of $6.18 on October 21, 2011

No company or transaction used as a comparison in the above analysis is identical to CBT, BHLB or the merger.  Accordingly, an analysis of these results is not mathematical.  Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis. KBW analyzed the relative contribution of BHLB and CBT to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans held for investment, deposits, tangible common equity, last twelve months net income and market capitalization. KBW compared the relative contribution of balance sheet for the period ending June 30, 2011, which did not include any estimated purchase accounting adjustments, and income statement items with the estimated pro forma ownership for CBT based on 70% of CBT shares exchanged for 0.3810 BHLB shares and 30% of CBT shares exchanged for $8.25 in cash. The results of KBW’s analysis are set forth in the following table:

	BHLB	CBT

Assets	93%	7%
Gross Loans Held for Investment	93%	7%
Deposits	93%	7%
Tangible Common Equity	94%	6%
Last Twelve Months Net Income	95%	5%
Market Capitalization	95%	5%
Ownership at 70% stock / 30% cash	95%	5%

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of CBT and BHLB.  Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of BHLB. In the course of this analysis, KBW used earnings estimates for BHLB for 2012 and 2013 from a nationally recognized earnings estimate consolidator and used earnings estimates for CBT for 2012 and 2013 based on discussions with BHLB management.  This analysis indicated that the merger is expected to be accretive to BHLB’s estimated earnings per share in 2012 and 2013.  The analysis also indicated that the merger is expected to be dilutive to book value per share and dilutive to tangible book value per share for BHLB and that BHLB would maintain well capitalized capital ratios.  For all of the above analyses, the actual results achieved by BHLB following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that CBT could provide to equity holders through 2016 on a stand-alone basis.  In performing this analysis, KBW used earnings estimates for CBT for 2011-2015 and a growth rate of 5.0% thereafter, from Company management, and assumed discount rates ranging from 10.0% to 14.0%.  The range of values was determined by adding (1) the present value of projected cash flows to CBT shareholders from 2011 to 2016 and (2) the present value of the terminal value of CBT’s common stock.  In determining cash flows available to shareholders, KBW assumed balance sheet growth per CBT management and assumed that CBT would maintain a tangible common equity / tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level.  Any earnings in excess of what would need to be retained represented dividendable cash flows for CBT.  In calculating the terminal value of CBT, KBW applied multiples ranging from 10.0 times to 14.0 times 2016 forecasted earnings.  This resulted in a range of values of CBT from $3.69 to $5.73 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates.  The analysis did not purport to be indicative of the actual values or expected values of CBT.

The CBT board retained KBW as financial adviser to CBT regarding the merger.  As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, CBT and BHLB.  As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of CBT and BHLB for KBW’s own account and for the accounts of its customers.

CBT and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. CBT paid KBW a cash fee of $125,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction.  Additionally, CBT has agreed to pay to KBW at the time of closing of the Transaction a cash fee (“Contingent Fee”) equal to $500,000.  The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee.  Pursuant to the KBW engagement agreement, CBT also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to CBT, KBW has not received compensation for investment banking services from neither CBT nor BHLB.

Consideration to be Received in the Merger

When the merger becomes effective, each share of CBT common stock issued and outstanding immediately before the completion of the merger will automatically be converted into the right to receive, at the holder’s election, either (a) $8.25 in cash without interest or (b) 0.3810 shares of BHLB common stock and cash instead of fractional shares, subject to the allocation restrictions discussed below.

Although shareholders of CBT are being given the choice of whether to receive cash or BHLB common stock in exchange for their shares of CBT common stock, all cash and stock elections will be subject to the allocation and proration procedures as well as other provisions in the merger agreement such that the aggregate merger consideration to be paid by BHLB will be in the form of 70% BHLB common stock and 30% in cash.

If BHLB declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of BHLB common stock prior to the effective time of the merger, then the exchange ratio will be adjusted to provide CBT shareholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

CBT shareholders will not receive fractional shares of BHLB common stock. Instead, CBT shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of BHLB common stock to which such shareholder is entitled multiplied by (ii) the average of the daily closing sales price of BHLB common stock for the five consecutive trading days immediately preceding the closing date of the merger.

Treatment of CBT Stock Options

At the effective time of the merger, each option to purchase shares of CBT common stock granted under CBT’s stock option plans that is outstanding, whether or not vested or exercisable, immediately before the closing of the merger will cease to represent a right to acquire shares of CBT common stock and be terminated and the holder of the stock option shall receive an amount of cash determined by multiplying (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable per share exercise price of that option or (B) $1.00 by (ii) the number of shares of CBT common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time.

Treatment of CBT Founders Warrants

At the effective time of the merger, each warrant previously granted to the founders of CBT, whether or not vested or exercisable, will cease to represent a right to acquire shares of CBT common stock and be terminated and the holder of the warrant shall receive an amount of cash determined by multiplying (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable per share exercise price of that warrant or (B) $1.00 by (ii) the number of shares of CBT common stock that the holder could have purchased with the warrant if the holder had exercised the warrant immediately prior to the effective time.

Treatment of CBT Series A Preferred Stock and Related Warrant

Immediately prior to the effective time of the merger, BHLB will purchase, or cause CBT to repurchase or redeem, each outstanding shares of CBT’s Senior Preferred Stock, Series A (the “CBT Series A Preferred Stock”) issued to the United States Department of the Treasury (the “TARP Purchase”).  There are 5,448 outstanding shares of CBT Series A Preferred Stock.  In addition, BHLB may purchase the warrant to purchase up to 175,742 shares of CBT common stock at an exercise price of $4.65 per share issued by CBT on December 19, 2008 to the United States Department of the Treasury (the “CBT Treasury Warrant”) in connection with the issuance of the CBT Series A Preferred Stock (the “Warrant Purchase”).  If the Warrant Purchase is consummated prior to the effective time of the merger, the CBT Warrant will be cancelled and cease to exist at that time.  If Berkshire Hills and the United States Department of the Treasury (“Treasury”) cannot agree upon a price for BHLB to purchase the CBT Treasury Warrant and, therefore, the Warrant Purchase is not consummated prior to the effective time of the merger, then the CBT Treasury Warrant shall, by virtue of the merger and without any action on the part of any person, cease to be a warrant to purchase CBT Common Stock and will be converted automatically into a warrant to purchase BHLB Common Stock (the “BHLB Warrant”) in accordance with the terms of the CBT Treasury Warrant, and BHLB will assume such warrant subject to its terms; provided, however, that after the effective time:

(i)the number of shares of BHLB common stock purchasable upon exercise of the BHLB Warrant will equal the product (x) the number of shares of CBT common stock that were purchasable pursuant to the CBT Treasury Warrant immediately before the effective time and (y) the exchange ratio rounded to the nearest one-hundredth (1/100th) of a share; and

(ii)the per share exercise price for the BHLB Warrant will equal the quotient of (x) the per share exercise price of the CBT Treasury Warrant in effect immediately before the effective time and (y) the exchange ratio, rounded to the nearest one-tenth (1/10th) of a cent.

Cash or Stock Election

Under the terms of the merger agreement, CBT shareholders may elect to convert their shares into cash, BHLB common stock or a mixture of cash and BHLB common stock.  All elections of CBT shareholders are further subject to the allocation and proration procedures described in the merger agreement.  These procedures provide that 70% of the outstanding shares will be converted into BHLB common stock at a fixed exchange ratio of 0.3810 BHLB common stock and the remaining 30% of the outstanding CBT shares will be exchanged for cash in the amount of $8.25 per CBT share.  Neither BHLB nor CBT is making any recommendation as to whether CBT shareholders should participate in or elect to receive cash or BHLB common stock in the merger, and no officer, employee or director of CBT or  BHLB is authorized to make such a recommendation.  Holders of CBT common stock must make their own decisions with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement.  As a result, the merger agreement describes procedures to be followed if CBT shareholders in the aggregate elect to receive more or less of the BHLB common stock than BHLB has agreed to issue. These procedures are summarized below.

•
If Stock Is Oversubscribed:  If CBT shareholders elect to receive more BHLB common stock than BHLB has agreed to issue in the merger, then all CBT shareholders who have elected to receive cash or who have made no election will receive cash for their CBT shares and all shareholders who elected to receive BHLB common stock will receive a pro rata portion of the available BHLB shares plus cash for those shares not converted into BHLB common stock.

•
If Stock Is Undersubscribed: If CBT shareholders elect to receive fewer shares of BHLB common stock than BHLB has agreed to issue in the merger, then all CBT shareholders who have elected to receive BHLB common stock will receive BHLB common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•
If the number of shares held by CBT shareholders who have made no election is sufficient to make up the shortfall in the number of BHLB shares that BHLB is required to issue, then all CBT shareholders who elected cash will receive cash and those shareholders who made no election will receive both cash and BHLB common stock in whatever proportion is necessary to make up the shortfall.

•
If the number of shares held by CBT shareholders who have made no election is insufficient to make up the shortfall, then all CBT shareholders who made no election will receive BHLB common stock and those CBT shareholders who elected to receive cash will receive cash and BHLB common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Material Tax Consequences of the Merger,” it may be necessary for BHLB to reduce the number of shares of CBT common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of CBT common stock that will be converted into BHLB common stock.  If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of BHLB common stock than they otherwise would have received.

No guarantee can be made that CBT shareholders will receive the amounts of cash and/or stock they elect.  As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, CBT shareholders may receive BHLB common stock or cash in amounts that vary from the amounts they elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form will be provided under separate cover to holders of shares of CBT common stock.  Each election form entitles the holder of the CBT common stock to elect to receive cash, BHLB common stock, or a combination of cash and stock, or make no election with respect to the merger consideration he or she wishes to receive.

To make an effective election, CBT shareholders must submit a properly completed election form, along with their CBT stock certificates representing all shares of CBT common stock covered by the election form (or an appropriate guarantee of delivery), to Registrar and Transfer Company on or before 5:00 p.m., Eastern Time, on the date specified on the election form.  Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of CBT stock certificates for cash and/or BHLB common stock.  The exchange agent will allocate cash and stock among CBT shareholders, consistent with their elections and the allocation and proration procedures.  If CBT shareholders do not submit an election form, CBT shareholders will receive instructions from the exchange agent on where to surrender their CBT stock certificates after the merger is completed.  In any event, CBT shareholders should not forward their CBT stock certificates with their proxy cards.

CBT shareholders may change their election at any time before the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent before the election deadline or by withdrawal of their stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated.  If CBT shareholders have a preference for receiving either BHLB stock and/or cash for their CBT stock, they should complete and return the election form.  If CBT shareholders do not make an election, they will be allocated BHLB common stock and/or cash depending on the elections made by other shareholders.

Neither BHLB nor CBT makes any recommendation as to whether CBT shareholders should elect to receive cash, stock or a combination of cash and stock in the merger.  CBT shareholders must make their own decision with respect to their election.  Generally, the merger will be a tax-free transaction for CBT shareholders to the extent they receive BHLB common stock.  See “—Material Tax Consequences of the Merger.”

If certificates for CBT common stock are not immediately available or CBT shareholders are unable to send the election form and other required documents to the exchange agent before the election deadline, CBT shares may be properly exchanged, and an election will be effective, if:

•
such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•
the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•
the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged CBT shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

CBT shareholders who do not submit a properly completed election form or revoke their election form before the election deadline and do not submit a new properly completed election form before the election deadline will have their shares of CBT common stock designated as non-election shares.  CBT stock certificates represented by elections that have been revoked will be promptly returned without charge to the CBT shareholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to CBT shareholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their CBT common stock certificates for the merger consideration.  Until CBT shareholders surrender their CBT stock certificates for exchange after completion of the merger, CBT shareholders will not be paid dividends or other distributions declared after the merger with respect to any BHLB common stock into which their CBT shares have been converted.  When CBT shareholders surrender their CBT stock certificates, BHLB will pay any unpaid dividends or other distributions, without interest.  After the completion of the merger, there will be no further transfers of CBT common stock.  CBT stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If their CBT stock certificates have been either lost, stolen or destroyed, CBT shareholders will have to prove their ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for their shares.  The election form includes instructions on how to provide evidence of ownership.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger will be accounted for pursuant to accounting standards for business combinations. The result of this is that the recorded assets and liabilities of BHLB will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of CBT will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired.  To the extent that the purchase price, consisting of cash plus the number of shares of BHLB common stock to be issued to former CBT shareholders and option and warrant holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of CBT at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually.  Identified intangibles will be amortized over their estimated lives.  Further, the accounting standards in the operating results of CBT will be included in the operating results of BHLB beginning from the date of completion of the merger.

Material Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of CBT common stock who surrenders all of the shareholder’s common stock for shares of BHLB common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not cover all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of CBT common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of CBT common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of CBT common stock through, partnerships or other pass-through entities, or persons who acquired their shares of CBT common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

CBT shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions.  It is a condition to the obligations of BHLB and CBT that BHLB receive an opinion by Luse Gorman Pomerenk & Schick and that CBT receive an opinion by Day Pitney LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. BHLB and CBT both expect to be able to obtain the tax opinions if, as expected:

•	BHLB and CBT are able to deliver customary representations to BHLB’s and CBT’s respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both BHLB and CBT to waive the condition that tax opinions be delivered by Luse Gorman Pomerenk & Schick and Day Pitney LLP, neither party currently anticipates doing so.  However, if this condition were waived, CBT would re-solicit the approval of its shareholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Luse Gorman Pomerenk & Schick has delivered its opinion to BHLB, dated as of the date of this proxy statement/prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  A form of the Luse Gorman Pomerenk & Schick opinion has been filed as Exhibit 8.1 to the registration statement.   Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of BHLB and CBT, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for BHLB Common Stock.  No gain or loss will be recognized by a CBT shareholder who receives solely shares of BHLB common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of CBT common stock. The tax basis of the shares of BHLB common stock received by a CBT shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of BHLB common stock, as discussed below) to the basis of the CBT common stock surrendered in exchange for the BHLB common stock.  If a CBT shareholder purchased or acquired CBT common stock on different dates or at different prices, then solely for purposes of determining the basis of the BHLB common stock received in the merger, such shareholder may designate which share of BHLB common stock is received in exchange for each particular share of CBT common stock.  The designation must be made on or before the date on which the BHLB common stock is received.  For shares held through a broker, the designation is made by giving written notice to the broker.  For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder’s records.  The holding period of the BHLB common stock received will include the holding period of shares of CBT common stock surrendered in exchange for the BHLB common stock, provided that such shares were held as capital assets of the CBT shareholder at the effective time of the merger.

Exchange Solely for Cash.  A CBT shareholder who receives solely cash in exchange for all of his or her shares of CBT common stock (and is not treated as constructively owning BHLB common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the CBT common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the CBT shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the CBT shareholder’s holding period is more than one year.  The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for BHLB Common Stock and Cash.  A CBT shareholder who receives a combination of BHLB common stock and cash in exchange for his or her CBT common stock will not be permitted to recognize any loss for federal income tax purposes.  Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a CBT shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of BHLB common stock received exceeds (b) the shareholders’ basis in the CBT common stock to be surrendered in the exchange for the cash and BHLB common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of BHLB common stock received by such CBT shareholder will be the same as the basis of the shares of CBT common stock surrendered in exchange for the shares of BHLB common stock, plus any gain recognized by such shareholder in the merger, and minus any cash received by the shareholder in the merger.  If a CBT shareholder purchased or acquired CBT common stock on different dates or at different prices, then solely for purposes of determining the basis of the BHLB common stock received in the merger, such shareholder may designate which share of BHLB common stock is received in exchange for each particular share of CBT common stock.  The designation must be made on or before the date on which the BHLB common stock is received.  For shares held through a broker, the designation is made by giving written notice to the broker.  For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder’s records.  The holding period for shares of BHLB common stock received by such CBT shareholder will include such shareholder’s holding period for the CBT common stock surrendered in exchange for the BHLB common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A CBT shareholder’s federal income tax consequences will also depend on whether his or her shares of CBT common stock were purchased at different times at different prices. If they were, the CBT shareholder could realize gain with respect to some of the shares of CBT common stock and loss with respect to other shares.  Such CBT shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the BHLB common stock received, but could not recognize loss with respect to those shares in which the CBT shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the BHLB common stock received. Any disallowed loss would be included in the adjusted basis of the BHLB common stock.  Such a CBT shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment.  In certain circumstances, a CBT shareholder who receives solely cash or a combination of cash and BHLB common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.”  The determination of whether a cash payment has such effect is based on a comparison of the CBT shareholder’s proportionate interest in BHLB after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely BHLB common stock in the merger.  This could happen because of your purchase (or the purchase by a family member) of additional BHLB common stock or a repurchase of shares by BHLB.  For purposes of this comparison, the CBT shareholder may be deemed to constructively own shares of BHLB common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of BHLB common stock.  The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of CBT at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger.  Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each CBT shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.  The maximum federal income tax rate applicable to dividends is 15% for 2011.

Cash in Lieu of Fractional Shares. A CBT shareholder who holds CBT common stock as a capital asset and who receives in the merger, in exchange for such stock, solely BHLB common stock and cash in lieu of a fractional share interest in BHLB common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a CBT shareholder is entitled pursuant to the merger, unless the CBT shareholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the CBT shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities.  No gain or loss will be recognized by BHLB or CBT as a result of the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities, and the expiration of any applicable statutory waiting periods, without any term or condition that would have a material adverse effect on BHLB.  BHLB and CBT have agreed to use their reasonable best efforts to obtain all the required regulatory approvals.  These include approval from the various federal and state regulatory authorities.  Applications for such approvals will be filed in December 2011.

The merger is subject to approval by the Connecticut Department of Banking, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation and the Federal Deposit Insurance Corporation.

The Connecticut Department of Banking will consider such factors as the financial condition, competence, experience and integrity of the acquirer and whether benefits to the public are outweighed by possible adverse effects including undue concentration of resources and decreased or unfair competition.

The merger is also subject to approval by the Massachusetts Commissioner of Banks under the bank merger provisions of the Massachusetts General Laws. The bank merger cannot be completed until arrangements have been made satisfactory to the Massachusetts Depositors Insurance Fund, which insures the deposits of Massachusetts-chartered savings banks in excess of the Federal Deposit Insurance Corporation deposit insurance limits.  The Depositors Insurance Fund informed the Massachusetts Commissioner of Banks in a letter dated ___________, 2011 that arrangements satisfactory to the Depositors Insurance Fund had been made in connection with the bank merger.

The Massachusetts Board of Bank Incorporation will base its decision to approve the merger on whether or not competition among banking institutions will be unreasonably affected and whether or not public convenience and advantage will be promoted by the merger.  The Massachusetts Board of Bank Incorporation is expected to hold a public hearing as part of its consideration of the merger.

The merger is subject to the approval by the Federal Deposit Insurance Corporation under the Bank Merger Act.  In granting its approval under the Bank Merger Act, the Federal Deposit Insurance Corporation must consider the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.  While BHLB and CBT believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of either the State of Massachusetts or the State of Connecticut will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The purchase or redemption of the CBT Series A Preferred Stock requires the approval and cooperation of Treasury, in addition to the approval of the Federal Reserve Board (the “FRB”).  In order to request a purchase or redemption from Treasury of the CBT Series A Preferred Stock and, if so desired, the CBT Treasury Warrant, CBT and BHLB must notify Treasury and the FRB of the intent to purchase or redeem, as the case may be.  After receiving such notice from CBT and BHLB, Treasury and the FRB will consult concerning the request.  When all consultations among the regulatory agencies have been completed, Treasury and the FRB will advise CBT and BHLB concerning the completion of the purchase or redemption request.  If BHLB elects to purchase the CBT Treasury Warrant from Treasury (or to fund the repurchase of the warrant by CBT), BHLB or CBT, as the case may be, must hire an independent advisor to value the warrant in accordance with standard industry practices and present the offer to Treasury, which will independently calculate its own determination of fair market value using a process which includes a third party input.  If those values differ, then Treasury and BHLB or CBT, as the case may be, will follow a process defined in Section 4.9 of the Securities Purchase Agreement, dated December 19, 2008, entered into between CBT and Treasury in connection with Treasury’s purchase of the CBT Series A Preferred Stock.

The merger cannot proceed in the absence of the requisite regulatory approvals.  See “Description of the Merger—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.”  There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval.  There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting CBT common stock to BHLB common stock.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership.  On the record date for the CBT special meeting, CBT’s directors and officers beneficially owned, in the aggregate, _______ shares of CBT’s common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately ____% of the outstanding shares of CBT common stock.

As described below, certain of CBT’s officers and directors have interests in the merger that are in addition to, or different from, the interests of CBT’s shareholders generally. CBT’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.  These interests represent an aggregate amount of approximately $1.39 million (excluding amounts already vested under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors) and include the following agreements.

Offer Letter for David A. Lentini.  BHLB presented an offer letter to David A. Lentini on October 25, 2011.  The offer letter provides that Mr. Lentini will serve BHLB as Regional Leader of the Connecticut Bank Region and report directly to the President and Chief Executive Officer.  Mr. Lentini will receive a base salary of $200,000, a restricted stock award grant with a value of $50,000, with a one year vesting period to be made within two weeks of Mr. Lentini’s hire date, and certain benefits including a country club membership with a maximum value of $12,000 per year and an automobile allowance of $12,000 per year.  It is expected that Mr. Lentini’s employment with BHLB will end on December 31, 2013, unless the parties agree to an earlier termination date; however, the parties expect that Mr. Lentini’s term of employment will not be less than one year.

Settlement Agreements.  Prior to the effective time of the merger, BHLB and CBT will enter into settlement agreements (“Settlement Agreements”) with David A. Lentini and Anson C. Hall in order to quantify and settle the benefits that may be owed to the executives under the following employment agreements maintained by CBT: (i) an Employment Agreement between CBT and David A. Lentini, effective as of August 23, 2010; and (ii) an Employment Agreement between CBT and Anson C. Hall, effective as of March 1, 2010.

In accordance with the form of their respective Settlement Agreements, which will be entered into prior to the closing date of the merger, the employment agreements for Messrs. Lentini and Hall will be terminated, effective as of the closing date of the merger, and in lieu of any payments or benefits under such employment agreements, the executives will be entitled to the payments, if any, as set forth in the Settlement Agreements.  If no regulatory limitations apply, CBT or Berkshire Bank will pay lump sum cash severance payments to Messrs. Lentini and Hall in the amount of approximately $668,000 and $505,000, respectively, less tax withholding.

Cash Payment for Outstanding Options.  Under the terms of the merger agreement, outstanding CBT stock options, whether or not vested, will be terminated with a payment to the holder of the option of an amount of cash equal to (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable exercise per share price of that option or (B) $1.00, multiplied by (ii) the number of shares of CBT common stock that the holder could have purchased with the option if the holder had exercised the option immediately prior to the effective time.  Outstanding CBT stock options may be exercised during the pendency of the merger.  Assuming the value of the merger consideration is $8.25, Messrs. Lentini, Hall and Fulton, who hold 30,000, 20,000 and 15,000 stock options, respectively, will receive a cash payment of $30,000, $20,000 and $15,000, respectively, upon termination of the stock options; however, if the merger consideration exceeds the respective exercise prices of their stock options by more than $1.00, Messrs. Lentini, Hall and Fulton will receive a higher cash payment upon termination of such stock options.

Cash Payment for Outstanding Warrants.  Under the terms of the merger agreement, outstanding CBT stock warrants (other than the CBT Treasury Warrant), whether or not vested, will be terminated with a payment to the holder of the warrant of an amount of cash equal to (i) the greater of (A) the excess, if any, of the merger consideration, determined as of the day before the closing date, over the applicable exercise per share price of that warrant or (B) $1.00, multiplied by (ii) the number of shares of CBT common stock that the holder could have purchased with the warrant if the holder had exercised the warrant immediately prior to the effective time.  Messrs. Lentini and Hall, who each hold 5,000 stock warrants respectively, will receive a cash payment of $5,000 and $5,000, respectively, upon termination of the warrant; however, if the merger consideration exceeds $11.00, Messrs. Lentini and Hall will receive a higher cash payment.  Mr. Fulton does not hold any stock warrants.  Assuming the value of the merger consideration is $8.25, non-employee directors Auriemma, Giorgio, Green, Kerensky, Krapek, Rusconi, Schulz, Smith and Watkins will each receive $5,000 in cash upon the termination of 5,000 warrants held by each of them.  Non-employee director Shapiro will receive $1,000 in cash upon termination of his 1,000 warrants, assuming the value of the merger consideration is $8.25.  If the merger consideration exceeds $11.00, the non-employee directors will receive a higher cash payment.

As of the date of the merger agreement, the exercise price of all outstanding CBT stock warrants is $10.00.

Acceleration of Vesting of Restricted Stock Awards.  Under the terms of the merger agreement, restricted stock awards that have not yet vested will become fully vested upon the occurrence of a change in control.  Messrs. Lentini, Hall and Fulton have 5,000, 6,000 and 3,000 shares of non-vested restricted stock, respectively.

Termination of Directors’ Deferred Compensation Plan and Distribution of Benefits.  In accordance with the merger agreement, the Non-Qualified Deferred Compensation Plan for Non-Employee Directors will be terminated immediately prior to the effective time, and the amounts due under such plan will be paid in a lump sum to the participants on or prior to the effective time, in accordance with the requirements of Section 409A of the Internal Revenue Code.  All amounts to be paid under such plan are fully vested without regard to the change in control, however, absent the change in control, such amounts would be paid to the directors in a single lump sum as soon as practicable following the date of the individual’s termination of service.  Assuming the value of the merger consideration is $8.25, non-employee directors Auriemma, Falvo, Giorgio, Green, Kerensky, Krapek, Rusconi, Schulz, Shapiro, Smith and Watkins will receive $57,649, $30,972, $30,972, $57,649, $57,649, $30,972, $41,302, $57,649, $30,972, $30,972 and $30,972, respectively, upon the termination of the Directors’ Deferred Compensation Plan of CBT.

Prohibition on Golden Parachute Payments by a TARP Recipient.  Notwithstanding the foregoing, due to CBT’s participation in the U.S. Department of Treasury’s Troubled Asset Relief Program Capital Purchase Program (“TARP”), whereby CBT issued and sold (i) 5,448 shares of noncumulative perpetual preferred stock with a liquidation preference of $1 thousand per share, and (ii) a ten year warrant to purchase up to 175,742 shares of CBT’s common stock at an exercise price of $4.65 per share, to the U.S. Department of Treasury, certain of CBT’s officers, including Messrs. Lentini, Hall and Fulton, currently are prohibited from receiving any payments as a result of the individual’s departure or upon a change in control.  The prohibition applies to all amounts that such individuals are entitled to at the time of departure or change in control, regardless of when the amounts are actually paid.  The prohibition also applies to the acceleration of vesting due to such individual’s departure or a change in control.  The prohibition does not apply to certain payments, including payments made pursuant to a tax-qualified retirement plan, such as a 401(k) Plan, and to certain vested benefits under a deferred compensation plan.  Unless otherwise changed pursuant to the merger agreement, prior to the effective time of the merger, BHLB intends to purchase the CBT Treasury Warrant from Treasury or fund the repurchase of the warrant by CBT.    However, if the TARP restrictions continue to apply as of the effective time of the merger, certain executive officers of CBT, including Messrs. Lentini, Hall and Fulton (the “Restricted Executives”), who terminate employment as of the effective time of the merger and do not become employees of Berkshire Bank, will be prohibited from receiving any severance payments, including any severance payments that would be otherwise payable under a settlement agreement or severance plan.  In addition, the Restricted Executives will be prohibited from receiving (i) a cash payment in cancellation of any non-vested CBT stock options and non-vested CBT stock warrants, which is otherwise payable in accordance with the terms of the merger agreement, and (ii) accelerated vesting of any non-vested restricted stock awards, which would otherwise become vested in accordance with the terms of the merger agreement, regardless of whether the Restricted Executives remain employed with Berkshire Bank following the effective time of the merger.

The following table sets forth the estimated potential severance benefits to CBT’s named executive officers on termination of employment in connection with a change in control.  This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash($)(1)	Equity($)(2)	Pension/ NQDC($)	Perquisites/ Benefits($)(3)	Tax Reimburse- ments($)	Other ($)	Total ($)
David A. Lentini	$668,000	$76,250	$-	$18,000	$-	$-	$762,250
Anson C. Hall	$505,000	$74,500	$-	$18,000	$-	$-	$597,500
Lyle T. Fulton	$-	$39,750	$-	$-	$-	$-	$39,750

(1)
Assumes date of change in control is April 1, 2012.  Notwithstanding the foregoing, due to CBT’s participation in TARP, Messrs. Lentini, Hall and Fulton currently are prohibited from receiving any payments as a result of the individual’s departure or upon a change in control.  The prohibition also applies to the acceleration of vesting due to such individual’s departure or a change in control.  Unless otherwise changed pursuant to the merger agreement, prior to the effective time of the merger, BHLB intends to purchase the CBT Treasury Warrant from Treasury or fund the repurchase of the warrant by CBT.    However, if the TARP restrictions continue to apply as of the effective time of the merger, Messrs. Lentini, Hall and Fulton may be prohibited from receiving any severance payments, including a cash payment in cancellation of any stock options and stock warrants, and any non-vested restricted stock awards would not be subject to accelerated vesting.  Further, the cash severance payable to David Lentini and Anson Hall is considered a “double trigger” benefit, since it is triggered by a change in control of CBT followed by the executive’s termination of employment; however it is intended that David Lentini’s benefit will be paid upon the occurrence of a change in control of CBT, even though he will not terminate employment because under his employment agreement, he would have the right to terminate employment due to a material reduction in his base salary, work authority, duties and responsibilities.

(2)
Consists of (A) with respect to Mr. David A. Lentini, (i) options to acquire 30,000 shares of CBT common stock to be cashed out in consideration of $1 /share, (ii) warrants to acquire 5,000 shares of CBT common stock to be cashed out in consideration of $1/warrant, and (iii) 5,000 shares of restricted CBT stock, with an assumed value at closing at $8.25, as to which vesting will accelerate at closing; (B) with respect to Mr. Anson C. Hall, (i) options to acquire 20,000 shares of CBT common stock to be cashed out in consideration of $1/share, (ii) warrants to acquire 5,000 shares of CBT common stock to be cashed out in consideration of $1/warrant, and (iii) 6,000 shares of restricted CBT stock, with an assumed valued at closing at $8.25, as to which vesting will accelerate at closing; and (C) with respect to Mr. Lyle T. Fulton, (i) options to acquire 15,000 shares of CBT common stock to be cashed out in consideration of $1/share, and (ii) 3,000 shares of restricted CBT stock, with an assumed value at closing at $8.25, as to which vesting will accelerate at closing.  For these purposes, we assumed a transaction date of April 1, 2012 and also assumed that the merger consideration per share of CBT common stock did not exceed the exercise price of the stock options and stock warrants by more than $1.00.  Further, the benefit amounts represented here are considered “single trigger” benefits that vest solely as a result of the change in control.

(3)
Consists of (A) with respect to Mr. David A. Lentini, projected employer premium(s) of $1,000 for eighteen months of medical and dental insurance coverage continuation, and (B) with respect to Mr. Anson C. Hall, projected employer premium(s) of $1,000 for eighteen months of medical and dental insurance coverage continuation.

One New Director.  In accordance with the merger agreement, one person who is a director of CBT, as determined by BHLB and Berkshire Bank, shall be appointed and elected to the BHLB and Berkshire Bank boards of directors.  The fee paid to this director will be the same as the fee paid to similarly situated board members of BHLB and Berkshire Bank.

Advisory Board.  In accordance with the merger agreement, board members of CBT who do not join the boards of BHLB or Berkshire Bank shall be appointed to a newly established advisory board of Berkshire Bank.  Each member of the advisory board shall receive compensation as set by the board of directors of Berkshire Bank from time to time.  Berkshire Bank shall consider the composition, compensation and need for the advisory board after the completion of a one-year term.

Indemnification.  Pursuant to the merger agreement, BHLB has agreed that it will indemnify, defend and hold harmless each present and former officer, director or employee of CBT against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of BHLB, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of CBT if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date (including, without limitation, the merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time.

Directors’ and Officers’ Insurance.  BHLB has further agreed, for a period of six years after the effective date, to cause the persons serving as officers and directors of CBT immediately prior to the effective date to continue to be covered by CBT’s current directors’ and officers’ liability insurance policy (provided that BHLB may substitute policies therefor of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such.  BHLB is not required to spend more than 175% of the annual cost currently incurred by CBT for its insurance coverage.

Employee Matters

Each person who is an employee of CBT as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Berkshire Bank and will be eligible to participate in group health, medical, dental, life, disability and other welfare plans available to similarly situated employees of BHLB on the same basis that it provides such coverage to BHLB employees.  With respect to any welfare plan or program of CBT that in the determination of BHLB provides benefits of the same type as a plan maintained by BHLB, BHLB will continue the CBT plan until such employees become eligible for the BHLB plan so that there is no gap in coverage.  BHLB will give credit to continuing CBT employees for purposes of BHLB’s vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with CBT.

Current employees of CBT who remain employed until the closing date will be eligible to participate in the BHLB 401(k) plan following the date determined by BHLB on which the CBT 401(k) Plan will be terminated or replaced by such plan.

BHLB will pay each employee of CBT who is not otherwise covered by a specific employment agreement whose employment is terminated (other than for cause) or who resigns for good reason on or within 12 months following the closing date of the merger severance benefits pursuant to BHLB’s severance plan or CBT’s severance plan, if such payments would be more favorable.

Operations of Berkshire Bank after the Merger

After the merger of Berkshire Bank and The Connecticut Bank and Trust Company, the former offices of The Connecticut Bank and Trust Company will operate as branch offices of Berkshire Bank under the name “Berkshire Bank.”

Restrictions on Resale of Shares of BHLB Common Stock

All shares of BHLB common stock issued to CBT’s shareholders, other than the CBT director who becomes a director of BHLB, in connection with the merger will be freely transferable.  This proxy statement/prospectus does not cover any resales of the shares of BHLB common stock to be received by CBT’s shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale.  The CBT director who becomes a director of BHLB will be deemed an affiliate of Berkshire and receive restricted shares of BHLB common stock.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by BHLB that is no later than the fifth business day following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived.  See “—Conditions to Completing the Merger.”  On the closing date, BHLB will file articles of merger with the Massachusetts Department of Banks and the Connecticut Department of Banks merging CBT into Berkshire Bank.  The merger will become effective at the time stated in the articles of merger.

BHLB and CBT are working to complete the merger quickly.  It is currently expected that the merger will be completed early in the second quarter of 2012.  However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

BHLB’s and CBT’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement at the special meeting by at least two-thirds of the outstanding shares of CBT common stock entitled to vote;

•
no party to the merger being subject to any order, decree or injunction that enjoins or prohibits consummation of the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	receipt of all required regulatory approvals without any condition that would result in a material adverse effect on BHLB or CBT and the expiration of all statutory waiting periods;

•
the registration statement of which this proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•
receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, the failure of which to obtain those consents or approvals would have a material adverse effect on BHLB or CBT;

•
receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no material adverse effect on either party has occurred;

•
the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect;

•	the shares of BHLB common stock issuable pursuant to the merger being approved for listing on the NASDAQ Global Select Market if required under NASDAQ rules; and

•	all outstanding shares of CBT Series A Preferred Stock being redeemed by Treasury prior to the completion of the merger.

BHLB and CBT cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

CBT has agreed that, until completion of the merger and unless permitted by BHLB, it will not:

General Business

•	conduct its business other than in the usual, regular and ordinary course consistent with past practice;

•
take any action that would materially adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends on the CBT Series A Preferred Stock;

•
issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options or warrants;

Dispositions

•	dispose of any of its material assets, incur any indebtedness, other than in the ordinary course of business consistent with past practice, or waive or change any existing indebtedness;

Contracts

•	enter into, amend or terminate any contract or agreement in excess of $25,000 except those specifically permitted by the merger agreement;

•	enter into, renew, extend or modify any transaction with an affiliate (other than a deposit transaction);

•	enter into any hedging transaction;

•	undertake or enter into any lease or other contract in excess of $25,000 annually, or containing a financial commitment extending 12 months from the date of the merger agreement;

Loans

•
other than pursuant to commitments issued prior to the date of the merger agreement, which have not expired and which have been disclosed to BHLB, make or acquire any loan or other credit facility (i) other than in the ordinary course of business consistent with past practice or (ii) in amounts not to exceed $250,000 without the prior consent of BHLB, provided that BHLB’s consent shall be deemed granted if BHLB does not object within three business days of CBT’s written intent to make such loan;

•
sell any participation in a loan (excluding existing commitments) unless Berkshire Bank has been given the first opportunity and reasonable time to purchase such loan participation or purchase any participation interest in any loan other than purchases of participation interests from Berkshire Bank;

Employees

•
grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to existing commitments, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent in the aggregate or (iii) as otherwise contemplated by the merger agreement;

•	elect any new senior executive officer or director;

•
hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee with an annual total compensation in excess of $50,000; provided, however, that CBT shall not hire any new employee without first seeking to fill any position internally;

Settling Claims

•
pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding  against it (i) for more than $25,000 individually or $50,000 in the aggregate or (ii) that creates negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

Governing Documents

•	amend its certificate of incorporation or bylaws, except as required by law;

Investment in Securities

•
purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a duration of not more than three years and (iv) otherwise in the ordinary course of business consistent with past practice;

Capital Expenditures

•
other than pursuant to binding commitments existing as of the date of the merger agreement and previously disclosed to BHLB, make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

Branches/Merger

•	open or close any new branch or automated banking facility or file an application to do same;

•
merge or consolidate CBT with any other entity; sell or lease all or any substantial portion of the assets or business of CBT; make any acquisition of all or any substantial portion of the business or assets of any other entity other than in connection with foreclosures, settlements in lieu of foreclosure, troubled debt restructurings or the collection of loans or credit arrangements; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities other than in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, an existing branch office; or file an application for a certificate of authority to establish a new branch office;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles or by any bank regulator responsible for regulating CBT;

Merger Agreement

•
take any action that is intended or expected to (i) result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied, (ii) materially adversely affect or delay the ability of the parties to obtain regulatory approvals contemplated by the merger agreement, or (iii) materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	take any action that would prevent or impede the merger, together with the TARP Purchase and the Warrant Purchase, from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

Other Agreements

•	take any other action restricted under the merger agreement; or

•	enter into any contract with respect to, or otherwise agree or commit to do any of the foregoing actions.

BHLB and Berkshire Bank have agreed that, until the completion of the merger and unless permitted by CBT, they will not:

•
other than the designation of the BHLB Series A Preferred Stock, change or waive any provision of its certificate of incorporation or bylaws in any way adverse to the rights of CBT shareholders, except as required by law or as disclosed to CBT;

•	take any action that would materially adversely affect or delay its ability to obtain regulatory approvals contemplated by the merger agreement;

•	take any action that is intended to materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•
take any action resulting in its representation and warranties not being true and correct at any future date on or prior to closing the merger or in the conditions to the merger not being satisfied; or

•	take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

Covenants of CBT and BHLB in the Merger Agreement

Agreement Not to Solicit Other Proposals.  CBT and its officers, directors, employees and representatives have agreed not to: (1) solicit, initiate, or knowingly encourage any acquisition proposal by a third party; or (2) participate in discussions or negotiations regarding an acquisition proposal.  An acquisition proposal includes the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving CBT;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CBT;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CBT; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of CBT not to solicit other acquisition proposals, CBT may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the CBT board of directors:

•
after consultation with its outside legal counsel and its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, and the person making the proposal and the prospects and interests of CBT and its shareholders, is reasonably likely to be consummated and a more favorable transaction to its shareholders from a financial point of view than the transactions contemplated by the merger agreement with BHLB (a “superior proposal”).

If CBT receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, CBT must immediately notify BHLB no later than one calendar day after CBT receives such proposal or information request and provide BHLB with information about the third party and its proposal.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of BHLB and CBT before consummation of the merger, including the following:

•
CBT will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding CBT’s operations at such times as BHLB may reasonably request and will provide BHLB with certain asset quality information on a monthly basis;

•
CBT will give BHLB reasonable access during normal business hours to its property, books, records and personnel and furnish all information BHLB may reasonably request for securities law disclosure purposes;

•	CBT will promptly provide BHLB with a copy of all documents filed with its banking regulators;

•	CBT will cooperate with BHLB regarding a plan for the conversion of CBT’s data processing and related electronic information systems;

•
CBT will invite two representatives of BHLB or Berkshire Bank to attend all regular and special board of directors, loan committee and asset/liability committee meetings of CBT as observers except that the representatives of BHLB or Berkshire Bank will not attend portions of any meeting during which there is being discussed: (a) confidential discussion of the merger agreement, (b) any acquisition proposal or (c) during any other matter that the CBT board of directors has been advised of  by its counsel that such attendance by representatives of BHLB or Berkshire Bank  may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement;

•	BHLB and CBT will use their commercially reasonable best efforts to obtain all third party consents and approvals necessary to consummate the merger;

•
Subject to the terms and conditions contained in the merger agreement, BHLB and CBT will use all commercially reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•
BHLB will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of BHLB common stock to be issued in the merger to CBT shareholders;

•
CBT and BHLB will cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary regulatory approvals  required to consummate the transactions contemplated by the merger agreement;

•
CBT will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement.  The CBT board of directors will recommend at its shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval.  However, the CBT board of directors may fail to make such recommendation or change or withdraw its recommendation if CBT’s board of directors, after consultation with and based on the advice of its counsel and financial advisor, determines that making such a recommendation would result in a violation of its fiduciary duties under applicable law;

•	before completion of the merger, BHLB will notify the NASDAQ Global Market of the listing of additional shares of BHLB common stock that BHLB will issue in exchange for shares of CBT common stock; and

•
CBT and BHLB each shall use its reasonable best efforts to cause or facilitate, at the discretion of BHLB, (a) the purchase by BHLB or one of its subsidiaries or (b) the repurchase or redemption by CBT of all of the issued and outstanding shares of CBT Series A Preferred Stock and, at the election of BHLB, the CBT Treasury Warrant from Treasury prior to or concurrently with the Effective Time of the Merger.  BHLB will fund the redemption of all of the CBT Series A Preferred Stock from Treasury. The method of funding of such purchase or redemption shall be mutually agreed to by BHLB and CBT, subject to any formal or informal Treasury requirements.

Representations and Warranties Made by BHLB and CBT in the Merger Agreement

BHLB and CBT have made certain customary representations and warranties to each other in the merger agreement relating to their businesses.  For information on these representations and warranties, please refer to the merger agreement attached as Annex A.  The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations.  See “—Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including qualifications by disclosures between the parties.  These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Each of BHLB, Berkshire Bank and CBT has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls;

•	financial statements;

•	tax matters;

•	employee matters and benefit plans;

•	real and personal property;

•	insurance matters;

•	environmental liabilities;

•	brokers or financial advisor fees;

•	the absence of events having, or reasonably likely to have, a material adverse effect;

•	legal proceedings;

•	compliance with applicable laws;

•	the absence of any event or action that would constitute a material adverse effect since December 31, 2010;

•	the receipt of a fairness opinion from its financial advisor; and

•	absence of agreements with regulatory agencies restricting the conduct of its business.

In addition, CBT has made other representations and warranties about itself to BHLB as to:

•	approval by its board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	matters relating to certain contracts;

•	intellectual property;

•	loan matters and allowances for loan losses;

•	related party transactions;

•	deposits;

•	trust business and fiduciary accounts;

•	securities documents;

•	stock transfer records;

•	internal controls and

•	derivative instruments and transactions.

The representations and warranties of each of BHLB, Berkshire Bank and CBT will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by CBT shareholders, as follows:

•	by the written mutual consent of BHLB, Berkshire Bank and CBT;

•	by either party, if the shareholders of CBT fail to approve the merger agreement;

•
by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•
by either party, if the merger is not consummated by October 31, 2012 or a later date agreed to in writing by BHLB and CBT, unless failure to complete the merger by that time is due to a material breach of a representation, warranty, covenant or other agreement by the party seeking to terminate the agreement;

•
by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default or cannot be cured prior to the closing date of the merger;

•
by CBT if CBT has received a Superior Proposal and the board of directors of CBT has made a determination to accept such Superior Proposal; provided that CBT shall not terminate the merger agreement and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) days following BHLB’s receipt of written notice advising of a Superior Proposal, allowing BHLB the opportunity to make such adjustments in the terms and conditions of the merger agreement as would enable CBT to proceed with the merger on such adjusted terms;

•
by BHLB and Berkshire Bank if each of the following conditions are satisfied:  (i) CBT has received a Superior Proposal and CBT has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of the merger agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) CBT submits the merger agreement to its shareholders without a recommendation for approval or (y) CBT withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) its recommendation of the merger agreement to the CBT shareholders, and (iii) the CBT shareholders do not approve the merger agreement.

Additionally, CBT may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period) (the “Determination Date”), such termination to be effective if both of the following conditions are satisfied:

•
the number obtained by dividing the average of the daily closing prices of BHLB common stock for the ten consecutive trading days (the “BHLB Market Value”) immediately preceding the Determination Date is less than 80% of the average of the daily closing prices of BHLB common stock for the ten consecutive trading days preceding the date of the merger agreement (the “Initial BHLB Market Value”); and

•
the number obtained by dividing the BHLB Market Value by the Initial BHLB Market Value on the Determination Date is less than the number obtained by dividing (i) the sum of the average of the daily closing prices for the ten consecutive trading days immediately preceding the Determination Date of the Nasdaq Bank Index (the “Final Index Price”) by (ii) the closing value of the Nasdaq Bank Index on the last trading date immediately preceding the public announcement of the entry into the merger agreement (the “Initial Index Price”), minus 0.20.

If CBT elects to exercise its termination right, it shall give prompt written notice thereof to BHLB. During the five business days beginning with its receipt of such notice, BHLB has the option of increasing the exchange ratio to equal the number obtained by dividing the product of the Exchange Ratio (as then in effect) and the Initial BHLB Market Value by the greater of (i) the number obtained by dividing the BHLB Market Value by 0.8 and (ii) the number obtained by dividing (x) the BHLB Market Value by (y) the Index Ratio minus 0.20. If within such five business day period, BHLB delivers written notice to CBT that it intends to proceed with the merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred and the merger agreement will remain in full force and effect.

Termination Fee

The merger agreement requires CBT to pay BHLB a fee of $1.44 million if the merger agreement is terminated in certain circumstances that involve a Superior Proposal.

Specifically, CBT must pay the termination fee if BHLB terminates the merger agreement as a result of CBT’s board of directors failure to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger and CBT shareholders do not approve the merger agreement.

CBT also must pay the termination fee if (i) CBT terminates the merger agreement as a result of accepting a Superior Proposal after allowing BHLB an opportunity to make such adjustments in the merger agreement to enable CBT to proceed with the merger on such adjusted terms or (ii) CBT enters into a definitive merger agreement within one year of BHLB terminating the merger agreement due to CBT’s breach of a representation, warranty or covenant or failure of CBT’s shareholders to approve the merger agreement.

Expenses

Except as specifically provided in the merger agreement, each of BHLB and CBT will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, BHLB, Berkshire Bank and CBT may agree to waive, amend or modify any provision of the merger agreement.  However, after the vote by CBT shareholders, BHLB, Berkshire Bank and CBT can make no amendment or modification that would change the amount or kind of consideration to be received by CBT’s shareholders under the terms of the merger agreement.

DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK

The following summary describes the material terms of BHLB’s capital stock and is subject to, and qualified by, BHLB’s certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). See “Where You Can Find More Information” as to how to obtain a copy of BHLB’s certificate of incorporation and bylaws.

General

BHLB is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At [Record Date], _______ shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.  However, BHLB’s certificate of incorporation provides that a record owner of BHLB’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of BHLB’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights. The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by BHLB before such securities are offered to others. The absence of preemptive rights increases BHLB’s flexibility to issue additional shares of common stock in connection with BHLB’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends. Holders of common stock are entitled to receive dividends ratably when, as and if declared by BHLB’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.  Under Delaware law, BHLB may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position.  Dividends paid by Berkshire Bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to BHLB.  BHLB expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs.  BHLB’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including BHLB’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as BHLB’s board of directors deems relevant.

BHLB’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation. Upon liquidation, dissolution or the winding up of the affairs of BHLB, holders of common stock are entitled to receive their pro rata portion of the remaining assets of BHLB after the holders of BHLB’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

BHLB’s certificate of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in BHLB’s control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

BHLB’s certificate of incorporation and bylaws contain several provisions that may make BHLB a less attractive target for an acquisition of control by anyone who does not have the support of BHLB’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent.  The foregoing is qualified in its entirely by reference to BHLB’s certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Board of Governors of the Federal Reserve System if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association.  An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Board of Governors of the Federal Reserve System.  Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.  Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for BHLB’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of BHLB are currently governed by BHLB’s certificate of incorporation, bylaws and applicable provisions of the DGCL.  The rights of shareholders of CBT are currently governed by CBT’s certificate of incorporation, bylaws and applicable provisions of the General Statutes of Connecticut (“GSC”).  If the merger is completed, CBT shareholders who receive BHLB common stock will become BHLB shareholders and their rights will likewise be governed by BHLB’s certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a CBT shareholder and the rights of a BHLB shareholder.  This summary is not a complete statement of the differences between the rights of CBT shareholders and the rights of BHLB shareholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation and bylaws of each corporation.  Copies of BHLB’s certificate of incorporation and bylaws are on file with the Securities and Exchange Commission.  Copies of BHLB’s certificate of incorporation and bylaws are available upon written request addressed to Corporate Secretary, BHLB, 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock
BHLB	CBT
•     The BHLB certificate of incorporation authorizes 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•     As of [Record Date], there were ______ shares of BHLB common stock issued and outstanding.

•     As of [Record Date], there were no shares of preferred stock issued and outstanding.

•     The CBT certificate of incorporation authorizes 10,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, no par value per share.

•     As of [Record Date], there were _______ shares of CBT common stock issued and outstanding.

•     As of [Record Date], there were ___ shares of preferred stock issued and outstanding.

Voting Rights
BHLB	CBT
•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote.  Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•     Holders of common stock may not cumulate their votes for the election of directors.

•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote.

•     Holders of common stock may not cumulate their votes for the election of directors.

Preemptive Rights
BHLB	CBT
• Shareholders do not have a preemptive right to acquire BHLB’s issued shares.	• Shareholders do not have a preemptive right to acquire CBT’s issued shares.

Required Vote for Authorization of Certain Actions
BHLB	CBT
•     At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested shareholder” or any affiliate of an “interested shareholder.”  However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.
• A business combination must be approved by the board of directors and at least two-thirds of the issued and outstanding shares of each class of capital stock.

Dividends
BHLB	CBT
• Holders of common stock are entitled, when declared by the BHLB board of directors, to receive dividends, subject to the rights of holders of preferred stock.
•     Holders of common stock are entitled, when declared by the CBT board of directors, to receive dividends, subject to the rights of holders of preferred stock to receive dividends.  Cash dividends shall be paid from CBT’s net profits, unless CBT has received the prior approval of the Commissioner of the Connecticut Department of Banking.   “Net profits” means the remainder of all earnings from current operations.  The total of all dividends declared by CBT in any calendar year shall not, unless specifically approved by the Commissioner of the Connecticut Department of Banking, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.  Subject to the approval of the Commissioner of the Connecticut Department of Banking, stock dividends may be paid from CBT’s capital stock to the extent of its surplus earnings, provided such shares shall be issued at not less than the par value of such shares.

Shareholders’ Meetings
BHLB	CBT
•     BHLB must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•     Special meetings may be called only by the board of directors.

•     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.

•     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•     To nominate a director or propose new business, shareholders must give written notice to the Secretary of BHLB not less than 90 days before the meeting.  However, if BHLB gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following  the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made.   Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•     CBT must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•     Special meetings may be called by the president or the board of directors and shall be called by the president upon written request of holders of a majority of the voting power of all shares entitled to vote at the meeting.

•     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 70 days before the meeting.

•     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•     To nominate a director or propose new business, shareholders must give written notice to the Secretary of CBT not less than 120 days before the date that CBT’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.  Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

Action by Shareholders Without a Meeting
BHLB	CBT
• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.	• Action taken at a shareholders’ meeting may be taken without a meeting if the action is taken by written consent of all shareholders entitled to vote on the action.

Board of Directors
BHLB	CBT
•     The bylaws provide that the number of directors, to be fixed by resolution, shall not exceed 12.  BHLB will amend its bylaws to increase the number of directors to 13 in anticipation of adding one CBT director to its board of directors.

•     The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•     Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•     Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•     The bylaws provide that the number of directors, shall be no less than eleven (11) and no more than fifteen (15), with the number of directors to be fixed by resolution of the shareholders or the board of directors, or in the absence of such resolution, to be fixed at the number of directors elected at the preceding annual meeting of shareholders.

•     The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•     Vacancies created by an increase in the number of directorships shall be filled by action of the board of directors or the shareholders.  Vacancies may be filled by the vote of a majority of the directors remaining in office, even though the remaining directors may be less than a majority of the number of directorships.  If the remaining directors fail to fill a vacancy, then the vacancy may be filled by action of shareholders.

•     Directors may be removed at any time, with or without cause, by the majority vote of the outstanding shares entitled to vote at any meeting of shareholders called for that purpose.

Amendment of the Bylaws
BHLB	CBT
• The bylaws may be amended or repealed either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.	• The bylaws may be altered, amended, added to or repealed either by the approval of 80% of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.

Amendment of the Certificate of Incorporation
BHLB	CBT
•     The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

•     The certificate of incorporation may be amended or repealed, in whole or in part, upon approval of 80% of the board of directors, provided that the proposal was properly given to the board of directors, and upon approval by a majority of the shares of each class of capital stock affected by the proposed amendment or repealing of the certificate of incorporation, unless otherwise provided in the certificate of incorporation or Connecticut law.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the board of directors of BHLB will consist of all the current directors of BHLB with the addition of one director from the board of directors of CBT.  Lawrence A. Bossidy will continue to be Non-Executive Chairman of the Board.

Information regarding the current directors and executive officers of BHLB, executive compensation and relationships and related transactions is included in this BHLB’s proxy statement for its 2011 annual meeting of shareholders, which is incorporated by reference in this proxy statement/prospectus.

Management

The executive officers of BHLB and Berkshire Bank will not change as a result of the merger.  David A. Lentini will be appointed to a regional leadership position in Berkshire Bank’s new Connecticut region.

Operations

While there can be no assurance as to the achievement of business and financial goals, BHLB currently expects to initially achieve cost savings equal to approximately 35% of CBT’s current annualized non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services).  BHLB expects to achieve most of these savings in the first full year following the merger. See “Caution About Forward-Looking Statements.”

CBT STOCK OWNERSHIP

The table below provides certain information about beneficial ownership of CBT common stock as of [Record Date].  The table shows information for:

•	Each person, or group of affiliated person, who is known to CBT to beneficially own more than 5% of CBT’s common stock;
•	Each of CBT’s directors;
•	Each of CBT’s executive officers; and
•	All of CBT’s directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.  Except as otherwise noted, the address of each person is care of CBT at CBT’s principal executive office.

Name	Number of Shares Owned (Excluding Options and Warrants)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options and Warrants	Percent of Total Common Stock Outstanding(1)

Northaven Management, Inc., et al 375 Park Avenue, Suite 2709 New York, NY 10152

Sandler O’Neill Asset Management, LLC 780 Third Avenue, 5th Floor New York, NY 10017-2024

Mendon Capital Advisors Corp. 150 Allen’s Creek Road Rochester, NY 14618

Wellington Management Company, LLP 75 State Street Boston, MA 02109

Geno Auriemma

Frank A. Falvo

P. Anthony Giorgio

John A. Green

Anson C. Hall

Solomon Kerensky

Karl J. Krapek

David A. Lentini

Joan L. Rusconi

Philip J. Schulz

Peter D. Shapiro

J. Brian Smith

John M. Watkins, Jr.

Lyle T. Fulton

All directors and executive officers as a group (__ persons)

*	less than 1%
(1)
Based on [Outstanding Shares] shares of CBT common stock outstanding on [Record Date] plus, for each person, the number of shares that such person may acquire within 60 days of such date by exercising stock options.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 2)

As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities Exchange Act, CBT is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement/prospectus captioned "Description of the Merger— Interests of Certain Persons in the Merger that are Different from Yours—Change in Control Payments," beginning on page_____ of this proxy statement/prospectus, and the related table and narratives.

Your vote is requested.  CBT believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement/prospectus captioned " Description of the Merger— Interests of Certain Persons in the Merger that are Different from Yours—Change in Control Payments" is reasonable and demonstrates that CBT's executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of CBT's shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to CBT's named executive officers in connection with the completion of the merger.  In addition, this vote is separate and independent from the vote of shareholders to approve the completion of the merger. CBT asks that its shareholders vote "FOR" the following resolution:

RESOLVED, that the compensation that may become payable to CBT's named executive officers in connection with the completion of the merger, as disclosed in the section captioned "The Merger—Interests of CBT's Directors and Executive Officers in the Merger—Change in Control Payments" (beginning on page_____ of the proxy statement/prospectus dated ______) and the related table and narratives, is hereby APPROVED.

This vote is advisory and therefore, it will not be binding on CBT, nor will it overrule any prior decision or require CBT's board of directors (or any committee thereof) to take any action.  However, CBT's board of directors values the opinions of CBT's shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, CBT's board of directors will consider shareholders' concerns and will evaluate whether any actions are necessary to address those concerns. CBT's board of directors will consider the affirmative vote of the holders of a majority of the outstanding shares of CBT common stock entitled to vote on the matter "FOR" the foregoing resolution as advisory approval of the compensation that may become payable to CBT's named executive officers in connection with the completion of the merger.

CBT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the CBT special meeting, the merger agreement cannot be approved unless the CBT special meeting is adjourned to a later date or dates to permit further solicitation of proxies.  To allow proxies that have been received by CBT at the time of the special meeting to be voted for an adjournment, if deemed necessary, CBT has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of CBT unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the BHLB common stock to be issued in the proposed merger has been passed upon for BHLB by Luse Gorman Pomerenk & Schick, Washington, D.C.  Luse Gorman Pomerenk & Schick and Day Pitney LLP will deliver opinions to BHLB and CBT, respectively, as to certain federal income tax consequences of the merger.  See “Description of The Merger—Material Tax Consequences of the Merger.”

EXPERTS

The consolidated financial statements of BHLB as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference to this proxy statement/prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of CBT as of December 31, 2010 and 2009 and for the years then ended have been included in this proxy statement/prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

CBT will hold its 2012 annual meeting only if the merger is not completed.  CBT must receive proposals that shareholders seek to include in the proxy statement for CBT’s next annual meeting no later than December 6, 2011.  If next year’s annual meeting is held on a date more than 30 calendar days from May 19, 2012, a shareholder proposal must be received within a reasonable time before CBT begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules and regulations adopted by the SEC.  Pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, if a shareholder who intends to present a proposal at the 2012 annual meeting does not notify us of such proposal on or prior to February 19, 2012, then management proxies will be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the 2012 annual meeting, even though there is no discussion of the proposal in the 2012 proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

BHLB filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of BHLB common stock to be issued to CBT shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BHLB, a proxy statement of BHLB for its special meeting and a proxy statement of CBT for its special meeting. As permitted by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.  The additional information may be inspected and copied as set forth above.

BHLB files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document BHLB files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows BHLB to “incorporate by reference” information into this proxy statement/prospectus.  This means that BHLB can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.  The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.  This document incorporates by reference the other documents that are listed below that BHLB has previously filed with the Securities and Exchange Commission and additional documents that BHLB files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the BHLB shareholder meeting.  These documents contain important information about BHLB’s financial condition.

BERKSHIRE HILLS FILINGS

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2010

• Quarterly Report Form 10-Q	Quarters ended March 31, 2011, June 30, 2011 and September 30, 2011

• Current Reports on Form 8-K
January 19, 2011, January 25, 2011 , February 10, 2011, February 23, 2011, March 1, 2011, March 29, 2011, March 31, 2011, April 1, 2011, April 27, 2011, May 5, 2011, May 6, 2011, May 18, 2011, June 20, 2011, July 13, 2011, July 21, 2011, July 27, 2011, August 2, 2011, August 19, 2011, October 5, 2011, October 21, 2011, October 26, 2011, November 9, 2011 and November 29, 2011(other than information furnished under Items 2.02 or 7.01 of Form 8-K)

•     The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed October 25, 2005, which incorporates by reference the portion of the “Description of BHLB Stock” contained in BHLB’s prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from BHLB without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference).  You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from BHLB at the following address:

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
Telephone: (413) 236-3239

If you would like to request documents from BHLB, please do so by _____, 2012, to receive them before CBT’s meeting of shareholders.  If you request any incorporated documents, BHLB will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

BHLB incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings.  These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

BHLB has supplied all information contained in this proxy statement/prospectus relating to BHLB, and CBT has supplied all information relating to CBT.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.  This proxy statement/prospectus is dated [Prospectus Date].  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of CBT or BHLB nor the issuance of shares of BHLB common stock as contemplated by the merger agreement shall create any implication to the contrary.

FINANCIAL AND OTHER INFORMATION ABOUT
THE CONNECTICUT BANK AND TRUST COMPANY

General

CBT (or the “Bank”) is a state bank and trust company chartered under the laws of the State of Connecticut with deposit accounts insured up to applicable limits by the FDIC.  CBT received its Final Certificate of Authority from the State of Connecticut Department of Banking and commenced banking operations on March 12, 2004.  Its main office is maintained at 58 State House Square in Hartford, Connecticut and full-service branch offices are located at 114 Woodland Street, Hartford, Connecticut; 7 Sycamore Street in Glastonbury, Connecticut; 68 South Main Street in West Hartford, Connecticut; 435 Hartford Turnpike in Vernon, Connecticut; 66 Cedar Street, in Newington, Connecticut; 148 Broad Street, in Windsor, Connecticut; and 396 Cromwell Avenue, in Rocky Hill, Connecticut.  CBT operates as a community-based bank serving privately-owned business customers and individuals in the Greater Hartford Connecticut area whom it believes are underserved as a result of bank acquisitions and a movement away from customer service by larger banks in recent years.  CBT offers varied banking products, including a comprehensive set of loans, deposit services and investment management products for commercial and retail customers, and cash management products for commercial customers.

Employees

As of November 18, 2011, CBT had a total of 72 employees, which includes 65 full-time equivalent employees.  Its employees are not represented by a union or other collective bargaining agreement, and the bank considers its relations with its employees to be excellent.

Business Strategy

CBT’s philosophy is to operate as a full service commercial bank emphasizing personalized customer service to businesses and individuals located throughout the Greater Hartford Connecticut area, a region that includes the city of Hartford and its surrounding towns.  CBT actively seeks to finance the credit needs of local businesses and actively markets deposit and loan products to individuals within its geographic market.  The Bank capitalizes on its established business contacts within the Greater Hartford Connecticut area to attract small-to medium-sized business customers and individuals.  As a community bank, CBT is able to respond to credit requests quickly and maintain flexibility in approving loans based on credit quality and personal knowledge of the customer.

CBT’s strategy has been to hire experienced staff with established business contacts in its market area and a reputation for excellent customer service.  Each of CBT’s commercial lenders has over 10 years of experience, and senior management possesses extensive experience in the banking industry as well as substantial business contacts in the Bank’s market area.

CBT carries out its marketing strategy through print and broadcast media highlighting its personal approach to providing banking services.  The Bank’s marketing program emphasizes a commitment to customer service and the availability of its senior officers to Bank customers.

CBT’s strategy is to develop and operate its primary business in the Greater Hartford Connecticut area.  It anticipates that key components in successfully penetrating its geographic market include utilizing its branch network in the communities of the Greater Hartford Connecticut area as well as providing other convenient services such as electronic banking.

Market Focus

CBT’s primary marketing efforts are focused on attracting privately-owned businesses and individuals, including professionals such as attorneys, accountants and physicians, manufacturing companies, service companies, and commercial real estate developers.  This strategy has been successful in penetrating CBT’s target market through the Bank’s ability to deliver tailored and competitive loan products, cash management products, and investment products.  The experience-level of CBT’s staff and their reputation in the Bank’s market area have had a positive impact on the Bank’s new business efforts.

CBT’s services, pricing strategies, interest rates paid and charged, and hours of operation are designed to attract customers and increase its market share.  The Bank seeks to offer superior loan services to small- and medium-sized privately-owned businesses, professionals, entrepreneurs and consumers, while charging competitively for such services and using modern technology and engaging third-party service providers (especially in the technology  area) to perform some functions at lower cost.

CBT’s strategy is to operate in growing areas within the Greater Hartford Connecticut area in order to provide convenience to current and potential individual and commercial customers.  Its main office location is visible and accessible and is located in the downtown business district of the City of Hartford near the city’s cultural centers and new downtown projects.  CBT has seven additional full service branches that are located in Hartford, West Hartford, Glastonbury, Vernon, Newington, Windsor and Rocky Hill.  Each branch is conveniently located, highly visible and has extended service hours.  All of the Bank’s locations have a drive-up window and drive-up ATM, except for those in Hartford and Windsor.

Market Area

Bordered by New York State to the West, Rhode Island to the East, and Massachusetts to the North, Connecticut is an important center of the insurance and financial industries.  Connecticut possesses a highly developed telecommunications, fiber optics and power infrastructure, the second largest airport in New England, and a highly educated and productive workforce.

The City of Hartford is the state capital and the center of the Greater Hartford Connecticut area.  Hartford is one of the nation’s leading insurance industry centers, and home to facilities of several major insurance firms, including The Hartford, Travelers and Aetna.  Additionally, manufacturing, aviation, and precision machining employers such as Hamilton Sundstrand, Pratt & Whitney, Otis Elevator, StanleyWorks, and Colt Firearms employ area residents.  Telecommunications, health services, technology, retail, and tourism also comprise significant business clusters in the region.

Based on U.S. Bureau of the Census Survey data, the City of Hartford is comprised of approximately 125,000 people, 50,000 households and approximately 6,600 business entities.  The Greater Hartford Connecticut area has a population of approximately 600,000 people and 375,000 households with median household income of approximately $62,000.  This market has roughly 23,000 businesses with estimated annual loan demand of approximately $3.0 billion.  As of June 30, 2011, 25 institutions competed for approximately $34.5 billion in deposits through 291 branch facilities.

CBT believes that the Greater Hartford Connecticut area presents a growing and diversified economic environment that will support its business plan.  The continued business development and economic health of the Greater Hartford Connecticut area will be important to the Bank’s success.  The communities targeted by CBT within greater Hartford County represent the most attractive communities regarding economic growth and business development opportunity.

Lending Activities

CBT offers a full range of short- to medium-term commercial, consumer and real estate loans.  The Bank’s loan policies and procedures establish the basic guidelines governing its lending activities.  CBT’s lending focus is commercial loans and commercial loans secured by real estate.  Generally, the guidelines address the types of loans that the bank seeks, the underwriting and collateral requirements, and the terms and compliance with laws and regulations.  All loans or credit lines are subject to approval procedures and amount limitations.  These amount limitations apply to the borrower’s total outstanding indebtedness to CBT.  The bank’s loan approval process provides for various levels of officer lending authority.  When a loan amount exceeds officer lending authority levels, it is reviewed by the Loan Committee.  The Loan Committee meets to review loans at least monthly, and more often if necessary.  CBT supplements its own supervision of the loan underwriting and approval process with periodic reviews by independent outside professionals with expertise in loan review work.

CBT’s policy provides that all loans made by the bank to executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features.

The risk of non-payment is inherent in all loans.  CBT carefully reviews all loan applicants and attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures that the bank has established for each category of loan.  In determining whether to make a loan, CBT considers the borrower’s credit history, principals of businesses and character of individuals who seek loans from the bank, analyze the borrower’s income and ability to service the loan, and evaluate the need for collateral to secure repayment in the event of default.  An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectibility of loans in CBT’s portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

CBT’s loan activities are primarily directed to businesses, professionals and other individuals in its market area whose demand for funds generally falls within the bank’s legal lending limit and who are also likely deposit customers.  CBT has the ability to make loans in excess of its lending limit when the bank is able to secure a commitment from another lending institution to purchase a participation in the loan which will result in CBT’s maximum loan exposure being equal to or less than its legal lending limit.

Investment Activities

CBT’s Board of Directors establishes the investment policy and procedures of the bank. It is the general policy of CBT that all investment transactions be conducted in a safe and sound manner. CBT's investment policy further provides that investment decisions be based upon a thorough analysis of each proposed investment to determine its quality, inherent risks, fit within the bank’s overall asset/liability management objectives, the effect on the bank’s risk-based capital and prospects for yield and/or appreciation. While general investment strategies are developed and authorized by CBT’s Board of Directors, the execution of specific investment actions and the day-to-day oversight of CBT’s investment portfolio primarily rests with its Chief Executive Officer and Chief Financial Officer. On a quarterly basis, CBT’s Board of Directors reviews and evaluates all investment activities for safety and soundness and adherence to the bank’s investment policy.

Generally accepted accounting principles require that securities be categorized as either “held-to-maturity,” “trading securities,” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. Debt securities may be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand or other similar factors cannot be classified as “held to maturity.” Debt and equity securities held for current resale are classified as “trading securities.” These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available for sale.” These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported as a separate component of equity. All investments are taxable obligations.

CBT generally invests in securities with funds not deployed for loan origination activity to maintain liquidity at levels deemed appropriate by management, to enhance profitability within overall asset/liability management objectives and to provide a degree of high credit quality assets within the balance sheet.  The majority of CBT’s investment securities consist of mortgage-backed securities which the bank purchases to (1) achieve positive interest rate spreads with minimal administrative expense and (2) lower its credit risk as a result of the guarantees provided by government sponsored enterprises, and by government guaranteed agencies. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the bank focuses its investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as CBT and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize specific liabilities and obligations of CBT.

Sources of Funds

Deposits. Deposits from CBT’s primary market have provided a relatively stable funding source for the bank’s loan portfolio and other earning assets.  CBT offers a full range of interest bearing and noninterest bearing accounts with a range of maturity date options, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, certificates of deposit and sweep accounts. The bank has tailored the rates and terms of its accounts and time deposits to compete in its market area.

Deposit flows are influenced by general economic conditions, interest rates, and the desirability of competing deposit or investment alternatives. In addition to the ability to raise funds in the local market, CBT has access to the brokered certificate of deposit market. Generally, these deposits are issued in amounts less than $100,000 and from customers outside the local marketplace.

Borrowings. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales and borrowings. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows may be influenced significantly by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in other sources, such as deposits at less than projected levels, and are also expected to be used to fund the origination of certain loans.

Federal Home Loan Bank Advances.  The Federal Home Loan Bank of Boston (“FHLBB”) provides credit for savings banks and certain other member financial institutions. As a member of the FHLBB, CBT is required to own capital stock in the FHLBB and may apply for advances on the security of the capital stock and qualified collateral maintained at the FHLBB. Borrowings from the FHLBB are secured by a blanket lien on qualified collateral, defined principally as 90-95% of the market value of U.S. Government and government sponsored enterprises and certain discounts applied to the carrying value of certain commercial properties. Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. CBT has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line of credit are limited to $1 million and the line of credit may be increased to 2% of CBT’s total assets in accordance with the credit policy of the FHLBB. At September 30, 2011 and December 31, 2010, CBT had the ability to borrow a total of approximately $67.1 million and $54.1 million, respectively, from the FHLBB. At September 30, 2011 and December 31, 2010, CBT had borrowings totaling $29.5 million and $30.5 million, respectively, outstanding with the FHLBB.

Securities Sold Under Agreements to Repurchase. Repurchase agreements represent amounts due to customers in connection with overnight sweep accounts. They represent a purchase, by customers, of a fractional portion of CBT’s interest in certain purchased securities and are an obligation of CBT to repurchase that portion of the securities based on terms in a Master Purchase Agreement between CBT and the customer. The securities pledged to secure repurchase agreements are under CBT’s control.

Other Products and Services

Third Party Services. Through contractual arrangements with third-party providers, CBT makes available to its customers various other products and services. These products and services include trust and fiduciary services, investment management and stock brokerage services, insurance products, including commercial and personal lines of insurance, and payroll processing. These products and services are offered through established providers and expand the services that CBT is able to offer to its customers with resulting fee income to CBT.

Other products and services that CBT provides include:

•	Cash management services;
•	Courier service;
•	Sweep accounts;
•	Direct deposit of payroll and social security checks;
•	Online banking;
•	CBT Surepay;
•	Wire transfers, ACH (Automated Clearinghouse) and EDI (Electronic Data Interchange) services;
•	Client escrow accounts;
•	Debit cards;
•	Merchant credit card processing; and
•	ATM access through the SUM shared network of automated teller machines.

Competition

The banking business is highly competitive and there are numerous banks and other financial institutions serving the Greater Hartford Connecticut area that pose significant competition to CBT both in attracting deposits and making loans. These competitors include other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, a number of which are much larger than CBT.

Certain of the Greater Hartford Connecticut area’s other financial institutions may be able to offer products and services which may be impracticable for CBT to provide at this time. CBT also experiences competition from out-of-state financial institutions with little or no traditional bank branches in Hartford. Many of these banks and financial institutions are well established and better capitalized than CBT, allowing them to provide a greater range of services.

In commercial transactions, CBT’s legal lending limit to a single borrower enables CBT to compete effectively for the business of smaller enterprises and individuals. However, CBT’s legal lending limit is considerably lower than that of various competing institutions, which have substantially greater capitalization. CBT has a relatively smaller capital base than most other competing institutions which, although above regulatory minimum requirements, may constrain CBT’s effectiveness in competing for larger loans and relationships.

To meet its competition, CBT has placed major emphasis on prompt, personalized service and the flexibility which its size permits. Although many of its competitors are currently much larger than CBT, management believes that the corporate service, culture and operational infrastructure at large banks often does not provide the type of personalized service that many of CBT’s small- to medium-sized business clients desire and that the bank strives to provide. CBT believes that a bank, operated by responsive, experienced employees who are dedicated to personal service, offers an attractive and viable alternative to larger competing institutions.

Regulation and Supervision

CBT operates in a highly regulated environment, and its business activities are governed by statutes, regulations and administrative policies. The following is a brief summary of certain statutes, rules and regulations which affect CBT. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations which are applicable to the business of CBT. Supervision, regulation and examination of CBT by regulatory agencies is intended primarily for the protection of depositors rather than shareholders of CBT.

General

As a Connecticut bank, CBT is supervised, regulated and regularly examined by the State of Connecticut Department of Banking (“DOB”). CBT’s deposits are insured by the FDIC up to applicable limits. The operation of CBT is subject generally to state and federal statutes and regulations applicable to FDIC-insured state-chartered banks. Such statutes and regulations relate to required reserves, investments, loans, mergers and consolidations, issuances of securities, payment of dividends, establishment of branches and other aspects of a bank’s operations. Connecticut banks are required to have an annual independent audit of their financial statements. CBT annually provides a copy of its audited financial statements to each shareholder.

Federal Reserve Membership

CBT is a member of the Federal Reserve System. The Board of Governors of the Federal Reserve System (the “Fed”), acting through the Federal Reserve Bank of Boston (“FRBB”), is CBT’s primary Federal regulator and regularly conducts examinations of CBT.

Dodd-Frank Wall Street Reform And Consumer Protection Act Of 2010

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ( the “Dodd-Frank Act”).  The Dodd-Frank Act  has a broad impact on the financial services industry, including significant regulatory and compliance changes including, among other things, (i) enhanced resolution authority of troubled and failing banks and their holding companies; (ii) increased capital and liquidity requirements; (iii) increased regulatory examination fees; (iv) changes to assessments to be paid to the FDIC for federal deposit insurance; and (v) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector.  Additionally, the Dodd-Frank Act establishes a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of the Comptroller of the Currency, and the FDIC.

Effective July 21, 2011, the Dodd-Frank Act provided for the elimination of the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts.  Depending on competitive responses, this significant change to existing law could have an adverse impact on CBT’s net interest margin by potentially increasing CBT’s interest expense.

The Dodd-Frank Act also changes the base for FDIC deposit insurance assessments.  Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on deposits.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per account, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  The legislation also increases the required minimum reserve ratio for the Deposit Insurance Fund, from 1.15% to 1.35% of insured deposits, and directs the FDIC to offset the effects of increased assessments on depository institutions with less than $10 billion in assets, including CBT.

The Dodd-Frank Act requires publicly traded companies, like CBT, to give their stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.  The Dodd-Frank Act requires minimum leverage (Tier 1) and risk based capital requirements for bank and savings and loan holding companies that are no less than those applicable to banks.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks.  However, it is expected that at a minimum they will increase CBT’s operating and compliance costs and could increase CBT’s interest expense.

Payment of Dividends

State and federal statutory and regulatory limitations apply to CBT’s payment of dividends to stockholders.  The prior approval of the DOB is required if the total of all dividends declared by a bank in any calendar year exceeds such bank’s net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years.  The payment of dividends by CBT may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

If, in the opinion of the FRBB, CBT was engaged in or about to engage in an unsafe or unsound practice, the FRBB could require, after notice and a hearing, CBT to cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice.  Under the Federal Reserve’s Regulation H, CBT must obtain prior approval of the FRBB in order to declare and pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of CBT’s net income during the current calendar year and its retained net income for the prior two calendar years.  Furthermore, Regulation H prohibits CBT from declaring or paying a dividend if the dividend would exceed CBT’s undivided profits, unless the FRBB and the holders of two-thirds of the share of each class of CBT’s outstanding stock previously approve the dividend.

CBT is required to obtain approval of the DOB, the FRBB and the holders of two-thirds of the shares of each of its common stock and preferred stock in order to pay dividends on the shares of senior preferred stock (the “Preferred Stock”) that were issued to the United States Department of the Treasury (“Treasury”) on December 19, 2008.  In addition, under the terms and conditions of CBT’s Letter Agreement with the Treasury, CBT may not pay any dividends on its common stock without obtaining the prior consent of the Treasury until the earlier of (i) December 19, 2011 or (ii) the date the Treasury no longer owns any shares of Preferred Stock.

From March 2004 (when CBT commenced operations) through June 30, 2009, CBT posted net losses that resulted from anticipated start-up costs associated with developing CBT’s operating infrastructure, an initially low volume of earning assets, increases to the provisions for loan losses, and the incurrence of other noninterest expenses.  These early losses are typical in a new bank.  As a result, CBT has no undivided profits or net profits (i.e. negative retained earnings) and any dividend payment would be considered a reduction of permanent capital.  Accordingly, CBT would need the approval of the holders of at least two-thirds of the shares of each of its common stock and its Preferred Stock, the FRBB and the DOB in order to declare and pay dividends on its Preferred Stock.  Under previous Connecticut law, the DOB had no authority to approve a dividend unless a bank had net profits.  On June 3, 2009, a bill was passed by the Connecticut legislature and signed by the Governor to permit the Connecticut Banking Commissioner to approve a dividend even absent any net profits. The effective date of this revision to Connecticut law was October 1, 2009.

At CBT’s annual meeting in May 2009, CBT’s common shareholders approved the dividend payment on its Preferred Stock with 73.8% of the shares of common stock voted in favor of the proposal.  CBT also requested and received the written consent of the Treasury as the sole holder of the Preferred Stock to pay dividends on the Preferred stock to the Treasury.  In addition, on a quarterly basis, CBT has been requesting written approval from the FRBB and the DOB to pay dividends on the Preferred Stock to the Treasury.  After CBT requested and received such written approval from the FRBB and the DOB, CBT paid all scheduled dividends on the Preferred Stock to Treasury commencing on November 15, 2009 through the third quarter of 2011. Future quarterly dividends will be paid subject to CBT’s receipt of written approvals from the FRBB and the DOB.

Capital Adequacy

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profile of the individual banking institutions. The guidelines define capital as either Tier 1 capital (primarily shareholders’ equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for banks: the Tier 1 leverage ratio and the risk-based capital requirements. Most banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions expecting internal growth (like CBT) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels. At September 30, 2011, CBT’s Tier 1 leverage capital ratio stood at 9.0%.

The current risk-based capital guidelines are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision, a committee of central banks and bank supervisors and regulators from the major industrialized countries that develops broad policy guidelines for use by each country’s supervisors in determining the supervisory policies they apply.  A new international accord, referred to as Basel II, became mandatory for large or “core” international banks outside the U.S. in 2008 (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more) and emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.  It is optional for other banks.  In September 2010, the Group of Governors and Heads of Supervisors of the Basel Committee on Banking Supervision, the oversight body of the Basel Committee, published its “calibrated” capital standards for major banking institutions, referred to as Basel III.  Under these standards, when fully phased-in on January 1, 2019, banking institutions will be required to maintain heightened Tier 1 common equity, Tier 1 capital, and total capital ratios, as well as maintaining a “capital conservation buffer.”  The Tier 1 common equity and Tier 1 capital ratio requirements will be phased-in incrementally between January 1, 2013 and January 1, 2015; the deductions from common equity made in calculating Tier 1 common equity will be phased-in incrementally over a four-year period commencing on January 1, 2014; and the capital conservation buffer will be phased-in incrementally between January 1, 2016 and January 1, 2019.  The Basel Committee also announced that a countercyclical buffer of 0% to 2.5% of common equity or other fully loss-absorbing capital will be implemented according to national circumstances as an extension of the conservation buffer.  The Basel III rules do not apply to U.S. banks or holding companies automatically and it is not known whether or to what extent the U.S. regulators will incorporate elements of Basel III into the U.S. regulatory system.  However, it is expected that U.S. regulators will reform regulations related to capital and liquidity by increasing capital requirements, narrowing what qualifies as appropriate capital, and imposing a new liquidity measurement.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action,” below.

Prompt Corrective Action

Federal banking laws establish a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with regulatory approval. In addition, the appropriate federal banking agency may test an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary. As of September 30, 2011, CBT qualified as a well-capitalized institution.

Safety and Soundness Standards

Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the “Guidelines”) to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset quality; earnings and compensation; fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standards prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard set by the Federal Deposit Insurance Act. The regulations establish deadlines for submission and review of such safety and soundness compliance plans.

The federal banking agencies also have adopted regulations for real estate lending prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

FDIC Insurance Assessments

Substantially all of the deposits of CBT are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC. In October 2008, the United States government enacted the Emergency Economic Stabilization Act of 2008 which included a provision for an increase in the amount of deposits insured by the FDIC to $250 thousand until December 2009, subsequently extended to December 31, 2013 by the Helping Families Save Their Homes Act of 2009 and finally made permanent by the Dodd-Frank Act.

CBT’s deposits are subject to deposit insurance assessments to maintain the DIF. The FDIC uses a risk-based premium assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating (“CAMELS rating”). The risk matrix utilizes four risk categories which are distinguished by capital levels and supervisory ratings.

In December 2008, the FDIC issued a final rule that raised the then current assessment rates uniformly by 7 basis points for the first quarter of 2009 assessment, which resulted in annualized assessment rates for institutions in Risk Category I institutions ranging from 12 to 14 basis points (basis points representing cents per $100 of assessable deposits). In February 2009, the FDIC issued final rules to amend the DIF restoration plan, change the risk-based assessment system and set assessment rates for Risk Category I institutions beginning in the second quarter of 2009. For Risk Category I institutions that have long-term debt issuer ratings, the FDIC determines the initial base assessment rate using a combination of weighted-average CAMELS rating components, long-term debt issuer ratings (converted to numbers and averaged) and the financial ratios method assessment rate (as defined), each equally weighted. The initial base assessment rates for Risk Category I institutions range from 12 to 16 basis points, on an annualized basis. After the effect of potential base-rate adjustments, total base assessment rates range from 7 to 24 basis points. The potential adjustments to a Risk Category I institution’s initial base assessment rate include, (i) a potential decrease of up to 5 basis points for long-term unsecured debt, including senior and subordinated debt and (ii) a potential increase of up to 8 basis points for secured liabilities in excess of 25% of domestic deposits.

In May 2009, the FDIC issued a final rule which levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less Tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits, intended to rebuild the DIF. FDIC deposit insurance expense during 2009 included $0.1 million recognized in the second quarter related to the special assessment. FDIC deposit insurance expense totaled $0.4 million for the years ended December 31, 2010 and 2009, and $0.2 million for the year ended December 31, 2008.

On February 7, 2011, the FDIC adopted final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules.  In particular, the definition of an institution’s deposit insurance assessment base is being changed from total deposits to total assets less tangible equity.  In addition, the FDIC is revising the deposit insurance assessment rates down.  The changes will become effective April 1, 2011.  The new initial base assessment rates range from 5 to 9 basis points for Risk Category I banks to 35 basis points for Risk Category IV banks.  Risk Category II and III banks will have an initial base assessment rate of 14 or 23 basis points, respectively.  CBT expects that the new rates and assessment base will further reduce its current FDIC insurance assessments.  However, if the risk category of the bank changes adversely, CBT’s FDIC insurance premiums could increase.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the DIF to historical lows.  The FDIC recently increased the designated reserve ratio from 1.25 to 2.00.  In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000, which may result in even larger losses to the DIF.

The FDIC may further increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels.  An increase in the risk category for CBT or in the assessment rates could have an adverse effect on the bank’s earnings.  FDIC insurance of deposits may be terminated by the FDIC, after notice and hearing, upon finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or conditions imposed by, the FDIC. CBT’s management is not aware of any practice, condition or violation that might lead to the termination of its deposit insurance.

Federal Reserve System

The Federal Reserve Board (“FRB”) regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $48.3 million or less (which may be adjusted by the FRB) the reserve requirement is 3%; and for amounts greater than $48.3 million, the reserve requirement is 10% (which may be adjusted by the FRB ) against that portion of total transaction accounts in excess of $48.3 million. The first $7.8 million of otherwise reservable balances (which may be adjusted by the FRB) are exempted from the reserve requirements. CBT is in compliance with the foregoing requirements.

Troubled Asset Relief Program and Capital Purchase Program

On October 14, 2008, the Secretary of the Treasury announced that the Treasury will purchase equity stakes in a wide variety of banks and thrifts. Under the program, known as the Troubled Asset Relief Program Capital Purchase Program (the “CPP”), the Treasury made $250 billion of capital available to the U.S. financial institutions in the form of preferred stock. In conjunction with the purchase of preferred stock, the Treasury received, from participating financial institutions, warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions were required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the CPP (“CPP Covered Period”).

CBT decided to enter into a Securities Purchase Agreement with the Treasury that provides for its participation in the CPP. On December 19, 2008, CBT issued and sold to the Treasury 5,448 shares of CBT’s Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, with a liquidating preference of $1,000 per share, and a ten-year warrant to purchase up to 175,742 shares of CBT’s common stock at an exercise price of $4.65 per share. Under the terms of the CPP, the Treasury’s consent will be required for any dividend paid to CBT common stockholders or CBT’s redemption, purchase or acquisition of its common stock until the earlier of (i) December 19, 2011 or (ii) the date the Treasury no longer owns any shares of CBT’s senior preferred stock.

CBT may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed. It must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year. Notwithstanding the foregoing limitations, under the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”), that was signed into law on February 17, 2009 by President Obama, the Treasury may, after consultation with CBT’s federal regulator, permit CBT at any time to redeem the senior preferred shares. Upon such redemption, the Treasury may liquidate at the current market price the warrant that CBT issued to the Treasury.

The Stimulus Act modified the compensation-related limitations contained in the CPP, created additional compensation-related limitations and directed the Secretary of the Treasury to establish standards for executive compensation applicable to participants in the CPP. On June 10, 2009, the Secretary of the Treasury announced interim final rules to establish such standards. The compensation-related limitations modified by the Stimulus Act and the rules established by the Secretary of the Treasury are as follows:

•
No Severance Payments. “Golden parachutes” were redefined as any payment for the departure from CBT for any reason, or any payment due to a change in control of the bank, except for (a) payments for services performed or benefits accrued, (b) payments due to the employee’s death or disability, (c) payments required to be made pursuant to state statutes or foreign laws, or (d) payments made pursuant to a qualified pension or retirement plan. Consequently, CBT is prohibited from making any severance payment during the CPP Covered Period to its “senior executive officers” (defined as the principal executive officer, the principal financial officer and the next three most highly compensated employees) and its next five most highly compensated employees (total of ten employees).

•
Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies. The “clawback provision” discussed above was extended to apply to any bonus, retention award or awards and incentive compensation paid to any of its senior executive officers or its next 20 most highly compensated employees (total of 25 employees) during the CPP Covered Period that is later found to have been based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. A financial statement or performance metric criteria will be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics.

•
No Compensation Arrangements that Encourage Earnings Manipulation. During the CPP Covered Period, CBT is not allowed to enter into compensation arrangements that encourage manipulation of the bank’s reported earnings to enhance the compensation of any of its employees.

•
Limit on Incentive Compensation. Effective June 15, 2009, CBT is prohibited from making payments or accruals during the CPP Covered Period of any bonus, retention award or incentive compensation to its most highly compensated employee other than awards of long-term restricted stock that (i) do not fully vest during the CPP Covered Period, and (ii) have a value not greater than one-third of the total annual compensation of the award recipient. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation Committee Functions. The Compensation Committee is to be comprised solely of independent directors. The Compensation Committee must meet at least semiannually to review and evaluate (i) the compensation plans of the senior executive officers to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks, (ii) all employee compensation plans for risks posed by these plans and methods to reduce these risks, and (iii) all employee compensation plans to ensure that these plans do not encourage manipulation of CBT’s earnings to enhance the compensation of any employee.

•
Compliance Certifications. The Stimulus Act and rules also require written certification by CBT’s Chief Executive Officer and Chief Financial Officer of the bank’s compliance with the provisions of the Stimulus Act. These certifications must be contained in CBT’s Annual Report on Form 10-K beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Compensation Committee must also provide to the U.S. Department of the Treasury and CBT’s primary regulator, within 120 days of the bank’s fiscal year end, (i) a certification that it has reviewed all senior executive officers compensation plans and employee plans and (ii) a narrative description identifying all senior executive officer compensation plans and all employee compensation plans and describing how unnecessary and excessive risks have been limited and how the plans do not encourage the manipulation of CBT’s earnings to enhance the compensation of any employee.

•
Perquisite Disclosure. Within 120 days of its fiscal year end, CBT must disclose any perquisite whose total value exceeds $25,000 for its most highly compensated employee and provide a narrative description of the amount, nature and justification for the perquisite to the U.S. Department of the Treasury and the bank’s primary regulator.

•
Compensation Consultant Disclosure. If CBT, its Board of Directors or the Compensation Committee engaged a compensation consultant, CBT must provide a narrative description describing all types of services provided by the compensation consultant over the past three years to the U.S. Department of the Treasury and the bank’s primary regulator within 120 days of its fiscal year end.

•	Prohibition on Gross-Ups. CBT is prohibited from providing (formally or informally) gross-ups to any of the senior executive officers and the next 20 most highly compensated employees.

•
Excessive or Luxury Expenditures Policy. CBT is required to establish and maintain an excessive or luxury expenditures policy and provide this policy to the U.S. Department of the Treasury and the bank’s primary regulator and post it on the bank’s website. CBT’s Excessive or Luxury Expenditures Policy can be viewed at www.theCBT.com.

•
Treasury Review of Bonuses Previously Paid. The Stimulus Act directs the Secretary of the Treasury to review all compensation paid to CBT’s senior executive officers and its next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the

Secretary of the Treasury is directed to negotiate with the CPP recipient and the subject employee for appropriate reimbursements to the federal government with respect to compensation and bonuses found to be excessive.

•
Say on Pay. Under the Stimulus Act, the SEC is required to promulgate rules requiring an advisory, non-binding say on pay vote by the shareholders on executive compensation at the annual meeting during the CPP Covered Period. The bank has complied with the provisions of the Stimulus Act and its implementing regulations in all respect.

The limitations and restrictions on compensation agreements with CBT’s executive officers do not pose any additional burden as CBT did not pay incentive compensation in 2010 or 2009, and does not participate in the types of compensation agreements that are prohibited under the CPP. The governance standards imposed by the Stimulus Act will be delegated to the Compensation Committee. CBT’s Compensation Committee is required to meet semiannually with senior risk officers to review its executive compensation arrangements in light of CBT’s risk management policies and practices. In December 2008, each of CBT’s senior executive officers agreed in writing to accept the compensation standards in existence at that time under the program, thereby capping or eliminating some of their contractual or legal rights. CBT senior executive officers’ written agreements include their obligation to execute whatever documents CBT may require in order to make any changes in compensation arrangements resulting from the Compensation Committee’s review.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act (the “GLB Act”) was enacted in November of 1999. The GLB Act addresses concerns relating to the competitiveness and the safety and soundness of the financial services industry and alters the structure, regulation, and competitive relationships of the nation’s financial institutions. Among other things, the GLB Act:

•
Repeals portions of the Glass-Steagall Act of 1933 that separated commercial and investment banking and eliminates the prohibition on insurance underwriting activities under the Bank Holding Company Act of 1956.

•	Creates “financial holding companies” that may conduct a broad list of financial activities, including insurance and securities underwriting, and real estate development and investment.

•	Allows financial holding companies to conduct activities that are “complementary” to banking.

•	Allows banks to underwrite securities through direct subsidiaries and use direct subsidiaries for insurance or securities sales or other low-risk activities.

•
Prohibits a bank holding company from merging with insurance or securities firms or embarking on new powers if any of its banks earned less than a “satisfactory” CRA rating on its most recent exam. A financial holding company would be barred from additional powers or acquisitions if one of its bank’s CRA rating dropped below “satisfactory” later.

•	Requires financial institutions to establish privacy policies and disclose them at the start of a customer relationship and once a year thereafter.

•
Requires banks to give customers a chance to block sharing of confidential information with third parties except in cases of marketing agreements between financial institutions and some other marketing agreements.

•	Prohibits credit card and account numbers from being shared with third-party marketers.

Although the GLB Act is one of the most significant banking laws enacted in recent years, because of CBT’s relatively small size and recent organization, management does not expect the GLB Act to materially affect the bank’s products, services or other business activities.

The USA PATRIOT Act

The USA PATRIOT Act of 2001 is omnibus legislation that enhances the powers of domestic law enforcement organizations and makes numerous other changes aimed at countering the international terrorist threat to the security of the United States. Title III of the legislation, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (the “Act”), is the portion of the legislation that most directly affects the financial services industry. It is intended to enhance the federal government’s ability to fight money laundering by monitoring currency transactions and suspicious financial activities. The Act has significant implications for depository institutions and other businesses involved in the transfer of money. A number of the important provisions of the Act are described in greater detail below.

•
A financial institution must establish due diligence policies, procedures and controls reasonably designed to detect and report money laundering through correspondent accounts and private banking accounts.

•	No bank may establish, maintain, administer or manage a correspondent account in the United States for a foreign shell bank.

•
Financial institutions must follow regulations adopted by the Treasury Department to encourage financial institutions, their regulatory authorities, and law enforcement authorities to share information about individuals, entities, and organizations engaged in or suspected of engaging in terrorist acts or money laundering activities.

•
Financial institutions must follow regulations adopted by the Treasury Department setting forth minimum standards regarding customer identification. These regulations require financial institutions to implement reasonable procedures for verifying the identity of any person seeking to open an account, maintain records of the information used to verify the person’s identity, and consult lists of known or suspected terrorists and terrorist organizations provided to the financial institution by government agencies.

•
Every financial institution must establish anti-money laundering programs, including the development of internal policies and procedures, designation of a compliance officer, employee training, and an independent audit function.

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “SOX”). The stated goals of the SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SOX addresses, among other matters:

•	the composition and activities of audit committees;

•	certification of financial statements by chief executive officers and the chief financial officers;

•
the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve-month period following initial publication of any financial statements that later require restatement;

•	a prohibition on trading by insiders during pension plan black out periods;

•	disclosure of off-balance sheet transactions;

•	requirements for auditor independence; and

•	increased criminal penalties for violations of securities laws.

Community Reinvestment Act

CBT is subject to the provisions of the Community Reinvestment Act of 1977 (the “CRA”), which requires the bank regulators, in connection with their regular examinations of a bank, to assess the bank’s record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations provide for streamlined procedures for small institutions with assets of less than $1.1 billion. The regulations contain the following three evaluation tests:

•	A lending test, which compares the institution’s market share of loans in low and moderate income areas to its market share of loans in its entire service area;

•	A service test, which evaluates the provision of services that promote the availability of credit to low and moderate income areas; and

•
An investment test, which evaluates the institution’s record of investments in organizations designed to foster community development, small and minority owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community investment record. In addition to public disclosure of an institution’s CRA assessment, regulatory authorities are required to consider an institution’s CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch, or to merge with another federally regulated financial institution. CRA ratings are “outstanding,” “satisfactory,” and “substantial noncompliance.”  CBT received a satisfactory CRA rating at its most recent examination in June 2010.

Monetary Policy

CBT’s earnings are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

Reports to Security Holders

CBT is obligated to file with the Board of Governors of the Federal Reserve System certain periodic reports including an annual report containing audited financial statements pursuant to Section 12(i) of the Exchange Act. CBT will continue to file such reports as required under the Exchange Act. Unlike the SEC, the Federal Reserve does not maintain an electronic database of reports, proxies and information statements and other information regarding issuers that file electronically. Instead, interested persons should visit CBT’s website at www.thecbt.com, where the bank posts copies of all of its Exchange Act filings with the Fed.

Management Discussion and Analysis of Financial Condition and Results of Operations.

Critical Accounting Policies

In the ordinary course of business, CBT’s management makes a number of estimates and assumptions relating to reporting results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  CBT’s management believes that the critical accounting policies which rely on material estimates that are susceptible to significant differences between actual results and estimates are the determination of allowance for loan losses, other-than-temporary impairment of securities, and valuation of deferred tax assets.  Management believes its accounting policy and estimates relating to the provision and allowance for loan losses is very important to the portrayal of CBT’s results of operations and financial condition and  requires its most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  A description of the estimation process and methodology related to the allowance for loan losses, other-than-temporary impairment of securities and the valuation of deferred tax assets is included in CBT’s financial statements and accompanying notes included in CBT’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Board of Governors of the Federal Reserve on March 31, 2011 and included herein beginning on Page F-59.

Comparison of Financial Condition at September 30, 2011 and December 31, 2010

Total assets were $284.2 million at September 30, 2011, an increase of $10.1 million or 3.6%, compared to $274.2 million at December 31, 2010.  Total loans decreased by $2.3 million to $221.4 million at September 30, 2011 compared to $223.7 million at December 31, 2010. CBT originated loans totaling $26.4 million during the nine months ended September 30, 2011 and had repayments totaling $29.1 million. The securities portfolio totaled $42.6 million at September 30, 2011 compared to $35.3 million at December 31, 2010.  The increase in the securities portfolio was due to purchases of eleven (11) government sponsored and government guaranteed residential mortgage-backed securities and nine (9) government guaranteed commercial-mortgage backed securities which was offset by the sale of eighteen (18) bonds, along with calls made on thirteen (13) other bonds prior to their maturities and the continuous prepayments of mortgage-backed securities. Cash and cash equivalents totaled $13.2 million at September 30, 2011 compared to $8.7 million at December 31, 2010 and represented CBT’s primary source of liquidity. Other assets decreased by $1.2 million . This decrease was due to CBT receiving $1.0 million in January 2011that was due from a broker for a security called in December 2010. CBT recorded a $700,000 deferred tax asset at September 30, 2011 as a result of a reduction in the valuation allowance.  The deferred tax asset was fully reserved for as of December 31, 2010.

Total deposits increased $8.8 million to $222.5 million at September 30, 2011 compared to $213.8 million at December 31, 2010.  CBT’s management employed a variety of strategies to increase funds from a diverse set of depositors.  Checking accounts, including both non-interest bearing and NOW accounts, increased $18.5 million to $69.6 million at September 30, 2011 through additional new accounts.  Money market funds decreased $2.6 million to $70.1 million at September 30, 2011 from $72.7 million at December 31, 2010.  Certificates of deposit declined $7.7 million to $80.2 million at September 30, 2011 due to customer migration away from time deposits and planned runoff of brokered deposits.  Long-term FHLB advances were $29.5 million at September 30, 2011, down $1.0 million from December 31, 2010.  Secured borrowings increased $521,000 to $1.1 million at September 30, 2011 from $577,000 at December 31, 2010. Other borrowings were $176,000 at September 30, 2011 compared to none at December 31, 2010. Other borrowings represents a first lien mortgage to another financial institution for one of CBT’s other real estate owned properties.

Securities

At September 30, 2011, CBT’s securities portfolio, all of which are classified as available-for-sale, amounted to $42.6 million, or 15.0% of total assets. The following table sets forth information regarding the amortized cost and fair values of CBT's securities as of the dates indicated.

		Gross	Gross
(In thousands)	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2011
Government-sponsored enterprises	$6,518	$10	$(1)	$6,527
U.S. Government guaranteed residential mortgage-backed securities	20,784	158	(162)	20,780
Government-sponsored residential mortgage-backed securities	12,394	158	(79)	12,473
U.S. Government guaranteed commercial mortgage-backed securities	1,802	123	-	1,925
Corporate bonds	999	-	(128)	871
	$42,497	$449	$(370)	$42,576

December 31, 2010
Government-sponsored enterprises	$6,540	$-	$(196)	$6,344
U.S. Government guaranteed residential mortgage-backed securities	5,935	195	(2)	6,128
Government-sponsored residential mortgage-backed securities	12,803	297	(37)	13,063
U.S. Government guaranteed commercial mortgage-backed securities	8,958	70	(40)	8,988
Corporate bonds	999	-	(173)	826
	$35,235	$562	$(448)	$35,349

Securities available for sale experienced a net increase of $7.2 million.  Purchases of securities available for sale for the nine months ended September 30, 2011 totaled $38.1 million and consisted of twenty (20) government-guaranteed residential and commercial mortgage-backed securities.  For the nine months ended September 30, 2011, proceeds from sales of available for sale securities totaled $15.6 million and from matured and called securities amounted to $13.4 million. Principal payments totaled $2.9 million for the nine months ended September 30, 2011.  The portfolio included a net unrealized gain of $79,000 as of September 30, 2011, a decrease of $35,000 compared to December 31, 2010.  CBT recognized a net gain of $448,000 on the sale of securities for the nine months ended September 30, 2011.

Loans

CBT is a traditional commercial bank with 83.4% of its loan portfolio advanced to commercial and commercial real estate (CRE) borrowers.  Because loans generally produce higher yields than securities and other interest-earning assets, it is CBT’s strategy to use deposit balances to fund loans within its market area as soon as practicable.  At September 30, 2011, CBT’s net loan portfolio totaled $218.3 million, or 76.9% of total assets, compared to $220.3 million or 80.3% at December 31, 2010. There were no significant changes in the composition of the loan portfolio at September 30, 2011 compared to December 31, 2010. The following table sets forth the composition of CBT’s loan portfolio in dollar amounts at the respective dates indicated.

(In thousands)	September 30, 2011	December 31, 2010

Commercial real estate:
Owner occupied	$63,721	$66,020
Non-owner occupied	57,293	50,122
Residential real estate:
Residential 1-4 family	11,265	9,726
Second mortgages	473	478
Equity lines of credit	8,084	8,480
Construction	10,814	13,766
Total mortgage loans on real estate	151,650	148,592

Commercial loans	63,171	69,110
Consumer loans	6,196	5,627
Total loans	221,017	223,329

Allowance for loan losses	(3,099)	(3,381)
Net deferred loan costs	359	394

Loans, net	$218,277	$220,342

CBT’s management evaluated the loan portfolio and identified 34 loans totaling $16.5 million which were considered impaired as of September 30, 2011 compared to 31 loans totaling $14.9 million as of December 31, 2010.  Nonaccrual loans of $12.9 million and $8.8 million at September 30, 2011 and December 31, 2010, respectively, are impaired loans.

Fourteen loans totaling $8.3 million were placed on nonaccrual basis during the nine months ended September 30, 2011. Three nonaccrual commercial loans totaling $128,000 were charged-off as they were deemed uncollectible. Nine nonaccrual commercial loans had partial charge-offs in the amount of $794,000. A residential mortgage loan had a partial charge-off of $18,000 and seven consumer loans totaling $10,000 were also charged off in the nine months ended September 30, 2011. Nonaccrual loans represented 5.8% of the gross loan portfolio at September 30, 2011 compared to 3.9% at December 31, 2010.

In continuing efforts to protect against loan losses, CBT strives to acquire personal guarantees from borrowers, and when available, guarantees from government agencies to protect against loan losses.  In addition to the valuation allowance set aside for impaired loans detailed in note 6 to the accompanying financial statements, CBT has government guarantees from the Small Business Association (“SBA”) totaling $518,000 and the United States Department of Agriculture (“USDA”) totaling $2.1 million as of September 30, 2011.

Net loan charge-offs totaled $944,000 for the nine months ended September 30, 2011 compared to $351,000 for the same period in the prior year.  The percentage of the allowance for loan losses to total loans was 1.40% at September 30, 2011 compared to 1.51% at December 31, 2010 and 1.48% at September 30, 2010.

Deposits

Deposits from CBT’s primary market have provided a relatively stable funding source for CBT’s loan portfolio and other earning assets.  In addition, CBT is a well-capitalized institution and can accept brokered deposits without limitation.   CBT offers a full range of interest-bearing and noninterest-bearing accounts with a range of maturity date options.  The primary sources of deposits are local businesses, including owners and employees of businesses and consumers of the North-Central Connecticut market area. The following table sets forth the composition of CBT’s deposits in dollar amounts and as a percentage of total deposits at the dates indicated.

	September 30, 2011		December 31, 2010
(In thousands)		Percent		Percent
	Balance	of Total	Balance	of Total
Noninterest-bearing	$47,907	21.5%	$35,972	16.8%
NOW deposits	21,740	9.8	15,140	7.1
Money market deposits	70,073	31.5	72,721	34.0
Savings deposits	2,632	1.2	2,042	1.0
	142,352		125,875

Certificates of deposit less than $100,000	28,804	12.9	30,773	14.4
Certificates of deposit greater than $100,000	51,388	23.1	57,146	26.7
	$222,544	100.0%	$213,794	100.0%

Total deposits increased by $8.8 million to $222.5 million at September 30, 2011 from $213.8 million at December 31, 2010.  Noninterest-bearing checking accounts totaled $47.9 million at September 30, 2011, fluctuating within normal deposit ranges.  NOW accounts increased $6.6 million to $21.7 million at September 30, 2011 primarily due to core growth of new deposit accounts.  Tiered money market deposit accounts decreased by $2.6 million to $70.1 million at September 30, 2011.  Certificates of deposits declined $7.7 million to $80.2 million at September 30, 2011 with the planned redemption of $8 million in brokered certificates. Brokered deposits, including brokered money market deposit accounts, totaled $27.8 million and $44.4 million, respectively, at September 30, 2011 and December 31, 2010.

Comparison of Operating Results for the Three Months Ended September 30, 2011 and 2010
General
CBT reported net income of $165,000 for the three months ended September 30, 2011 compared to net loss of $135,000 for the same period in the prior year.  For both the three months ended September 30, 2011 and 2010, CBT accounted for dividends and accretion on preferred stock totaling $97,000. CBT had a net gain on sale of securities available for sale in the amount of $310,000 during the three months ended September 30, 2011 compared to none for the three months ended September 30, 2010. Net income available to common stockholders, after dividend and accretion on preferred stock, was $68,000 for the three months ended September 30, 2011 compared to a net loss of $232,000 for the same period in the prior year.  Net interest income was $2.5 million for the three months ended September 30, 2011 compared to $2.6 million for the three months ended September 30, 2010. The net interest margin was 3.59% for the three months ended September 30, 2011 and 3.89% for the three months ended September 30, 2010. An increase in average interest-earning assets to $276.6 million for the quarter ended September 30, 2011 from $263.7 million for the quarter ended September 30, 2010 was due to increases in average loans of $10.5 million and investment in securities of $8.1 million, which were partially offset by a decrease in other average interest earning assets of $5.7 million. Average loans totaled $224.5 million during the quarter ended September 30, 2011 compared to $214.0 million for the same period in the prior year.  Interest income on earning assets declined $182,000 to $3.2 million for the three months ended September 30, 2011 compared to $3.4 million for the same period a year earlier due to lower yielding products.  Interest expense was $732,000 for the three months ended September 30, 2011, a decrease of $104,000 from the comparable period a year earlier.  The provision for loan losses decreased $189,000 to $398,000 for the quarter ended September 30, 2011 from $587,000 for the same period a year earlier. The provision for the three months ended September 30, 2011 included reserves on specifically identified impaired loans, as well as provisions in response to deterioration in loan characteristics primarily resulting from loans migrating to delinquent or nonperforming status. The decrease in the provision for loan losses is attributable to the decrease in the valuation allowance on impaired loans, offset by an increase in the general allowance for loan losses.

Net Interest Income

Net interest income is the difference between income on interest-earning assets and expense on interest-bearing liabilities.

The following table depicts the condensed averages of the major balance sheet categories that generate interest income or interest expense and the resulting asset yields or cost of funds for the three months ended September 30, 2011 and 2010. The difference between asset yields and the cost of funds equals the net interest spread. The difference between interest income and interest expense equals net interest income, which is divided into the average balance of interest-earning assets to arrive at the net interest margin. The average balances of loans include nonaccrual loans, loans held for sale, and deferred fees and costs. Interest on nonaccrual loans has been included only to the extent reflected in the Statement of Operations. The total dollar amount of interest income from assets and the subsequent yields are calculated on a taxable equivalent basis.

	Three Months Ended September 30,
	2011			2010

		Interest	Average		Interest	Average
	Average	Income/	Yield	Average	Income/	Yield
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$224,481	$2,974	5.26%	$213,959	$3,159	5.86%
Securities	38,186	239	2.48	30,092	237	3.12
Other	13,921	24	0.68	19,612	23	0.47
Total interest-earning assets	276,588	3,237	4.64	263,663	3,419	5.14
Allowance for loan losses	(3,382)			(2,942)
Cash and due from banks	5,026			4,678
Other assets	7,591			5,316
Total assets	$285,823			$270,715

Interest-bearing liabilities:
Savings, NOW and money market deposits	$98,381	187	0.75	$82,734	196	0.94
Time deposits	78,615	274	1.38	95,593	363	1.51
Borrowed funds	33,910	271	3.17	33,504	277	3.28
Total interest-bearing liabilities	210,906	732	1.38	211,831	836	1.57
Demand deposits	47,212			32,378
Total deposits and borrowed funds	258,118			244,209
Other liabilities	1,440			1,092
Stockholders' equity	26,265			25,414
Total liabilities and stockholders' equity	$285,823			$270,715
Net interest income		$2,505			$2,583
Interest rate spread			3.26%			3.57%
Net interest margin			3.59%			3.89%
Interest-earning assets to interest-bearing liabilities			131.14%			124.47%

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected CBT’s interest income and interest expense during the periods indicated.  Information is provided in each category with respect to:  (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Three Months Ended September 30,
	2011 compared to 2010

	Increase (Decrease)
	Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$150	$(335)	$(185)
Securities	56	(54)	2
Other	(8)	9	1
Total interest-earning assets	198	(380)	(182)

Interest-bearing liabilities:
Savings, NOW and money market deposits	34	(43)	(9)
Time deposits	(61)	(28)	(89)
Borrowed funds	3	(9)	(6)
Total interest-bearing liabilities	(24)	(80)	(104)

Change in net interest income	$222	$(300)	$(78)

Total average interest-earning assets increased $12.9 million to $276.6 million for the quarter ended September 30, 2011 compared to the same period in the preceding year.  Average loan balances increased by $10.5 million to $224.5 million for the quarter ended September 30, 2011 as CBT continued to concentrate on commercial lending, with both new originations and advances on existing lines of credit. Average investments in securities, primarily in government-guaranteed or sponsored securities, increased $8.1 million to $38.2 million for the quarter ended September 30, 2011. Other average asset balances, mainly liquid short-term interest bearing funds, decreased by $5.7 million to $13.9 million for the quarter ended September 30, 2011.  Overall, the yield declined 50 basis points year-over-year as an increase of $198,000 related to volume changes in average interest-earning assets was more than offset by a decrease of $380,000 related to rate changes in average interest-earning assets.

Average interest-bearing liabilities declined by $925,000 to $210.9 million for the quarter ended September 30, 2011. The decrease in average time deposits of $17.0 million to $78.6 million for the quarter ended September 30, 2011 more than offset increases in both average savings, NOW and money market deposits of $15.6 million to $98.4 million and borrowed funds of $406,000 to $33.9 million for the quarter ended September 30, 2011. The average rate paid on these liabilities decreased to 1.38% for the three month period ended September 30, 2011 from 1.57% for the three month period ended September 30, 2010.  The effect of these changes resulted in a decrease of $24,000 related to volume changes and a decrease of $80,000 related to rate changes. The net interest margin declined to 3.59% for the three months ended September 30, 2011 from 3.89% for the comparable period in 2010.

Provision for Loan Losses

The provision for loan losses is estimated based upon quantitative factors affecting both the growth in outstanding loans and composition of the loan portfolio.  Management of CBT’s analysis of the adequacy of the loan loss reserve also includes a regular review of qualitative factors including, but not limited to, individual loans, industry trends and concentrations, and national and local economic conditions. Management of CBT’s evaluation of the current level of outstanding loans and the risk comprised of the qualitative factors within the portfolio resulted in provisions for losses in the amount of $398,000 for the three months ended September 30, 2011 compared to $587,000 for the three months ended September 30, 2010.  The provision for the three months ended September 30, 2011 included reserves on specifically identified impaired loans and loan charge-offs, as well as provisions in response to deterioration in loan characteristics resulting primarily from loans migrating to delinquent or nonperforming status. Net loan charge-offs amounted to $703,000 during the three months ended September 30, 2011 compared to $266,000 in the corresponding period of the prior year.

Non-interest Income

Total non-interest income for the quarter ended September 30, 2011 was $552,000, an increase of $366,000 from the same period in the preceding year.  CBT reported a net gain on the sale of available-for-sale securities of $310,000 for the three months ended September 30, 2011 compared to none for the same period in the preceding year. Customer service fees totaled $130,000 for the quarter ended September 30, 2011 compared to $103,000 for the corresponding period a year earlier due to increased utilization of fee services.  Brokerage commissions totaled $88,000 compared to $63,000 for the same period in 2010.  CBT recognized $24,000 in gains on the sale of loans in the secondary market for each of the three months ended September 30, 2011and 2010.

Non-interest Expenses

Non-interest expenses increased $177,000, or 7.6%, to $2.5 million for the three months ended September 30, 2011 compared to the same period in 2010.  Compensation costs rose $34,000 to $1.2 million for the quarter ended September 30, 2011 due to staff additions and higher employee benefit costs.  Professional services rose $97,000 to $262,000 for the three months ended September 30, 2011 due to rising costs and the increased use of legal, accounting and other consulting services due primarily to merger-related activities. Other general and administrative costs grew $38,000 to $318,000 for the quarter ended September 30, 2011 due to costs associated with the collection of problem loans and the maintenance of other real estate owned, as well as general increases in costs for goods and services.

Comparison of Operating Results for the Nine Months Ended September 30, 2011 and 2010

General

CBT reported net income before income tax benefit of $387,000 for the nine months ended September 30, 2011, compared to net income of $372,000 for the same period in the prior year. For the nine months ended September 30, 2011 and 2010, CBT accounted for dividends and accretion on preferred stock totaling $291,000. CBT recognized a tax benefit in the amount of $700,000 in the nine months ended September 30, 2011 due to the reduction in the valuation allowance for deferred taxes. Net income available to common shareholders, after dividend and accretion on preferred stock and the tax benefit, was $796,000 and $81,000, respectively, for the nine months ended September 30, 2011 and 2010. Net interest income had a minimal decrease of $44,000 to $7.5 million for the nine months ended September 30, 2011 resulting from decreases of $398,000 and $354,000, respectively, on interest income and interest expense compared to the same period in the prior year. Noninterest expense had an increase of $756,000 to $7.6 million for the nine months ended September 30, 2011, compared to $6.8 million for the same period in the prior year. Noninterest income had an increase of $581,000 to $1.1 million for the nine months ended September 30, 2011, compared to $544,000 for the nine months ended September 30, 2010. The provision for loan losses was $662,000 for the nine months ended September 30, 2011, compared to $896,000 for the comparable period a year earlier. The provision for the nine months ended September 30, 2011 included reserves on specifically identified impaired loans, as well as provisions in response to deterioration in loan characteristics primarily resulting from loans migrating to delinquent or nonperforming status. The decrease in the provision for loan losses is attributable to the decrease in the valuation allowance on impaired loans offset by an increase in the general allowance for loan losses.

Net Interest Income

Net interest income is the difference between income on interest-earning assets and expense on interest-bearing liabilities.

The following table depicts the condensed averages of the major balance sheet categories that generate interest income or interest expense and the resulting asset yields or cost of funds for the nine months ended September 30, 2011 and 2010.  The difference between asset yields and the cost of funds equals the net interest spread.  The difference between interest income and interest expense equals net interest income, which is divided into the average balance of interest-earning assets to arrive at the net interest margin.  The average balances of loans includes nonaccrual loans, loans held for sale, and deferred fees and costs.  Interest on nonaccrual loans has been included only to the extent reflected in the Statement of Income.  The total dollar amount of interest income from assets and the subsequent yields are calculated on a taxable equivalent basis.

	Nine Months Ended September 30,
	2011			2010

		Interest	Average		Interest	Average
	Average	Income/	Yield	Average	Income/	Yield
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$222,839	$8,926	5.36%	$208,557	$9,269	5.94%
Securities	34,404	683	2.65	28,679	728	3.39
Other	10,627	60	0.75	23,026	70	0.41
Total interest-earning assets	267,870	9,669	4.83	260,262	10,067	5.17
Allowance for loan losses	(3,381)			(2,817)
Cash and due from banks	5,047			4,507
Other assets	7,713			5,177
Total assets	$277,249			$267,129

Interest-bearing liabilities:
Savings, NOW and money market deposits	$94,855	$576	0.81	$75,806	$591	1.04
Time deposits	79,969	816	1.36	100,548	1,140	1.52
Borrowed funds	33,642	801	3.18	32,967	816	3.31
Total interest-bearing liabilities	208,466	2,193	1.41	209,321	2,547	1.63
Demand deposits	41,577			31,441
Total deposits and borrowed funds	250,043			240,762
Other liabilities	1,454			1,374
Stockholders' equity	25,752			24,993
Total liabilities and stockholders' equity	$277,249			$267,129
Net interest income		$7,476			$7,520
Interest rate spread			3.42%			3.54%
Net interest margin			3.73%			3.86%
Interest-earning assets to interest-bearing liabilities			128.50%			124.34%

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected CBT’s interest income and interest expense during the periods indicated.  Information is provided in each category with respect to:  (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Nine Months Ended September 30,
	2011 compared to 2010
	Increase (Decrease)
	Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$609	$(952)	$(343)
Securities	80	(125)	(45)
Other	(35)	25	(10)
Total interest-earning assets	654	(1,052)	(398)

Interest-bearing liabilities:
Savings, NOW and money market deposits	131	(146)	(15)
Time deposits	(218)	(106)	(324)
Borrowed funds	17	(32)	(15)
Total interest-bearing liabilities	(70)	(284)	(354)

Change in net interest income	$724	$(768)	$(44)

Total average interest-earning assets increased $7.6 million to $267.9 million for the nine months ended September 30, 2011 compared to the same period in the preceding year.  Average loan balances increased $14.3 million as CBT continued to concentrate on commercial lending, including new originations of commercial loans and advances on existing lines of credit.  Average investments in government-guaranteed securities increased $5.7 million resulting from purchases of $38.1 million less sales and maturities and calls of $15.6 million and $13.4 million and principal repayments and amortization of $2.9 million. Overall, the yield in interest-earning assets declined 34 basis points year-over-year with an increase of $654,000 related to volume changes in average interest-earning assets and a decrease of $1.1 million related to rate changes in average interest-earning assets.

Average interest-bearing liabilities decreased slightly by $855,000 to $208.5 million for the nine months ended September 30, 2011 as the decrease in time deposits of $20.6 million to $80.0 million was offset by increases in savings, NOW and money market deposits of  $19.0 million to $94.9 million and borrowed funds of $675,000 to $33.6 million. The average rate paid on liabilities dropped to 1.41% for the nine months ended September 30, 2011 from 1.63% for the comparable period in 2010.  The effect of these changes resulted in a decrease of $70,000 related to volume changes and a decrease of $284,000 related to rate changes.  The net interest margin declined to 3.73% for the nine months ended September 30, 2011 from 3.86% for the comparable period in 2010.

Provision for Loan Losses

The provision for loan losses is estimated based upon quantitative factors affecting both the growth in outstanding loans and composition of the loan portfolio.  Management of CBT’s analysis of the adequacy of the loan loss reserve also includes a regular review of qualitative factors including but not limited to individual loans, industry trends and concentrations, and national and local economic conditions. Management of CBT’s evaluation of the current level of outstanding loans and the risk comprised of the qualitative factors within the portfolio resulted in provisions for losses in the amount of $662,000 for the nine months ended September 30, 2011 compared to $896,000 for the nine months ended September 30, 2010.  The provision for the nine months ended September 30, 2011 included reserves on specifically identified impaired loans and loan charge-offs, as well as provisions in response to deterioration in loan characteristics resulting primarily from loans migrating to delinquent or nonperforming status.  Net loan charge-offs amounted to $944,000 of loans during the nine months ended September 30, 2011 compared to $351,000 in the corresponding period of the prior year.

Non-interest Income

Total non-interest income for the nine months ended September 30, 2011 was $1.1 million, an increase of $581,000 from the same period in the preceding year.  CBT reported a net gain on the sale of available-for-sale securities of $448,000 for the nine months ended September 30, 2011 compared to $60,000 for the same period in the preceding year. Customer service fees totaled $360,000 for the nine months ended September 30, 2011 compared to $249,000 for the corresponding period a year earlier due to increased utilization of fee services.  Brokerage commissions totaled $251,000 compared to $206,000 for the same period in 2010.  CBT recognized $66,000 in gains on the sale of loans in the secondary market for the nine months ended September 30, 2011 compared to $33,000 on the sale of loans in the same period a year earlier.

Non-interest Expenses

Non-interest expenses increased $756,000, or 11.1%, to $7.6 million for the nine months ended September 30, 2011 compared to the same period in 2010.  Compensation costs rose $192,000 to $3.6 million for the nine months ended September 30, 2011 due to staff additions and higher employee benefit costs.  Professional services rose $245,000 to $742,000 for the nine months ended September 30, 2011 due to rising costs and the increased use of legal, accounting and other consulting services due primarily from merger-related activities. FDIC assessments increased $79,000 to $368,000 for the nine months ended September 30, 2011 primarily as a result of higher deposit balances and increased assessment rates imposed by the FDIC. Other general and administrative costs grew $245,000 to $1.0 million for the nine months ended September 30, 2011 due to costs associated with the collection of problem loans and the maintenance of other real estate owned, as well as general increases in costs for goods and services.

Income Tax Benefit

CBT recognized a tax benefit in the amount of $700,000 for the nine months ended September 30, 2011.  Prior to March 31, 2011, CBT had a valuation reserve of $5.2 million against the entire net deferred tax asset which related to prior years’ federal and state operating losses as well as other timing differences.  Management determined that based on recent earnings history and near term earnings projections, it was more likely than not that a portion of the deferred tax asset would be realized and that it was appropriate to decrease the valuation reserve against the deferred tax asset as by $700,000.

Liquidity

CBT closely monitors its liquidity position.  Consistent with the requirements of prudent banking practices necessary to maintain liquidity, CBT’s management seeks to match maturities and interest rates of loans and the securities portfolio with those of deposits, although exact matching is not always possible.  The bank’s primary sources of liquidity are cash and cash equivalents and its securities portfolio. Its securities portfolio consists primarily of marketable securities of government-sponsored enterprises and mortgage-backed securities, generally with varied maturities. Additional off- balance sheet liquidity is provided by a federal funds line of credit, the authority to borrow from the Federal Home Loan Bank of Boston (“FHLB”), and the discount window at the Federal Reserve.

The primary investing activities of CBT are the origination of commercial loans and commercial mortgages.  To a lesser extent, CBT invests in the origination of consumer loans, primarily home equity loans and lines of credit, and other types of loans as well as investments in mortgage-backed and government-sponsored enterprise securities.  To support the growth in lending and investment activities, CBT uses deposit balances and additional funding sources as well as principal and interest payments on outstanding loans and investment securities. CBT experienced a $8.8 million increase in total deposits to $222.5 million for the nine month period ending September 30, 2011.  Deposit flows are affected by the overall level of interest rates and products offered by CBT and its local competitors as well as other factors.  CBT utilizes these cash flows to fund a large portion of its balance sheet growth.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by market interest rates and general economic conditions. When CBT requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and a $2.0 million federal funds borrowing line of credit from Bankers’ Bank Northeast.  At September 30, 2011, CBT had $29.5 million of borrowings outstanding with the FHLB, which represented a $1.0 million decrease from December 31, 2010, and had not drawn on the federal funds line of credit with Bankers’ Bank Northeast.

The table below indicates the various types of commitments outstanding as of each of the respective dates.

	September 30,	December 31,
(In thousands)	2011	2010

Unfunded commitments under commercial lines of credit	$41,563	$34,797
Unfunded commitments under commercial construction loans	2,778	2,534
Unfunded commitments under home equity lines of credit	6,757	6,558
Commitments to originate loans	7,906	9,996
Commercial letter of credit	962	1,054

CBT’s management anticipates that it will have sufficient funds available to meet its current loan commitments. CBT’s management believes that, although it is not possible to predict future deposit account levels, a significant portion of CBT’s deposits will remain with CBT. CBT’s management believes that CBT’s short-term assets, combined with access to alternative funding sources such as the FHLB and other short-term borrowing lines, provide sufficient liquidity to cover potential fluctuations in deposit accounts and loan demand and to meet other anticipated operating cash and investment requirements.

Interest Rate Sensitivity Management

Interest rate risk (“IRR”) represents CBT’s primary market risk exposure. Since CBT’s earnings are to a great extent dependent on its net interest income (“NII”), IRR can adversely affect CBT’s earnings. To manage interest rate risk, CBT has an Asset/Liability Committee (“ALCO”), whose goal is to mitigate interest rate risk and to maximize net interest income under changing interest rate environments. To serve its purpose, ALCO utilizes an Asset/Liability Management (“ALM”) process. ALM employs techniques to quantify, analyze, and control interest rate risk. The principal objective of ALM is to maximize NII while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

Net interest income is susceptible to IRR to the degree that interest-earning assets mature or re-price on a different basis and timing than interest-bearing liabilities. This timing difference represents a potential risk to CBT’s future earnings. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect CBT’s NII. Similarly, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in CBT’s NII. Hence, interest rate fluctuations can put CBT’s future earnings at risk.

ALCO directs CBT’s management to produce a stable net interest margin (“NIM”) in periods of interest rate fluctuations. ALCO sets a range of guidelines to ensure a balance sheet composition that enhances both long-term and short-term performance of CBT. By adjusting the asset/liability position, CBT’s Board of Directors and management attempt to minimize the adverse effects of interest rate fluctuation while maximizing NIM. At times, depending on the general level of interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, CBT’s Board of Directors and management may establish and implement strategies that could add to the level of IRR in order to increase CBT’s NIM. Notwithstanding CBT’s IRR management activities, the potential for rising or falling interest rates is an uncertainty that can have an adverse effect on net earnings.

To better mitigate IRR, CBT’s management and ALCO adopted ALM processes. Through the use of a discounted cash flow technique, ALM predicts CBT’s performance under various interest rate levels. CBT’s management makes a range of assumptions that include behavior of CBT’s interest-earning assets and interest-bearing liabilities during periods of rising and declining interest rates. It is also assumed that the interest rate movement will be parallel – both short-term and long-term rates will change by the same number of basis points. ALM allows CBT’s management to analyze the behavior of CBT’s balance sheet components under various rate levels and compare it to the base case – the scenario in which interest rates are assumed to remain unchanged.

NII at-risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. The following table summarizes the estimated impact on net interest income of increases of 100, 200, 300 and 400 basis points in interest rates over a twelve month period commencing September 30, 2011. Interest rates are assumed to change in parallel fashion and NII results are compared to the flat rate scenario as a base.

Net Interest Income At-Risk

	Base Case	Estimated Change in Net Interest Income
	(000's)	+100 BP	+200 BP	+300 BP	+400 BP

September 30, 2011	$9,536	0.74%	0.29%	-2.29%	-4.73%

Off-Balance Sheet Arrangements

Information relating to Off-Balance Sheet Arrangements is presented in the proxy statement/prospectus (see Note 10 to CBT’s Financial Statements). There have been no material changes in CBT’s off-balance sheet arrangements since December 31, 2010.

Regulatory Capital

Federal law defines specific capital categories for depository institutions.  The capital categories, in declining order, are: (i) well capitalized; (ii) adequately capitalized; (iii) undercapitalized; (iv) significantly undercapitalized; and (v) critically undercapitalized.  To be considered “adequately capitalized,” an institution must generally have a leverage ratio of at least 4%, a Tier 1 capital to risk-weighted assets ratio of at least 4% and total Tier 1 and Tier 2 capital to risk-weighted assets ratio of at least 8%.  To be considered “well capitalized,” an institution must generally have a leverage ratio of at least 5%, a Tier 1 capital to risk-weighted assets ratio of at least 6% and total Tier 1 and Tier 2 capital to risk-weighted assets ratio of at least 10%.  As of September 30, 2011, the most recent notification from the FDIC categorized CBT as “well capitalized.”  To be categorized as “well capitalized,” CBT must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

As indicated in the following table, the actual regulatory capital ratios of CBT at September 30, 2011 exceeded the minimum required ratios. CBT’s management believes there are no conditions that have changed CBT’s category since its most recent notification from regulators that it is “well capitalized.” CBT’s actual capital amounts and ratios as of September 30, 2011 and December 31, 2010 are presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(Dollars in thousands)

September 30, 2011
Total capital	$28,392	12.7%	$17,821	8.0%	$22,276	10.0%
(to risk weighted assets)

Tier 1 capital	25,603	11.5	8,910	4.0	13,366	6.0
(to risk weighted assets)

Tier 1 capital	25,603	9.0	11,426	4.0	14,282	5.0
(to average assets)

December 31, 2010
Total capital	$27,511	12.3%	$17,924	8.0%	$22,406	10.0%
(to risk weighted assets)

Tier 1 capital	24,703	11.0	8,962	4.0	13,443	6.0
(to risk weighted assets)

Tier 1 capital	24,703	8.9	11,146	4.0	13,933	5.0
(to average assets)

A reconciliation of total CBT capital to total regulatory capital is as follows:

	September 30, 2011	December 31, 2010
(In thousands)
Total capital per financial statements	$25,787	$24,867
Accumulated net unrealized gains on available-for-sale securities	(79)	(114)
Disallowed deferred tax asset	(55)	-
Intangible assets	(50)	(50)
Total Tier 1 capital	25,603	24,703
Adjustments for total capital
Allowance for loan losses includible in Tier 2 Capital	2,789	2,808
Total capital per regulatory reporting	$28,392	$27,511

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

CBT’s total assets increased $13.9 million, or 5%, to $274.2 million at December 31, 2010 from $260.3 million at December 31, 2009. Net loans increased $22.2 million and totaled $220.3 million at December 31, 2010, led by strong growth in CBT’s core commercial and commercial real estate loan portfolios. Securities increased $7.9 million as six additional government-sponsored enterprises securities were acquired during 2010. Cash and cash equivalents decreased $18.4 million to $8.7 million as of December 31, 2010 as federal funds sold of $22.8 million at December 31, 2009 were invested throughout 2010.

Deposit balances increased $13.0 million to $213.8 million at December 31, 2010 from $200.8 million at December 31, 2009. Money market accounts increased $17.8 million and NOW accounts increased $6.5 million while certificates of deposit declined $13.5 million. Short-term advances were relatively unchanged as the incurrence of secured borrowings of $577 thousand was offset by a $596 thousand decrease in securities sold under agreements to repurchase at December 31, 2010. Long-term advances from the FHLB Boston were unchanged at $30.5 million at December 31, 2010 and 2009.

Total stockholders’ equity was $24.9 million at December 31, 2010, an increase of $814 thousand from $24.1 million at December 31, 2009. Growth in stockholders’ equity reflects net income of $560 thousand and changes in net unrealized investment gains of $382 thousand which were partially offset by dividends of $273 thousand paid on the senior preferred stock held by Treasury.

Results of Operations for the Year Ended December 31, 2010 Compared to December 31, 2009

Net Income

CBT reported net income of $560 thousand before dividends and accretion of discount on preferred stock for the year ended December 31, 2010 compared to net income of $357 thousand before dividends and accretion of discount on preferred stock for the year ended December 31, 2009. Net income increased $203 thousand, or 57% primarily as a result of CBT’s ability to grow the balance sheet somewhat offset by the increase in loan loss provisions.  Net interest income of $10.0 million for the year ended December 31, 2010, was an increase of $1.4 million, or 16%, from the prior year primarily due to growth in average interest-earning assets and the low rate paid on average interest-bearing liabilities. Total interest income increased $729 thousand for the year ended December 31, 2010 compared to the prior year, while total interest expense associated with deposits and other borrowings declined $633 thousand from the prior year. Provision for loan losses were $1 million for the year ended December 31, 2010 compared to $677 thousand in the prior year as the factors relating to credit quality utilized to estimate the level of the allowance for loan losses deteriorated throughout 2010.

Net Interest Income

The largest component of CBT’s revenue is net interest income, which is the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet

The following table depicts the condensed averages of the major balance sheet categories that generate interest income or interest expense and the resulting asset yields or cost of funds for the years ended December 31, 2010, 2009 and 2008. The difference between asset yields and the cost of funds equals the net interest spread. The difference between interest income and interest expense equals net interest income, which is divided by the average balance of interest-earning assets to arrive at the net interest margin. The average balance of loans includes nonaccrual loans, loans held for sale, and deferred fees and costs. Interest on nonaccrual loans has been included only to the extent reflected in the Statements of Income. The total dollar amount of interest income from assets and the subsequent yields are calculated on a taxable equivalent basis, which has no impact for CBT due to its net operating loss carry forward position.

	Years Ended December 31,
	2010			2009			2008

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield	Average	Income/	Yield	Average	Income/	Yield
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans	$211,852	$12,340	5.82%	$187,141	$11,298	6.04%	$160,260	$10,473	6.54%
Securities	30,296	927	3.06%	29,167	1,290	4.42%	26,483	1,346	5.08%
Other	18,985	91	0.48%	2,851	41	1.44%	8,894	219	2.46%

Total interest-earning assets	261,133	13,358	5.12%	219,159	12,629	5.76%	195,637	12,038	6.15%
Allowance for loan losses	(2,928)			(2,799)			(2,045)
Cash and due from banks	4,665			13,951			4,650
Other assets	7,273			4,042			4,540
Total assets	$270,143			$234,353			$202,782

Interest-bearing liabilities:
Savings, NOW and money market deposits	$79,242	792	1.00%	$58,333	785	1.35%	$36,846	806	2.19%
Time deposits	98,122	1,471	1.50%	86,797	2,099	2.42%	89,434	3,490	3.90%
Borrowed funds	33,232	1,094	3.29%	35,032	1,106	3.16%	30,422	1,070	3.52%
Total interest-bearing liabilities	210,596	3,357	1.59%	180,162	3,990	2.21%	156,702	5,366	3.42%
Demand deposits	33,091			28,735			25,495

Total deposits and borrowed funds	243,687			208,897			182,197
Other liabilities	1,401			1,508			1,058
Stockholders' equity	25,055			23,948			19,527
Total liabilities and stockholders' equity	$270,143			$234,353			$202,782
Net interest income		$10,001			$8,639			$6,672
Interest rate spread			3.53%			3.55%			2.73%
Net interest margin			3.83%			3.94%			3.41%
Ratio of interest-earning assets to interest-bearing liabilities			124.00%			121.65%			124.85%

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended December 31, 2010			Year Ended December 31, 2009
	compared to December 31, 2009			compared to December 31, 2008
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net
(Dollars in Thousands)
Interest-earning assets:
Loans	$1,450	$(408)	$1,042	$1,665	$(840)	$825
Securities	4	(367)	(363)	52	(108)	(56)
Other	70	(20)	50	(110)	(68)	(178)
Total interest earning assets	1,524	(795)	729	1,607	(1,016)	591

Interest-bearing liabilities:
Savings, NOW and money market deposits	239	(232)	7	361	(382)	(21)
Time deposits	247	(875)	(628)	(100)	(1,291)	(1,391)
Borrowed funds	(58)	46	(12)	152	(116)	36
Total interest-bearing liabilities	428	(1,061)	(633)	413	(1,789)	(1,376)

Increase in net interest income	$1,096	$266	$1,362	$1,194	$773	$1,967

Net interest income increased $1.4 million to $10.0 million for the year ended December 31, 2010 compared to $8.6 million in the comparable period in 2009 primarily due to growth in average interest-earning assets and the low rate paid on average interest-bearing liabilities. Total average interest-earning assets increased $42.0 million to $261.1 million for the year ended December 31, 2010, reflecting growth of $24.7 million in average loans outstanding. The increase is principally due to new originations and increased advances on lines of credit, which are partially offset by the scheduled repayments of existing loans in the loan portfolio.  Average investments increased $1.1 million from the prior period due to redeployment of funds into short-term low yielding securities. Income from securities declined $363 thousand due principally to the replacement in the investment portfolio of high yielding securities with securities that have historically low market yields. Other interest earning assets were $16.1 million higher, reflecting cash available for loan demand and other alternative investments. Total interest income on earning assets increased $729 thousand from the same period in the prior year as volume related changes added $1.5 million in interest income which was partially offset by rate related decreases of $795 thousand. The overall yield on interest-earning assets declined 64 basis points.

Average interest-bearing liabilities rose $30.4 million with the growth primarily in savings and money market accounts. These products have become CBT’s signature products over the past two years as consumer habits tended to shift away from time deposits and CBT’s rates were comparable or better than the competition’s rates. Volume related changes in average interest-bearing liabilities increased interest expense by $428 thousand while rate related changes decreased interest expense by $1.1 million. The overall rate paid on interest-bearing liabilities declined 62 basis points compared to the same period in the prior year and virtually all deposit and borrowing products benefited from the low interest rate environment. The net interest margin declined 11 basis points to 3.83% for the year ended December 31, 2010 from 3.94% for the same period in the prior year.

Provision for Loan Losses

CBT’s provision for loan losses in 2010 was $1.0 million compared to $677 thousand for the comparable period in 2009, and the allowance for loan losses was $3.4 million at December 31, 2010. The ratio of the allowance for loan losses as a percentage of total loans outstanding was 1.51% at December 31, 2010 compared to 1.35% at December 31, 2009. The increase in the coverage ratio is attributable to higher provisions and lower charge offs in 2010 compared to the levels experienced in 2009. The factors relating to credit quality utilized to estimate the level of the allowance for loan losses deteriorated throughout 2010, requiring modifications to estimates and higher provisions. CBT’s management identified that economic conditions had started to stabilize towards the end of the 2010.  CBT’s management determines the necessary level of the allowance for loan losses based upon numerous factors including the volume and trends in the loan portfolio, industry concentrations and national, regional, and local economic conditions.

Noninterest Income

Total noninterest income of $754 thousand for the year ended December 31, 2010 was relatively flat compared to $761 thousand for the same period in 2009. Service charges and fees rose $60 thousand, or 21%, to $340 thousand from to $280 thousand in the prior period primarily due to the expanded number of deposit accounts. Brokerage commissions rose $15 thousand, or 5%, to $284 thousand from $269 thousand for the year earlier period. Gains on sales of loans rose $55 thousand to $70 thousand from $15 thousand for the comparable period in the prior year as a result of higher sales volume. Net gains on sales of securities totaled $60 thousand for the year ended December 31, 2010 compared to $197 thousand for the year ended December 31, 2009. The $137 thousand, or 70%, decrease in net gains on sales of securities was primarily due to lower sales volume. As a result of the decrease in net gains on sales of securities for the year ended December 31, 2010, total noninterest income was relatively flat despite the increases in service charges and fees, brokerage commissions and gains on sales of loans.

Noninterest Expense

 Noninterest expense totaled $9.2 million for the year ended December 31, 2010, an increase of $796 thousand, or 10%, compared to the same period in 2009. The majority of the increase was attributable to salaries and employee benefits, and other general and administrative costs which rose $294 thousand and $298 thousand, respectively, compared to the prior year. The costs associated with professional services, for specialized services in support of full time staff, rose $108 thousand to $648 thousand for the year ended December 31, 2010. Marketing costs, for certain targeted campaigns, rose $95 thousand to $422 thousand for the year ended December 31, 2010.

Income Taxes

At December 31, 2010, CBT had approximately $10.4 million in net operating loss carry forwards available to offset future taxable earnings, if any, under current federal and state tax laws. At December 31, 2010, CBT’s net deferred tax asset was offset with a full valuation allowance. A deferred tax asset valuation allowance is required to reduce the potential tax benefit when it is more likely than not that all or some portion of the potential benefit will not be realized due to the lack of sufficient taxable income in the carry forward period. As CBT generates sustained taxable income, it will realize the benefit of the net operating loss carry forwards. Net operating loss carry forwards are available for a period of up to 20 years to offset taxable income in those years. CBT’s net operating loss carry forwards have reduced taxes in 2010 and 2009. As a result, income tax expense of $2 thousand was recognized in 2010, for the first time.

Liquidity

Liquidity and funding strategies are the responsibility of CBT’s Asset Liability Management Committee (ALCO). The ALCO is responsible for establishing liquidity targets and implementing strategies to meet desired goals. Liquidity management refers to CBT’s ability to meet current and future financial cash requirements on an ongoing basis to satisfy fluctuations in deposit levels, other maturing financial obligations and loan commitments.

The primary investing activities of CBT are the origination of commercial loans and commercial mortgages, and, to a lesser extent, the origination of consumer loans, primarily home equity loans and lines of credit, and other types of loans, and investments in mortgage-backed and government-sponsored enterprises. During the year ended December 31, 2010, CBT’s gross loan originations of new loans and advances on lines of credit, before participations, aggregated $49.9 million compared to $57.1 million during the year ended December 31, 2009. At December 31, 2010, CBT’s investments in government-sponsored enterprises, mortgage-backed securities, and other corporate debt obligations totaled $35.3 million an increase of $7.9 million from $27.4 million at December 31, 2009.

These activities are funded primarily through deposit growth, short-term overnight Federal funds, cash flows on loans and investment securities and, when necessary, borrowing capacity with the FHLB Boston. At December 31, 2010, CBT had $8.7 million in cash and cash equivalents compared to $27.1 million at December 31, 2009. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. CBT experienced a $13.0 million net increase in total deposits to $213.8 million during the year ended December 31, 2010. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by CBT and its local competitors and other factors. CBT closely monitors its liquidity position on a daily basis. If CBT requires funds beyond its ability to generate them internally, additional sources of funds are available through FHLB Boston advances and a $2.0 million Federal funds borrowing line of credit from Bankers’ Bank Northeast. CBT has the ability to borrow up to $54.1 million from the FHLB Boston as of December 31, 2010. CBT had outstanding advances of $30.5 million from the FHLB Boston which were unchanged from the level of advances from the FHLB Boston at December 31, 2009.

CBT has commitments to originate loans and renewals totaling $10.0 million and has unfunded commitments under existing lines of credit aggregating $43.9 million at December 31, 2010. These commitments relate primarily to commercial and commercial real estate loans, including construction lines of credit. Management of CBT anticipates that it will have sufficient funds available to meet its current loan commitments. CBT relies primarily on competitive rates, customer service and customer relationships to retain deposits. CBT’s management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with CBT. CBT’s management believes that CBT’s short-term assets provide sufficient liquidity to cover potential fluctuations in deposit accounts and loan demand and to meet other anticipated operating cash and investment requirements.

Regulatory Capital

Total equity capital was $24.9 million at December 31, 2010 compared to $24.1 million at December 31, 2009. This level of capital does not include the favorable impact of tax loss carry-forwards that may become available to CBT in future periods. A strong capital position, which is vital to CBT’s continued operation, also promotes depositor and investor confidence and provides a solid foundation for future growth.

Federal banking regulators establish minimum capital levels. At December 31, 2010, CBT exceeded all of the regulatory capital requirements to be considered well capitalized, with a Tier 1 risk-based capital level of $24.7 million, or 11% of risk-weighted assets, which is above the required level of  $9.0 million, or 4% of risk weighted assets, and total risk-based capital of $27.5 million, or 12.3% of risk-weighted assets, which is above the required level of $17.9 million, or 8% of risk weighted assets. CBT’s management believes there are no conditions that have changed CBT’s category since its December 31, 2010 notification from regulators that it is “well capitalized.”

Interest Rate Sensitivity Management

The table below summarizes the sensitivity of CBT’s total assets and total liabilities to interest-rate fluctuations for the period ended December 31, 2010:

	Base Case	Estimated Change in
	Market	Market Value
	Value (000's)	+100 BP	+200 BP
December 31, 2010

Assets	$276,748	-2.3%	-4.6%
Liabilities	$246,075	-1.4%	-2.8%

NII at-risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. Due to the extremely low current interest-rate environment and the general consensus that the Federal Reserve will raise rates in the next twelve months, management has analyzed the effect of a change of between 100- and 400-basis points change in interest rates in 100 basis point increments. The estimated impact of the changes on net interest income over a twelve month period commencing December 31, 2010 are displayed in the table below. Interest rates are assumed to change in parallel fashion and NII results are compared to the flat-rate scenario as a base.

	Base Case	Estimated Change in Net Interest Income
	(000's)	+100 BP	+200 BP	+300 BP	+400 BP

December 31, 2010	$10,400	0.63%	0.46%	0.29%	-1.14%

ALM presents a measure of the long-term IRR to future earning streams embedded in the current balance sheet. It assumes that CBT’s management will take no further action to mitigate any positive or negative effects from changing interest rates. CBT’s management believes that CBT’s interest-rate risk position at December 31, 2010 represents a reasonable level of risk given the current interest-rate outlook. However, CBT’s management is continuously monitoring the composition of the balance sheet and expectations for rate movements to maximize the bank’s NII over time.

Off-Balance-Sheet Arrangements

Information relating to CBT’s off-balance arrangements is provided in the notes to CBT’s financial statements that accompany this proxy statement/prospectus, including Note 10 (Off-Balance Sheet Activities).

Properties

CBT conducts business from its main office located at 58 State House Square, Hartford, Connecticut, and seven additional banking offices located within central Connecticut. CBT’s locations as of September 30, 2011 are described below:

Main Office.  CBT’s main office is located at 58 State House Square, Hartford, Connecticut. CBT leases approximately 15,000 square feet on the street level and mezzanine level of a multistory office building at that location. The lease expires on January 31, 2014 and has three independent five-year options to extend the term. CBT operates automated teller machines (ATM) at this location. The executive offices and the operations and human resource departments are housed at this location. The property previously housed the main office of a bank and was easily adapted to meet the needs of CBT in providing services to its customers.

West Hartford Office.  CBT leases 3,400 square feet located within a building located at 68 South Main Street in West Hartford, Connecticut, as the location for its West Hartford Office. The lease expires on November 1, 2013 and contains one independent five-year option to extend the term. The location provides drive-through banking service, ATM access and safe-deposit boxes.

Glastonbury Office.  CBT leases a 4,600 square foot building located at 7 Sycamore Street in Glastonbury, Connecticut, as the location for its Glastonbury office. The lease expires on September 30, 2013 and contains one five-year option to extend the term. The location provides drive-through banking service, ATM access and safe-deposit boxes.

Vernon Office.  CBT leases 4,000 square feet located within a building located at 435 Hartford Turnpike, in Vernon, Connecticut , as the location for its Vernon Office. The lease expires on November 15, 2015 and contains one seven-year option to extend the term. The location provides drive-through banking service, ATM access and safe-deposit boxes.

Newington  Office.  CBT leases 3,200 square feet within a building located at 66 Cedar Street, in Newington, Connecticut, as the location for its Newington Office. The lease expires on March 31, 2012 and contains a four-year option and a subsequent five-year option to extend the term. The location provides for drive-through banking service, ATM access and safe-deposit boxes.

Windsor Office.  CBT leases 4,700 square feet within a building located at 148 Broad Street, in Windsor, Connecticut, as the location for its Windsor Office. The lease expires on April 30, 2016. This location provides ATM access and safe deposit boxes.

Rocky Hill Office.  CBT leases 3,000 square feet within a building located at 396 Cromwell Avenue, in Rocky Hill, Connecticut, as the location for its Rocky Hill Office. The lease expires on November 1, 2012 and contains a five-year option to extend the term. This location provides drive-through banking service, ATM access, and safe-deposit boxes.

St. Francis Hospital Office.  CBT leases 1,045 square feet located within the St. Francis Hospital building located at 114 Woodland Street, in Hartford, Connecticut, as the location for its St. Francis Hospital Office. The lease expires on June 21, 2015 and contains two five-year options to extend the term. This location provides ATM access and safe-deposit boxes.

Legal Proceedings.

At September 30, 2011, CBT is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of CBT.

THE CONNECTICUT BANK AND TRUST COMPANY
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In thousands, except share data)	2011	2010
ASSETS
Cash and cash equivalents	$13,192	$8,725

Interest-bearing deposits in banks	429	79
Securities available for sale	42,576	35,349
Federal Reserve Bank stock, at cost	780	762
Federal Home Loan Bank stock, at cost	2,057	2,057
Loans held for sale	-	386
Loans	221,376	223,723
Allowance for loan losses	(3,099)	(3,381)
Loans, net	218,277	220,342

Premises and equipment, net	1,744	1,898
Other real estate owned	1,710	682
Deferred tax asset	700	-
Other assets	2,718	3,951
	$284,183	$274,231

LIABILITIES AND STOCKHOLDERS' EQUITY

Non-interest-bearing deposits	$47,907	$35,972
Interest-bearing deposits	174,637	177,822
Total deposits	222,544	213,794

Secured borrowings	1,098	577
Securities sold under agreements to repurchase	3,987	3,392
Federal Home Loan Bank advances	29,450	30,450
Other borrowings	176	-
Other liabilities	1,141	1,151
Total liabilities	258,396	249,364

Commitments and contingencies (Notes 7 and 10)

Stockholders' equity:
Preferred stock, no par value; 1,000,000 shares authorized; issued and outstanding: 5,448 shares; aggregate liquidation preference of $5,448	5,448	5,448
Discount on preferred stock	(287)	(374)
Common stock, $1.00 par value; 10,000,000 shares authorized; 3,620,950 shares issued and outstanding	3,621	3,621
Common stock warrants	1,405	1,405
Additional paid-in capital	30,115	30,088
Restricted stock unearned compensation	(118)	(163)
Accumulated deficit	(14,476)	(15,272)
Accumulated other comprehensive income	79	114
Total stockholders' equity	25,787	24,867
	$284,183	$274,231

The accompanying notes are an integral part of these unaudited financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY
Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$2,974	$3,159	$8,926	$9,269
Debt securities	239	237	683	728
Other	24	23	60	70
Total interest and dividend income	3,237	3,419	9,669	10,067

Interest expense:
Deposits	461	559	1,392	1,731
Securities sold under agreements to repurchase	4	4	10	10
Federal Home Loan Bank advances	267	273	791	806
Total interest expense	732	836	2,193	2,547
Net interest income	2,505	2,583	7,476	7,520
Provision for loan losses	398	587	662	896
Net interest income, after provision for loan losses	2,107	1,996	6,814	6,624
Noninterest income:
Customer service fees	130	103	360	249
Brokerage commissions	88	63	251	206
Net gain on sales of available-for-sale securities	310	-	448	60
Loss on sale of other real estate owned	-	(4)	-	(4)
Net gain on sales of loans	24	24	66	33
Total noninterest income	552	186	1,125	544

Noninterest expenses:
Salaries and benefits	1,165	1,131	3,586	3,394
Occupancy and equipment	454	452	1,350	1,323
Data processing	88	90	258	248
Marketing	106	100	244	286
Professional services	262	165	742	497
FDIC insurance	101	99	368	289
Other general and administrative	318	280	1,004	759
Total noninterest expenses	2,494	2,317	7,552	6,796
Income (loss) before income tax benefit	165	(135)	387	372
Income tax benefit	-	-	700	-
Net income (loss)	165	(135)	1,087	372
Less preferred stock dividend and accretion	(97)	(97)	(291)	(291)
Net income (loss) attributable to common shareholders	$68	$(232)	$796	$81

Net income (loss) per common share:
Basic	$0.02	$(0.06)	$0.22	$0.02
Diluted	$0.02	$(0.06)	$0.22	$0.02

Average basic common shares issued and outstanding	3,621	3,621	3,621	3,615
Average diluted common shares issued and outstanding	3,663	3,621	3,670	3,629

The accompanying notes are an integral part of these unaudited financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Nine Months Ended September 30, 2011 and 2010
(Unaudited)

						Restricted		Accumulated
		Discount on		Common	Additional	Stock		Other
	Preferred	Preferred	Common	Stock	Paid-in	Unearned	Accumulated	Comprehensive
(In thousands)	Stock	Stock	Stock	Warrants	Capital	Compensation	Deficit	Income (Loss)	Total

Balance at December 31, 2009	$5,448	$(489)	$3,572	$1,405	$29,858	$(29)	$(15,444)	$(268)	$24,053

Comprehensive income:
Net income	-	-	-	-	-	-	372	-	372
Change in net unrealized gain on securities available for sale, net of reclassification adjustment of $60	-	-	-	-	-	-	-	563	563
Total comprehensive income									935
Cash dividends declared on preferred stock	-	-	-	-	-	-	(204)	-	(204)
Accretion of discount on preferred stock	-	87	-	-	-	-	(87)	-	-
Share-based compensation - restricted stock grant	-	-	49	-	156	(205)	-	-	-
Share-based compensation - stock options	-	-	-	-	55	-	-	-	55
Share-based compensation - restricted stock awards	-	-	-	-	-	58	-	-	58

Balance at September 30, 2010	$5,448	$(402)	$3,621	$1,405	$30,069	$(176)	$(15,363)	$295	$24,897

Balance at December 31, 2010	$5,448	$(374)	$3,621	$1,405	$30,088	$(163)	$(15,272)	$114	$24,867

Comprehensive income:
Net income	-	-	-	-	-	-	1,087	-	1,087
Change in net unrealized loss on securities available for sale, net of reclassification adjustment of $448	-	-	-	-	-	-	-	(35)	(35)
Total comprehensive income									1,052
Cash dividends declared on preferred stock	-	-	-	-	-	-	(204)	-	(204)
Accretion of discount on preferred stock	-	87	-	-	-	-	(87)	-	-
Share-based compensation - stock options	-	-	-	-	27	-	-	-	27
Share-based compensation - restricted stock awards	-	-	-	-	-	45	-	-	45

Balance at September 30, 2011	$5,448	$(287)	$3,621	$1,405	$30,115	$(118)	$(14,476)	$79	$25,787

The accompanying notes are an integral part of these unaudited financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY
Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2011	2010
Cash flows from operating activities:
Net income	$1,087	$372
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for loan losses	662	896
Net gains on sales of available-for-sale securities	(448)	(60)
Depreciation and amortization	364	381
Net amortization of premiums on available-for-sale securities	286	383
Net amortization of deferred loan costs and fees	166	80
Share-based compensation plans	72	113
Deferred income tax benefit	(700)	-
Decrease in loans held for sale	386	-
Decrease (increase) in accrued interest receivable	112	(215)
Increase in other assets	(2,232)	(205)
(Decrease) increase in other liabilities	(10)	10
Net cash (used) provided by operating activities	(255)	1,755

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	15,569	6,902
Maturities and calls	13,446	3,000
Purchases	(38,061)	(19,319)
Principal payments	2,946	5,534
Purchases of certificates of deposit	(350)	(1)
Purchases of FRB stock	(18)	(38)
Net loan principal repayments (originations and purchases)	2,738	(18,654)
Purchases of premises and equipment	(210)	(215)
Net cash used by investing activities	(3,940)	(22,791)

Cash flows from financing activities:
Net increase in deposits	8,750	12,183
Net increase in secured borrowings	521	-
Increase (decrease) in securties sold under agreement to repurchase	595	(999)
Repayments of FHLB advances	(1,000)	-
Preferred cash dividends paid	(204)	(204)
Net cash provided by financing activities	8,662	10,980

Net change in cash and cash equivalents	4,467	(10,056)

Cash and cash equivalents at beginning of period	8,725	27,117

Cash and cash equivalents at end of period	$13,192	$17,061

Supplemental disclosures of cash flow information:
Interest paid	$2,277	$2,577
Loans transferred to other real estate owned	$1,501	$226
Liability assumed on other real estate owned	$176	$-

The accompanying notes are an integral part of these unaudited financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY
Notes to Unaudited Financial Statements
September 30, 2011

(1) Organization

The Connecticut Bank and Trust Company (“CBT” or the “Bank”) is a state chartered bank and trust company operating primarily in North Central Connecticut.  CBT operates out of its main office at 58 State House Square, Hartford, Connecticut and branch offices at 7 Sycamore Street, Glastonbury, Connecticut; 66 Cedar Street, Newington, Connecticut; 435 Hartford Turnpike, Vernon, Connecticut;  68 South Main Street, West Hartford, Connecticut; 396 Cromwell Avenue, Rocky Hill, Connecticut; 148 Broad Street, Windsor, Connecticut; and St. Francis Hospital, Hartford, Connecticut.  CBT is subject to competition from other financial institutions, including but not limited to commercial banks, savings banks, credit unions and mortgage banking companies.  CBT is also subject to the regulations of, and periodic examinations by, the Connecticut Department of Banking (“DOB”) and the Board of Governors of the Federal Reserve System (“Fed”) through the Federal Reserve Bank of Boston (“FRBB”).  CBT’s deposits are insured up to the limits specified by the Federal Deposit Insurance Corporation (“FDIC”).

(2) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, CBT’s management (“Management”) is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment of securities and the valuation of deferred tax assets.

(3) Basis of Presentation

In the opinion of Management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position at September 30, 2011, the results of operations for the three and nine month periods ended September 30, 2011 and 2010 and changes in stockholders’ equity and cash flows for the nine month periods ended September 30, 2011 and 2010.  These adjustments consist only of normal recurring adjustments.  Certain amounts in prior periods have been reclassified to conform to the current presentation.  The results of operations for the three and nine month periods are not necessarily indicative of the results to be expected for the full year.  The statements should be read in conjunction with the financial statements and accompanying notes found on pages 49-81 of CBT’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Board of Governors of the Federal Reserve System on March 31, 2011.

(4) Net Income (Loss) Per Common Share

Basic net income (loss) per common share represents net income (loss) attributable to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted net income per common share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by CBT are primarily associated with outstanding warrants and stock options and are determined using the treasury stock method.

Net income (loss) per common share for the three and nine months ended September 30, 2011 and 2010 have been computed based upon the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

Net income (loss)	$165	$(135)	$1,087	$372
Preferred stock dividend and accretion	(97)	(97)	(291)	(291)
Net income (loss) attributable to common shareholders	$68	$(232)	$796	$81

Average number of common shares outstanding	3,620,950	3,620,950	3,620,950	3,612,643
Add: dilutive effect of warrants	42,213	-	48,603	20,997

Average number of common shares outstanding used to calculate diluted net income per common share	3,663,163	3,620,950	3,669,553	3,633,640

Net income (loss) per common share:
Basic	$0.02	$(0.06)	$0.22	$0.02
Diluted	$0.02	$(0.06)	$0.22	$0.02

Anti-dilutive common stock equivalents not included in the above computation:
Stock options	141,900	141,900	141,900	141,900
Warrants	170,500	346,242	170,500	170,500

(5) Securities Available for Sale

The following table sets forth information regarding the amortized cost and market values of CBT’s securities at the dates indicated.

		Gross	Gross
(In thousands)	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2011

Government-sponsored enterprises	$6,518	$10	$(1)	$6,527
U.S. Government guaranteed residential mortgage-backed securities	20,784	158	(162)	20,780
Government-sponsored residential mortgage-backed securities	12,394	158	(79)	12,473
U.S. Government guaranteed commercial mortgage-backed securities	1,802	123	-	1,925

Corporate bonds	999	-	(128)	871
	$42,497	$449	$(370)	$42,576

December 31, 2010

Government-sponsored enterprises	$6,540	$-	$(196)	$6,344
U.S. Government guaranteed residential mortgage-backed securities	5,935	195	(2)	6,128
Government-sponsored residential mortgage-backed securities	12,803	297	(37)	13,063
U.S. Government guaranteed commercial mortgage-backed securities	8,958	70	(40)	8,988

Corporate bonds	999	-	(173)	826
	$35,235	$562	$(448)	$35,349

Proceeds from the sales of securities amounted to $11.6 million and $15.6 million, respectively, for the three and nine months ended September 30, 2011 with the Bank realizing gross gains of $310,000 and $448,000, respectively, and no losses on the sale of such securities. For the three and nine months ended September 30, 2010, proceeds from the sales of securities amounted to $7.3 million and $6.9 million, respectively, with the Bank realizing gross gains of $0 and $60,000, respectively, and no losses on the sale of such securities.

Information pertaining to securities available for sale with gross unrealized losses at September 30, 2011 and December 31, 2010, aggregated by investment category and length of time that individual securities have been in a loss position, is as follows:

	Less Than Twelve Months		Over Twelve Months
(In thousands)	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
September 30, 2011

Government-sponsored enterprises	$1	$1,010	$-	$-
U.S. Government guaranteed residential mortgage-backed securities	162	9,882	-	-
Government-sponsored residential mortgage-backed securities	79	7,445	-	-
U.S. Government guaranteed commercial mortgage-backed securities	-	-	-	-
Corporate bonds	-	-	128	871
	$242	$18,337	$128	$871

December 31, 2010
Government-sponsored enterprises	$196	$6,344	$-	$-
U.S. Government guaranteed residential mortgage-backed securities	2	919	-	-
Government-sponsored residential mortgage-backed securities	37	6,894	-	-
U.S. Government guaranteed commercial mortgage-backed securities	40	6,883	-	-
Corporate bonds	-	-	173	826
	$275	$21,040	$173	$826

Each reporting period, the Bank evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).  OTTI is required to be recognized if (1) the Bank intends to sell the security; (2) it is “more likely than not” that the Bank will be required to sell the security before the recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.  For all impaired securities that the Bank intends to sell, or that are more likely than not that the Bank will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings.  Credit-related OTTI for all impaired debt securities is recognized through earnings.  Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

At September 30, 2011, the Bank had 1 government-sponsored enterprise security with an unrealized loss totaling $1 thousand. This represented 0.10% of the amortized cost of the securities. The Bank also had 8 U.S. government-guaranteed residential mortgage-backed securities and 5 government-sponsored residential mortgage-backed securities with unrealized losses totaling $162 thousand and $79 thousand, respectively. This represented 0.78% and 0.64%, respectively, of the amortized cost of the securities.

Management currently believes that none of the unrealized losses are other than temporary because the debt and mortgage-backed securities are issued and guaranteed by government agencies or government sponsored enterprises.  Because the decline in market value is attributable to changes in interest rates and not to credit quality, and because the Bank does not intend to sell the investments and it is more likely than not that the Bank will not be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at September 30, 2011.

The Bank’s unrealized loss on the corporate bond segment of the portfolio relates to a senior unsecured obligation from Sallie Mae (“SLM Corp” or “SLM”). SLM provides funding and servicing for student loans. At September 30, 2011, the SLM bond has depreciation totaling 12.8% of its amortized cost and the unrealized losses have existed for more than twelve months. Management believes that the cause of such a decline is driven by the thin trading volume of this bond and the overall illiquidity in the bond market.  The value of the bond has declined since June 30, 2011. Because the decline in market value is attributable to illiquidity and to changes in interest rates and not to credit quality, and because the Bank does not intend to sell the investment and it is more likely than not that the Bank will not be required to sell the investment before recovery of the amortized cost basis, which may be maturity, the Bank does not consider the investment to be other-than-temporarily impaired at September 30, 2011.

The amortized cost and fair value of debt securities by contractual maturity as of September 30, 2011 are as follows:

	Amortized	Fair
(In thousands)	Cost	Value

Government-sponsored enterprises:
Over 1 year to 5 years	$2,011	$2,010
Over 5 years to 10 years	-	-
Over 10 years	4,507	4,517
	6,518	6,527

Corporate bonds:
Over 1 year to 5 years	999	871
	7,517	7,398

Mortgage-backed securities	34,980	35,178

	$42,497	$42,576

(6) Loans and Allowance for Loan Losses:

A summary of the balances of loans is as follows:

(In thousands)	September 30, 2011	December 31, 2010

Commercial real estate:
Owner occupied	$63,721	$66,020
Non-owner occupied	57,293	50,122
Residential real estate:
Residential 1-4 family	11,265	9,726
Second mortgages	473	478
Equity lines of credit	8,084	8,480
Construction	10,814	13,766
Total mortgage loans on real estate	151,650	148,592

Commercial loans	63,171	69,110
Consumer loans	6,196	5,627
Total loans	221,017	223,329

Allowance for loan losses	(3,099)	(3,381)
Net deferred loan costs	359	394

Loans, net	$218,277	$220,342

The following table summarizes the changes in the allowance for loan losses by portfolio segment:

(In thousands)
Three months ended	Commercial			Consumer/
September 30, 2011	Real Estate	Commercial	Construction	Residential	Unallocated	Total

Balance at beginning of period	$1,686	$1,260	$127	$151	$180	$3,404
Provision (credit) for loan losses	233	362	(9)	(8)	(180)	398
Loans charged-off	-	(702)	-	(2)	-	(704)
Recoveries of loans previously charged-off	-	-	-	1	-	1
Balance at end of period	$1,919	$920	$118	$142	$-	$3,099

Nine months ended	Commercial			Consumer/
September 30, 2011	Real Estate	Commercial	Construction	Residential	Unallocated	Total

Balance at beginning of period	$1,527	$1,301	$420	$133	$-	$3,381
Provision (credit) for loan losses	392	519	(302)	53	-	662
Loans charged-off	-	(905)	-	(45)	-	(950)
Recoveries of loans previously charged-off	-	5	-	1	-	6
Balance at end of period	$1,919	$920	$118	$142	$-	$3,099

Three months ended	Commercial			Consumer/
September 30, 2010	Real Estate	Commercial	Construction	Residential	Unallocated	Total

Balance at beginning of period	$1,541	$1,225	$36	$124	$-	$2,926
Provision (credit) for loan losses	(250)	400	435	2	-	587
Loans charged-off	-	(287)	-	(1)	-	(288)
Recoveries of loans previously charged-off	-	22	-	-	-	22
Balance at end of period	$1,291	$1,360	$471	$125	$-	$3,247

Nine months ended	Commercial			Consumer/
September 30, 2010	Real Estate	Commercial	Construction	Residential	Unallocated	Total

Balance at beginning of period	$1,351	$1,037	$237	$77	$-	$2,702
Provision (credit) for loan losses	(60)	625	234	97	-	896
Loans charged-off	-	(324)	-	(49)	-	(373)
Recoveries of loans previously charged-off	-	22	-	-	-	22
Balance at end of period	$1,291	$1,360	$471	$125	$-	$3,247

Further information pertaining to the allowance for loan losses and impaired loans at September 30, 2011 and December 31, 2010 is as follows:

	Commercial			Consumer/
(In thousands)	Real Estate	Commercial	Construction	Residential	Unallocated	Total

September 30, 2011
Amount of allowance for loan losses related to loans individually evaluated for impairment	$78	$42	$-	$-	$-	$120

Amount of allowance for loan losses related to loans collectively evaluated for impairment	$1,841	$878	$118	$142	$-	$2,979

Loans individually evaluated for impairment	$10,729	$3,278	$2,427	$32	$-	$16,466

Loans collectively evaluated for impairment	$110,285	$59,893	$8,387	$25,986	$-	$204,551

December 31, 2010
Amount of allowance for loan losses related to loans individually evaluated for impairment	$50	$344	$224	$18	$-	$636

Amount of allowance for loan losses related to loans collectively evaluated for impairment	$1,509	$961	$164	$110	$1	$2,745

Loans individually evaluated for impairment	$9,700	$2,320	$2,854	$50	$-	$14,924

Loans collectively evaluated for impairment	$106,442	$66,790	$10,912	$24,261	$-	$208,405

The following is a summary of past due and nonaccrual loans:

	30-89 Days		Total Past
	Past Due	Past Due 90	Due and		Total Past
	and Still	Days or More	Still	Non accrual	Due incl Non
(In thousands)	Accruing	and Still Accruing	Accruing	Loans	accruals

September 30, 2011
Commercial real estate owner-occupied	$-	$-	$-	$5,799	$5,799
Commercial real estate non-owner occupied	3,834	-	3,834	2,614	6,448
Commercial	269	-	269	2,862	3,131
Construction	-	-	-	1,572	1,572
Residential real estate	-	-	-	32	32
Consumer	89	-	89	-	89

Total	$4,192	$-	$4,192	$12,879	$17,071

December 31, 2010
Commercial real estate owner-occupied	$3,388	$-	$3,388	$2,576	$5,964
Commercial real estate non-owner occupied	809	1,103	1,912	2,890	4,802
Commercial	298	-	298	3,246	3,544
Construction	2,266	-	2,266	-	2,266
Residential real estate	71	-	71	50	121
Consumer	215	46	261	23	284

Total	$7,047	$1,149	$8,196	$8,785	$16,981

The following is a summary of impaired loans at September 30, 2011 and December 31, 2010:

		Unpaid
	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance

September 30, 2011
Impaired loans without a valuation allowance:
Commercial real estate owner-occupied	$3,186	$3,186	$-
Commercial real estate non-owner occupied	4,565	4,565	-
Commercial	3,223	3,874	-
Construction	2,427	2,427	-
Consumer/residential	32	82	-
Total	13,433	14,134	-

Impaired loans with a valuation allowance:
Commercial real estate owner-occupied	2,060	2,060	20
Commercial real estate non-owner occupied	918	918	58
Commercial	55	55	42
Construction	-	-	-
Consumer/residential	-	-	-
Total	3,033	3,033	120

Total impaired loans	$16,466	$17,167	$120

		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
December 31, 2010
Impaired loans without a valuation allowance:
Commercial real estate owner-occupied	$3,429	$3,429	$-
Commercial real estate non-owner occupied	2,870	2,870	-
Commercial	1,266	1,266	-
Construction	1,298	1,298	-
Total	8,863	8,863	-

Impaired loans with a valuation allowance:
Commercial real estate non-owner occupied	3,401	3,464	50
Commercial	1,054	1,054	344
Construction	1,556	1,556	224
Consumer/residential	50	50	18
Total	6,061	6,124	636

Total impaired loans	$14,924	$14,987	$636

	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
(In thousands)	Investment	Recognized	Investment	Recognized
Average investment in impaired loans:
Commercial real estate owner-occupied	$5,823	$-	$5,940	$70
Commercial real estate non-owner occupied	8,868	55	9,717	153
Commercial	2,492	5	2,558	24
Construction	2,456	15	2,867	54
Consumer/residential	102	-	109	1
Total	$19,741	$75	$21,191	$302

Interest income recognized for impaired loans on a cash-basis method during the three and nine months ended September 30, 2011 totaled $75,000 and $302,000, respectively.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when Management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by Management and is based upon Management’s periodic review of the collectability of the loans. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general and allocated and unallocated components, as further described below.

General component. The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: commercial, commercial real estate, construction and consumer and residential real estate. There were no changes in the Bank’s policies or methodology pertaining to the general component of the allowance for loan losses during 2011. The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Commercial loans – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Commercial real estate – Loans in this segment are primarily income-producing properties in the Greater Hartford area. The underlying cash flows generated by properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

Construction loans – Loans in this segment primarily include speculative real estate development loans for which payment is derived from the sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price and market conditions.

Consumer and residential real estate – Loans in the consumer segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower. The Bank generally does not originate residential real estate loans with a loan-to-value ratio greater than 80% and does not grant subprime loans. All loans in this classification are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Allocated component. The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependant. An allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank may periodically agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

Unallocated component. An unallocated component is maintained to cover uncertainties that could affect Management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio. For the nine months ended September 30, 2011, the Bank had an unallocated reserve of $1,000 compared to none for the nine months ended September 30, 2010.

No additional funds are committed to be advanced in connection with impaired loans. For the nine months ended September 30, 2011, interest income of $29,000 was reversed compared to none for the nine months ended September 30, 2010.  All nonaccrual loans are accounted for on the cash basis.

The following is a summary of troubled debt restructurings for the three and nine months ended September 30, 2011:

	Three Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2011
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number of	Recorded	Recorded	Number of	Recorded	Recorded
(In thousands)	Contracts	Investment	Investment	Contracts	Investment	Investment

Commercial real estate non-owner occupied	1	$732	$552	1	$732	$552

One non-owner occupied commercial real estate loan was modified during the three and nine months ended September 30, 2011. This loan modification was the foreclosure of a portion of the collateral that partially satisfied this loan in the amount of $180,000.

At September 30, 2011 and December 31, 2010, there were three loans totaling $1.9 million and two loans totaling $1.4 million, respectively, accounted for as troubled debt restructurings. The terms of these loans were modified in the prior year. These loans are considered impaired and on nonaccrual basis.

For the period ended September 30, 2011, there were no payment defaults on troubled debt restructurings.

Credit Quality Information

CBT utilizes an eight grade internal loan rating system for its loans as follows:

Loans rated 1-3A: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by Management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the value of the assets pledged as collateral for the loan. There is a distinct possibility that the Bank will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weakness inherent in those loans classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, Management formally reviews the ratings on all loans. Semi-annually, the Bank engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following table presents the Bank’s loans by risk rating at September 30, 2011 and December 31, 2010:

	Commercial			Consumer/
(In thousands)	Real Estate	Commercial	Construction	Residential	Total Loans

September 30, 2011
Loans rated 1-3A	$97,964	$54,429	$8,037	$25,275	$185,705
Loans rated 4	7,955	2,430	-	26	10,411
Loans rated 5	15,095	6,282	2,777	685	24,839
Loans rated 6	-	30	-	32	62
Loans rated 7	-	-	-	-	-

Total	$121,014	$63,171	$10,814	$26,018	$221,017

December 31, 2010
Loans rated 1-3A	$91,949	$60,159	$8,578	$23,543	$184,229
Loans rated 4	13,271	4,079	2,334	18	19,702
Loans rated 5	10,922	4,872	2,854	700	19,348
Loans rated 6	-	-	-	50	50
Loans rated 7	-	-	-	-	-

Total	$116,142	$69,110	$13,766	$24,311	$223,329

(7) Loan Commitments

CBT is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheets.  CBT’s commitments to extend credit include unfunded loans and unused lines of credit that comprised an aggregate $51.1 million at September 30, 2011 and $43.9 million at December 31, 2010.   CBT also had commitments to originate loans and a letter of credit totaling $7.9 million and $962,000 at September 30, 2011 compared to $10.0 million and $1.1 million at December 31, 2010, respectively.

(8) Fair Value of Assets and Liabilities

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various assets and liabilities. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair value based on the short term nature of the assets.

Interest-bearing deposits in banks: Fair values of interest-bearing deposits in banks are estimated using discounted cash flow analyses based on current market rates for similar types of deposits.

Securities available for sale: Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.  These securities include government-sponsored enterprise obligations, FHLMC and FNMA bonds, corporate bonds, and other securities. All fair value measurements are obtained from a third party pricing service and are not adjusted by management.

Federal Home Loan Bank and Federal Reserve Bank stock: The carrying amount of FHLB and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the FHLB and FRB.

Loans held for sale: Loans held for sale are accounted for at the lower of cost or market and the fair value of loans held for sale based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted as required for changes in loan characteristics.

Loans, net: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flows analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Secured borrowings: The carrying amounts of secured borrowings approximate fair value.

Short-term borrowings: For short-term borrowings maturing within ninety days, carrying values approximate fair values.

Long-term debt: The fair values of the Bank’s long-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Other borrowings: The carrying amounts of other borrowings approximate fair value.
Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance-sheet financial instruments is immaterial.

CBT groups its assets measured at fair value in three levels, based on markets in which the assets are traded and reliability of the assumptions used to determine fair value.

Level 1.  Quoted prices in active markets for identical assets. Level 1 assets include debt and equity securities that are traded on an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets.

Level 2.  Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3.  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.  Level 3 assets include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Assets measured at fair value on a recurring basis are summarized as follows:

				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
September 30, 2011
Government-sponsored enterprises	$-	$6,527	$-	$6,527
U.S. Government guaranteed residential mortgage-backed securities	-	20,780	-	20,780
Government-sponsored residential mortgage-backed securities	-	12,473	-	12,473
U.S. Government guaranteed commercial mortgage-backed securities	-	1,925	-	1,925
Corporate bonds	-	871	-	871
Securities available for sale	$-	$42,576	$-	$42,576

December 31, 2010
Government-sponsored enterprises	$-	$6,344	$-	$6,344
U.S. Government guaranteed residential mortgage-backed securities	-	6,128	-	6,128
Government-sponsored residential mortgage-backed securities	-	13,063	-	13,063
U.S. Government guaranteed commercial mortgage-backed securities	-	8,988	-	8,988
Corporate bonds	-	826	-	826
Securities available for sale	$-	$35,349	$-	$35,349

There were no transfers to or from Levels 1 and 2 during the nine months ended September 30, 2011 or 2010.

Assets measured at fair value on a nonrecurring basis are summarized as follows:

The Bank may also be required, from time to time, to measure certain other assets on a nonrecurring basis in accordance with generally accepted accounting principles.  These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets at the dates indicated.

(In thousands)	Level 1	Level 2	Level 3
September 30, 2011
Impaired loans	$-	$-	$2,913
Other real estate owned	-	-	1,710
Total	$-	$-	$4,623

December 31, 2010
Impaired loans	$-	$-	$5,030
Other real estate owned	-	-	682
Total	$-	$-	$5,712

Gains and losses applicable to impaired loans and other real estate owned are based on appraised values of underlying collateral adjusted for selling costs and for management’s assumptions of fair value given current market conditions and portions of loans not guaranteed by the U.S. Government. The Bank recognized losses of $78,000 and gains of $49,000, respectively, in the three and nine months ended September 30, 2011 compared to losses of $375,000 and $670,000, respectively, for the three and nine months ended September 30, 2010.

The Bank does not measure any liabilities at fair value on a recurring or nonrecurring basis on the balance sheet.

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Bank’s financial instruments are set forth in the following table. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Bank.

	September 30, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$13,192	$13,192	$8,725	$8,725
Interest-bearing deposits in banks	429	429	79	79
Securities available for sale	42,576	42,576	35,349	35,349
Federal Reserve Bank stock, at cost	780	780	762	762
Federal Home Loan Bank stock, at cost	2,057	2,057	2,057	2,057
Loans held for sale	-	-	386	386
Loans, net	218,277	213,424	220,342	217,416
Accrued interest receivable	1,019	1,019	1,100	1,100

Financial liabilities:
Deposits	222,544	221,027	213,794	211,266
Secured borrowings	1,098	1,098	577	577
Securities sold under agreements to repurchase	3,987	3,987	3,392	3,392
Federal Home Loan Bank advances	29,450	31,178	30,450	30,762
Other borrowings	176	176	-	-
Accrued interest payable	288	288	293	293

(9) Income Taxes

The Bank recognized a tax benefit in the amount of $700,000 for the nine months ended September 30, 2011.  Prior to March 31, 2011, the Bank had a full valuation reserve of $5.2 million against the net deferred tax asset which related to prior years’ federal and state operating losses as well as other timing differences.  In the first quarter of 2011, management determined that based on recent earnings history and near-term earnings projections, it was more likely than not that a portion of the deferred tax asset would be realized and that it was appropriate to decrease the valuation reserve against the deferred tax asset by $700,000. At September 30, 2011, management continues to believe it is more likely than not that this portion of the deferred tax asset will be realized.

(10) Subsequent Event

On October 25, 2011, the Bank entered into an agreement and plan of merger with Berkshire Hills Bancorp, Inc. (“BHLB”) and Berkshire Bank, BHLB’s wholly owned subsidiary, pursuant to which CBT will merge into Berkshire Bank, with Berkshire Bank being the surviving bank.

Subject to the terms and conditions of the agreement and plan of merger, upon consummation of the merger, each outstanding share of common stock of CBT will be converted into the right to receive, at the election of the holder of such share of CBT common stock, (i) cash consideration of $8.25 or (ii) stock consideration equal to 0.3810 shares of BHLB common stock, subject to the payment of cash in lieu of fractional shares and customary proration and allocation procedures, if necessary, to assure that 70% of the outstanding shares of CBT common stock are exchanged for BHLB common stock and 30% of the outstanding shares of CBT common stock are exchanged for cash.  In addition, each outstanding option and warrant to acquire shares of CBT common stock, other than the warrant issued to the United States Department of the Treasury (the “Treasury”), will be terminated and converted to the right to receive cash equal to the product of (i) the greater of (a) $1.00 or (b) the value of the merger consideration on the day prior to closing in excess of the exercise price multiplied by (ii) the number of shares underlying such outstanding option or warrant.

The agreement and plan of merger also provides that, prior to the consummation of the merger, BHLB will fund the purchase from the Treasury of each share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, of CBT (the “TARP Preferred Stock”) issued and outstanding on that date.  In addition, BHLB may, but is not required to, purchase the outstanding warrant issued to the Treasury (the “TARP Warrant”) to purchase CBT common stock.  If BHLB does not purchase the TARP Warrant, such warrant will be converted at the effective time of the merger into a warrant to purchase BHLB common stock, subject to appropriate adjustments in accordance with its terms.

The agreement and plan of merger has been unanimously approved by the Board of Directors of both Berkshire and CBT. Consummation of the merger is subject to the approval of CBT’s shareholders, as well as state and federal bank regulatory agencies. The merger is expected to be completed early in the second quarter of 2012.

(11) Recent Accounting Pronouncements

Receivables, Topic 310: In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this update is for an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses, and (3) the changes and reasons for those changes in the allowance for credit losses. The disclosures as of  the end of a reporting period were effective for interim and annual reporting periods ending on or after December 15, 2010 and the disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Bank incorporated the end of reporting period disclosures in the December 31, 2010 financial statements. The disclosures about activity are incorporated into the September 30, 2011 financial statements and have significantly increased the Bank's loan disclosures.

Receivables, Topic 310: In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This update provides additional guidance and clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring (“TDR”).  This update is effective for the first interim or annual period beginning on or after June 15, 2011, with retrospective application to the beginning of the annual period of adoption.  The measurement of impairment should be applied prospectively in the period of adoption for loans that are newly identified as TDRs upon adoption of this update.  In addition, the TDR disclosures required by ASU 2010-20, should be provided beginning in the period of adoption of this update. The Bank adopted this update on July 1, 2011 and did not have a material impact on its financial statements.

Reconsideration of Effective Control for Repurchase Agreements: In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. This update provides additional guidance which affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem financial assets before their maturity. The amendment removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance relate to that criterion. The amendment is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. This amendment is not expected to have a significant impact on the Bank’s financial statements.

Comprehensive Income, Topic 220: In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income.  This ASU amends the disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in stockholder’s equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The changes are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early application is permitted. There will be no impact to the Bank’s consolidated financial results as the amendments relate only to changes in financial statement presentation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
The Connecticut Bank and Trust Company
Hartford, Connecticut

We have audited the accompanying balance sheets of The Connecticut Bank and Trust Company (the “Bank”) as of December 31, 2010 and 2009, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Connecticut Bank and Trust Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 30, 2011

THE CONNECTICUT BANK AND TRUST COMPANY

BALANCE SHEETS

	December 31,
(In thousands, except share data)	2010	2009
ASSETS

Cash and due from banks	$8,725	$4,317
Federal funds sold	-	22,800
Cash and cash equivalents	8,725	27,117

Interest-bearing deposits in banks	79	78
Securities available for sale	35,349	27,431
Federal Reserve Bank stock, at cost	762	724
Federal Home Loan Bank stock, at cost	2,057	2,057
Loans held for sale	386	-
Loans	223,723	200,780
Allowance for loan losses	(3,381)	(2,702)
Loans, net	220,342	198,078

Premises and equipment, net	1,898	2,096
Other assets	4,633	2,673
	$274,231	$260,254

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Non-interest-bearing deposits	$35,972	$34,442
Interest-bearing deposits	177,822	166,330
Total deposits	213,794	200,772

Secured borrowings	577	-
Securities sold under agreements to repurchase	3,392	3,988
Federal Home Loan Bank advances	30,450	30,450
Other liabilities	1,151	991
Total liabilities	249,364	236,201

Commitments and contingencies (notes 5, 10 and 16)

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; shares issued and outstanding: 5,448 shares at December 31, 2010 and 2009; aggregate liquidation preference of $5,448 at December 31, 2010 and 2009	5,448	5,448
Discount on preferred stock	(374)	(489)
Common stock, $1.00 par value; 10,000,000 shares authorized; shares issued and outstanding: 3,620,950 at December 31, 2010 and 3,572,450 at December 31, 2009	3,621	3,572
Common stock warrants	1,405	1,405
Additional paid-in capital	30,088	29,858
Restricted stock unearned compensation	(163)	(29)
Accumulated deficit	(15,272)	(15,444)
Accumulated other comprehensive income (loss)	114	(268)
Total stockholders' equity	24,867	24,053
	$274,231	$260,254

The accompanying notes are an integral part of these financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY

STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands, except per share data)	2010	2009
Interest and dividend income:
Loans, including fees	$12,340	$11,298
Debt securities	927	1,290
Other	91	41
Total interest and dividend income	13,358	12,629

Interest expense:
Deposits	2,263	2,884
Securities sold under agreements to repurchase	19	22
Federal Home Loan Bank advances	1,075	1,084
Total interest expense	3,357	3,990

Net interest income	10,001	8,639
Provision for loan losses	1,031	677
Net interest income, after provision for loan losses	8,970	7,962

Non-interest income:
Customer service fees	340	280
Loan servicing fees, net	284	269
Net gain on sales of available-for-sale securities	60	197
Net gain on sales of loans	70	15
Total non-interest income	754	761

Non-interest expense:
Salaries and employee benefits	4,562	4,268
Occupancy and equipment	1,784	1,785
Data processing	322	316
Marketing	422	327
Professional services	648	540
FDIC insurance	391	395
Other general and administrative	1,033	735
Total non-interest expense	9,162	8,366

Income before income tax expense	562	357
Income tax expense	2	-
Net income	560	357
Less preferred stock dividend and accretion	(388)	(183)

Net income available to common shareholders	$172	$174

Earnings per common share:
Basic	$0.05	$0.05

The accompanying notes are an integral part of these financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2010 and 2009

						Restricted		Accumulated
		Discount on		Common	Additional	Stock		Other
	Preferred	Preferred	Common	Stock	Paid-in	Unearned	Accumulated	Comprehensive
(In thousands)	Stock	Stock	Stock	Warrants	Capital	Compensation	Deficit	Income (Loss)	Total

Balance at December 31, 2008	$5,448	$(604)	$3,572	$1,405	$29,780	$(141)	$(15,618)	$(303)	$23,539

Comprehensive income:
Net income	-	-	-	-	-	-	357	-	357
Change in net unrealized gains/losses on securities available for sale, net of reclassification adjustment of $197 for gains included in net income	-	-	-	-	-	-	-	35	35
Total comprehensive income									392
Cash dividends declared on preferred stock	-		-	-	-	-	(68)	-	(68)
Accretion of discount on preferred stock	-	115	-	-	-	-	(115)	-	-
Share-based compensation restricted stock awards	-	-	-	-	-	112	-	-	112
Share-based compensation stock option grants	-	-	-	-	78	-	-	-	78

Balance at December 31, 2009	5,448	(489)	3,572	1,405	29,858	(29)	(15,444)	(268)	24,053

Comprehensive income:
Net income	-	-	-	-	-	-	560	-	560
Change in net unrealized gains/losses on securities available for sale, net of reclassification adjustment of $60 for gains included in net income	-	-	-	-	-	-	-	382	382
Total comprehensive income									942
Cash dividends declared on preferred stock	-	-	-	-	-	-	(273)	-	(273)
Accretion of discount on preferred stock	-	115	-	-	-	-	(115)	-	-
Restricted stock awards - grant	-	-	49	-	156	(205)	-	-	-
Share-based compensation restricted stock awards	-	-	-	-	-	71	-	-	71
Share-based compensation stock options	-	-	-	-	74	-	-	-	74

Balance at December 31, 2010	$5,448	$(374)	$3,621	$1,405	$30,088	$(163)	$(15,272)	$114	$24,867

The accompanying notes are an integral part of these financial statements.

THE CONNECTICUT BANK AND TRUST COMPANY

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2010	2009
Cash flows from operating activities:
Net income	$560	$357
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,031	677
Net gain on sales of available-for-sale securities	(60)	(197)
Depreciation and amortization of premises and equipment	516	524
Net amortization of securities	548	228
Amortization of deferred loan costs (fees)	122	(6)
Share-based compensation expense	145	190
Increase in loans held for sale	(386)	-
Increase in other assets	(1,278)	(1,041)
Increase in other liabilities	160	357
Net cash provided by operating activities	1,358	1,089

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	6,962	20,471
Maturities and calls	4,000	6,135
Principal payments	7,192	7,379
Purchases	(26,178)	(28,951)
Net change in interest-bearing deposits in banks	(1)	21
Purchase of FRB stock	(38)	(139)
Purchase of FHLB stock	-	(187)
Net loan originations	(24,099)	(19,658)
Purchase of premises and equipment	(318)	(54)
Net cash used in investing activities	(32,480)	(14,983)
Cash flows from financing activities:
Net increase in deposits	13,022	37,838
Net increase in secured borrowings	577	-
Net decrease in securities sold under agreements to repurchase	(596)	(3,533)
Cash dividends paid on preferred stock	(273)	(68)
Net cash provided by financing activities	12,730	34,237

Net change in cash and cash equivalents	(18,392)	20,343

Cash and cash equivalents at beginning of year	27,117	6,774
Cash and cash equivalents at end of year	$8,725	$27,117

Supplemental disclosure of cash flow information:
Interest paid on deposits and borrowed funds	$3,356	$3,933

Noncash investing activities:
Real estate acquired through foreclosure	$682	$-

The accompanying notes are an integral part of these financial statements.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Connecticut Bank and Trust Company (the “Bank” or “CBT”) provides a variety of financial services to individuals and small businesses through its offices in Connecticut. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are commercial, commercial real estate, consumer and mortgage loans.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other than temporary impairment of securities and the valuation of deferred tax assets.

Reclassification

Certain amounts in the 2009 financial statements have been reclassified to conform to the 2010 presentation.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Connecticut. Note 3 describes the securities of the Bank. Note 4 describes the lending activities of the Bank. As of December 31, 2010 and 2009, the Bank had municipal deposits totaling $23.6 million and $28.0 million, respectively.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash balances due from banks and overnight federal funds sold, all of which mature within ninety days. The Bank maintains amounts due from banks and federal funds sold that generally exceed federally insured limits. The Bank has not experienced any loss from such concentrations.

Fair Value Hierarchy

The Bank groups its assets generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. Transfers between levels are recognized at the end of a reporting period, if applicable.

Level 1 – Valuation is based on quoted prices in active markets for identical assets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3 – Valuation is based on observable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. Level 3 assets include those whose value is determined using unobservable inputs to pricing models, discounted cash-flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities

Debt securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Each reporting period, the Bank evaluates all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). OTTI is required to be recognized if (1) the Bank intends to sell the security; (2) it is “more likely than not” that the Bank will be required to sell the security before the recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Bank intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Boston (“FHLBB”). Based on redemption provisions of the FHLBB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLBB may declare dividends on the stock. The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLBB stock. As of December 31, 2010, no impairment has been recognized.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial mortgage loans throughout the Greater Hartford Connecticut area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection. Past-due status is based upon the contractual terms of the loan. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, allocated and unallocated components, as further described below.

General component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: commercial, commercial real estate, construction and consumer and residential real estate. The historical loss experience is adjusted for each loan segment, including but not limited to,  level and trend of delinquency, charge-offs, loan volumes, and local and economic conditions.  There were no changes in the Bank’s policies or methodology pertaining to the general component of the allowance for loan losses during 2010. The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Commercial loans – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Commercial real estate – Loans in this segment are primarily income-producing properties in the Greater Hartford area. The underlying cash flows generated by properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

Construction loans – Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price and market conditions.

Consumer and residential real estate – Loans in the consumer segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower. The Bank generally does not originate residential real estate loans with a loan-to-value ratio greater than 80% and does not grant subprime loans. All loans in this classification are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allocated component

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependant. An allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (“TDR”) agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

Unallocated component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in valuation allowance and any direct write-downs are included in other general and administrative expense.

Premises and Equipment

Leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization calculated principally on the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Other Intangibles

Other intangibles, which are included in other assets, include a trademark for the Bank’s name. The trademark is deemed to have an indefinite useful life because it is expected to generate cash flows indefinitely.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Effective January 1, 2010, the Bank adopted accounting guidance pertaining to transfers of financial assets. During the normal course of business, the Bank may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Advertising

Advertising costs are expensed as incurred.

Share-based Compensation Plans

The Bank measures and recognizes compensation cost relating to share-based payment transactions based on the grant date fair value of the equity instruments issued. Share-based compensation is recognized over the period the employee is required to provide services for the award. Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted quarterly based on actual forfeiture experience. The Bank uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized. The Bank does not have any uncertain tax positions at December 31, 2010 which require accrual or disclosure. The Bank accounts for interest and penalties on uncertain tax positions as part of its provisions for federal and state income taxes. No interest or penalties were recorded for the years ended December 31, 2010 and 2009.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Common Share

Basic earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. If rights to dividends on unvested awards are non-forfeitable, these unvested awards are considered outstanding in the computation of basic earnings per share. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Bank relate to outstanding common stock warrants and options, and are determined using the treasury stock method.

Earnings per common share has been computed based on the following:

	Years Ended Ended December 31,
(Dollars in thousands)	2010	2009
Net income	$560	$357
Preferred stock dividends and accretion	(388)	(183)
Net income available to common shareholders	$172	$174

Average number of common shares outstanding	3,616,831	3,572,450
Add: dilutive effects of warrants	15,371	-
Average number of common shares outstanding used to calculate diluted earnings per share	3,632,202	3,572,450

Basic earnings per common share	$0.05	$0.05
Diluted earnings per common share	$0.05	$0.05

Anti-dilutive common stock equivalents not included in the computation above:
Stock Options	141,900	141,900
Warrants	170,500	346,242

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Business Segments

An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance.  The Bank’s operations are limited to financial services provided within the framework of a community bank, and decisions are based generally on specific market areas and or product offerings.  Accordingly, based on financial information which is presently evaluated by the Bank’s chief operating decision maker, the Bank operates in a single business segment.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent Accounting Pronouncements

Topic 820: “Fair Value Measurements and Disclosure.” In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements.” New authoritative accounting guidance under ASU 2010-06 provides guidance that requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This update became effective for the Bank on January 1, 2010 and did not have a material impact on its financial statements.

Topic 310: “Receivables.” In July 2010, the FASB issued ASU 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”, which requires the Bank to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the Bank’s loan portfolio, (2) how that risk is analyzed and assessed in arriving at the allowance for loan and lease losses, and (3) the changes and reasons for those changes in the allowance for credit losses. The disclosures under ASU 2010-20 are effective as of December 31, 2010. The Bank has incorporated the end of reporting period disclosures in the December 31, 2010 financial statements. The disclosures about activity will be incorporated into future financial statements and will significantly increase the Bank’s loan disclosures.

Topic 310: “Receivables.” In January 2011, the FASB issued ASU No. 2011-01, “Receivables (Topic 310) – Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in ASU No. 2010-20”. ASU No. 2011-01 delays the effective date of the disclosures about troubled debt restructurings in ASU No. 2010-20. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring and to issue its guidance on the topic currently anticipated for interim and annual periods after June 15, 2011. It is not expected to have a material impact on the Bank’s financial statements.

Topic 860: “Transfers and Servicing.” New authoritative accounting guidance under Topic 860 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets, including information about gains and losses resulting from transfers during the period. This accounting guidance became effective for the Bank on January 1, 2010, and did not have a material impact on the Bank’s financial statements.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank (“FRB”). At December 31, 2010 and 2009, these reserve balances amounted to $150 thousand. In addition, at December 31, 2010 and 2009, the Bank maintained an average minimum deposit of $200 thousand with BNY Mellon for clearing purposes.

3.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows:

	At December 31, 2010

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Government-sponsored enterprises	$6,540	$-	$(196)	$6,344
U.S. Government guaranteed residential mortgage-backed securities	5,935	195	(2)	6,128
Government-sponsored residential mortgage-backed securities	12,803	297	(37)	13,063
U.S. Government guaranteed commercial mortgage-backed securities	8,958	70	(40)	8,988

Corporate bonds	999	-	(173)	826

	$35,235	$562	$(448)	$35,349

	At December 31, 2009

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Government-sponsored enterprises	$993	$-	$(13)	$980
U.S. Government guaranteed residential mortgage-backed securities	11,068	129	(246)	10,951
Government-sponsored residential mortgage-backed securities	14,639	293	(130)	14,802

Corporate bonds	999	-	(301)	698

	$27,699	$422	$(690)	$27,431

SECURITIES AVAILABLE FOR SALE (continued)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2010 follows:

	Amortized	Fair
(In thousands)	Cost	Value

After 1 year through 5 years	$4,539	$4,302
Over 10 years	3,000	2,868
	7,539	7,170

Mortgage-backed securities	27,696	28,179

	$35,235	$35,349

For the years ended December 31, 2010 and 2009, proceeds from sales of securities available for sale amounted to $7.0 million and $20.5 million, respectively. Gross realized gains for the years ended December 31, 2010 and 2009 amounted to $123 thousand and $229 thousand, respectively. Gross realized losses for the years ended December 31, 2010 and 2009 amounted to $63 thousand and $32 thousand, respectively. There was no income tax provision or benefit attributable to the gains or losses.

Securities with a carrying value totaling $27.9 million and $15.4 million at December 31, 2010 and 2009, respectively, were pledged to secure public funds, trust deposits, repurchase agreements and for other purposes, as required or permitted by law.

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2010 and 2009, aggregated by category and length of time that individual securities have been in a loss position, follows:

	At December 31, 2010

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
(In thousands)	Losses	Value	Losses	Value

Government-sponsored enterprises	$196	$6,344	$-	$-
U.S. Government guaranteed residential mortgage-backed securities	2	919	-	-
Government-sponsored residential mortgage-backed securities	37	6,894	-	-
U.S. Government guaranteed commercial mortgage-backed securities	40	6,883	-	-
Corporate bonds	-	-	173	826

	$275	$21,040	$173	$826

SECURITIES AVAILABLE FOR SALE (concluded)

	At December 31, 2009

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
(In thousands)	Losses	Value	Losses	Value

Government-sponsored enterprises	$13	$980	$-	$-
U.S. Government guaranteed residential mortgage-backed securities	246	7,977	-	-
Government-sponsored residential mortgage-backed securities	130	4,449	-	-
Corporate bonds	-	-	301	698

	$389	$13,406	$301	$698

At December 31, 2010, the Bank had 7 government-sponsored enterprise securities with unrealized losses totaling $196 thousand. This represents 3.0% of the amortized cost of the securities. The Bank also had 7 residential mortgage-backed securities and 8 commercial mortgage backed securities, guaranteed by the U.S. Government or an agency thereof, with unrealized losses totaling $39 thousand and $40 thousand, respectively. This represents 0.5% and 0.6%, respectively, of the amortized cost of the securities.

Management currently believes that none of the net unrealized losses are other than temporary because the debt and mortgage-backed securities are issued and guaranteed by government agencies or government-sponsored enterprises, management has the intent and ability to hold these to maturity and the present value of expected cash flows is at least equal to the amortized cost basis. Accordingly, it is expected that the securities would not be settled at a price less than the par value. Because of the guarantee by the government-sponsored enterprises, and because the Bank has the ability and intent to hold these securities until a recovery of fair value, which may be the maturity, and the present value of expected cash flows is at least equal to the amortized cost basis, the Bank does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

The Bank’s unrealized loss on the corporate bond segment of the portfolio relates to a senior unsecured obligation from Sallie Mae (“SLM Corp” or “SLM”). SLM provides funding and servicing for student loans. At December 31, 2010, the SLM bond has depreciation totaling 17.3% of its amortized cost. Management believes that the cause of such a decline is driven by the thin trading volume of this bond, the overall illiquidity in the bond market, and the uncertainty involving student loan programs and pending legislation contemplated by Congress. SLM has continued to pay contractual interest on the bond and all payments are current. SLM was granted a five-year contract for the servicing of federal student loans by the U.S. Department of Education. The unrealized losses have existed for more than twelve months. The value of the bond has improved over the past four quarters as SLM has reported improved operating results. Because the Bank has the ability to hold this security until maturity (approximately five years) the Bank does not consider this security to be other than temporarily impaired at December 31, 2010.

4.	LOANS

A summary of the balances of loans follows:

	At December 31,
(In thousands)	2010	2009

Commercial real estate:
Owner occupied	$66,020	$63,756
Non-owner occupied	50,122	45,031
Residential real estate:
Residential 1-4 family	9,726	5,878
Second mortgages	478	276
Equity lines of credit	8,480	7,865
Construction	13,766	17,219
Total mortgage loans on real estate	148,592	140,025

Commercial loans	69,110	59,565
Consumer loans	5,627	1,196
Total loans	223,329	200,786

Less: Allowance for loan losses	(3,381)	(2,702)
Net deferred loan costs (fees)	394	(6)
Loans, net	$220,342	$198,078

The Bank has transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Bank’s accompanying balance sheets. The Bank and participating lenders share ratably in any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Bank continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2010 and 2009, the Bank was servicing loans for participants totaling $8.1 million and $9.3 million, respectively.

During 2010, the Bank transferred a portion of an originated commercial real estate loan to a participant, which did meet the requirements to be considered a participating interest. This transferred portion is reported as a secured borrowing on the balance sheets, and totaled $577 thousand at December 31, 2010.

During 2010, the Bank purchased consumer loans and commercial real estate loans aggregating $5.0 million and $0.2 million, respectively, and sold commercial real estate loans aggregating $0.9 million.

An analysis of the allowance for loan losses follows:

	Years Ended December 31,
(In thousands)	2010	2009

Balance at beginning of year	$2,702	$2,681
Provision for loan losses	1,031	677
Loans charged-off	(377)	(656)
Recoveries of loans previously charged-off	25	-
Balance at end of year	$3,381	$2,702

LOANS (continued)

Further information pertaining to the allowance for loan losses at December 31, 2010 follows:

(In thousands)	Commercial	Commercial Real Estate	Construction	Consumer/ Residential	Unallocated	Total

Amount of allowance for loan losses individually evaluated for impairment	$344	$50	$224	$18	$-	$636

Amount of allowance for loan losses collectively evaluated for impairment	$961	$1,509	$164	$110	$1	$2,745

Loans individually evaluated for impairment	$6,893	$2,920	$2,854	$1,054	$-	$13,721

Loans collectively evaluated for impairment	$62,217	$113,222	$10,912	$23,258	$-	$209,608

The following is a summary of past due and non-accrual loans at December 31, 2010:

(In thousands)	30-89 Days Past Due	Past Due 90 Days or More and Still Accruing	Past Due 90 Days or More on Non-accrual	Total Past Due

Commercial real estate owner occpied	$3,388	$-	$2,576	$5,964
Commercial real estate non- owner occpied	809	1,103	2,890	4,802
Residential real estate	71	-	50	121
Construction	2,266	-	-	2,266
Commercial	298	-	3,246	3,544
Consumer	215	46	23	284

Total	$7,047	$1,149	$8,785	$16,981

LOANS (continued)

The following is a summary of impaired loans at December 31, 2010:

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance

Impaired loans without a valuation allowance:
Commercial real estate owner occupied	$3,429	$3,429	$-
Commercial real estate non-owner occupied	2,870	2,870	-
Construction	1,298	1,298	-
Commercial	1,266	1,266	-
Total	8,863	8,863	-

Impaired loans with a valuation allowance:
Commercial real estate non-owner occupied	3,401	3,464	50
Residential real estate	50	50	18
Construction	1,556	1,556	224
Commercial	1,054	1,054	344
Total	6,061	6,124	636

Total impaired loans	$14,924	$14,987	$636

The following is a summary of information pertaining to impaired and non-accrual loans:

	At December 31,
(In thousands)	2010	2009

Impaired loans without a valuation allowance	$8,863	$10,548
Impaired loans with a valuation allowance	6,061	2,349

Total impaired loans	$14,924	$12,897

Valuation allowance related to impaired loans	$636	$300

Total non-accrual loans	$8,785	$2,061

Total loans past-due ninety days or more and still accruing	$1,149	$112

	Years Ended December 31,
(In thousands)	2010	2009

Average investment in impaired loans	$15,070	$9,902

Interest income recognized on impaired loans	$486	$270

Interest income recognized on a cash basis on impaired loans	$447	$38

LOANS (concluded)

No additional funds are committed to be advanced in connection with impaired loans. Interest income of $243 thousand and $27 thousand was reversed during 2010 and 2009, respectively, and all nonaccrual loans are accounted for on the cash basis.

At December 31, 2010, there were two loans totaling $1.4 million accounted for as troubled debt restructures.

Foreclosed assets consists of two commercial real estate properties which were acquired during 2010. Expenses applicable to foreclosed assets amounted to $4 thousand and there are no reserves associated with these properties. The properties are held for sale in the amount of $682 thousand are included in other assets at December 31, 2010.

Credit Quality Information

CBT utilizes an eight grade internal loan rating system for its loans as follows:

Loans rated 1-3A: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Bank will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weakness inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, management formally reviews the ratings on all loans. Semi-annually, the Bank engages an independent third-party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following table presents the Bank’s loans by risk rating at December 31, 2010:

(In thousands)	Commercial	Commercial Real Estate	Construction	Consumer/ Residential	Total Loans

Loans rated 1-3A	$60,159	$91,949	$8,578	$23,543	$184,229
Loans rated 4	4,079	13,271	2,334	18	19,702
Loans rated 5	4,872	10,922	2,854	700	19,348
Loans rated 6	-	-	-	50	50
Loans rated 7	-	-	-	-	-

Total	$69,110	$116,142	$13,766	$24,311	$223,329

5.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	At December 31,		Estimated
(In thousands)	2010	2009	Useful Lives

Leasehold improvements	$2,203	$2,119	5-10 years
Furniture and equipment	2,784	2,614	3-7 years
	4,987	4,733

Accumulated depreciation and amortization	(3,089)	(2,637)

	$1,898	$2,096

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 amounted to $516 thousand and $524 thousand, respectively.

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2010, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

Year Ending
December 31,	Amount
(In thousands)
2011	$868
2012	933
2013	935
2014	785
2015	750
Thereafter	1,814

$6,085

The leases generally contain options to extend for periods ranging from four to ten years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2010 and 2009 amounted to $915 thousand and $897 thousand, respectively.

6.	DEPOSITS

A summary of deposit accounts by type is as follows:

	At December 31,
(In thousands)	2010	2009

Noninterest-bearing	$35,972	$34,442
NOW	15,140	8,567
Money market	72,721	54,961
Savings	2,042	1,433
	125,875	99,403

Time deposits less than $100,000	30,773	48,918
Time deposits of $100,000 or greater	57,146	52,451
Total time deposits	87,919	101,369

Total deposits	$213,794	$200,772

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending
December 31,	Amount
(In thousands)

2011	$51,645
2012	31,885
2013	3,539
2014	359
2015	491

$87,919

Time deposits include brokered deposits in the amount of $25.8 million and $28.8 million with a weighted average rate of 1.10% and 1.50% at December 31, 2010 and 2009, respectively.

The Bank is required to collateralize 10% of the outstanding balance of municipal deposits. At December 31, 2010 and 2009, the Bank held a letter of credit issued by the FHLBB for the benefit of the State of Connecticut Banking Commissioner in the amount of $2.0 million.

7.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase mature on a daily basis and are secured by U.S. Government sponsored enterprise securities. The obligations to repurchase the securities sold are reflected as a liability in the Bank’s balance sheets. The securities pledged are registered in the Bank’s name, and held and segregated by the Bank. Upon maturity of the agreements, the identical securities pledged as collateral are returned to the Bank. A summary of securities sold under agreements to repurchase is as follows:

	At December 31,
(Dollars in thousands)	2010	2009

Amount	$3,392	$3,988

Weighted-avgerage interest rate	0.40%	0.55%

Fair value of securities pledged	$3,832	$4,314

Other Borrowing Facility

The Bank has an available unsecured Federal Funds borrowing line of credit from Bankers’ Bank Northeast in the amount of $2.0 million. There were no outstanding borrowings on this facility at December 31, 2010 and 2009.

8.	FEDERAL HOME LOAN BANK ADVANCES

The FHLB provides credit for savings banks and certain other member financial institutions. As a member of the FHLB, the Bank is required to own capital stock in the FHLB and may apply for advances on the security of the capital stock and qualified collateral maintained at the FHLB. Borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 90% of the market value of U.S. Government and government sponsored enterprise securities and 50% of the carrying value of certain eligible loans on owner and non–owner occupied commercial property.

A summary of FHLB advances at both December 31, 2010 and 2009 is as follows:

	At December 31, 2010		At December 31, 2009
		Weighted-		Weighted-
(Dollars in thousands)	Amount	Average Rate	Amount	Average Rate

Advances maturing:
2011	$1,000	5.10%	$1,000	5.10%
2012	5,000	4.15	5,000	4.15
2016	11,450	4.32	11,450	4.32
2018	13,000	2.36	13,000	2.36

FHLB advances	$30,450	3.48%	$30,450	3.48%

FHLB advances include amounts callable in 2011 aggregating $28 million with a weighted-average rate of 3.33%.

FEDERAL HOME LOAN BANK ADVANCES (Concluded)

The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowing under the line of credit is limited to $1 million. The line of credit may be increased to 2% of the Bank’s total assets in accordance with the credit policy of the FHLB.

9.	INCOME TAXES

Income tax expense is as follows:

	Years Ended December 31,
(In thousands)	2010	2009

Current tax expense:
Federal	$2	$-
State	-	-
	2	-

Deferred tax expense:
Federal	278	122
State	51	30
	329	152
Change in valuation allowance	(329)	(152)
	$2	$-

The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

	Years Ended December 31,
	2010	2009

Statutory tax rate	34.0%	34.0%

Increase (decrease) resulting from:
State taxes, net of federal tax benefit	9.1	5.5
Change in valuation allowance	(58.5)	(42.6)
Stock-based compensation	5.3	18.1
Other, net	10.4	(15.0)

Effective tax rates	0.3%	-%

The components of the net deferred tax asset are as follows:

	At December 31,
(In thousands)	2010	2009

Deferred tax assets:
Federal	$4,464	$4,847
State	1,079	1,156
	5,543	6,003
Valuation allowance	(5,214)	(5,543)
	329	460
Deferred tax liabilities:
Federal	(266)	(371)
State	(63)	(89)
	(329)	(460)
Net deferred tax asset	$-	$-

INCOME TAXES (concluded)

The tax effects of each item that gives rise to deferred taxes are as follows:

	At December 31,
(In thousands)	2010	2009

Allowance for loan losses	$1,176	$958
Federal and state operating losses	4,072	4,720
Other	(34)	(135)
	5,214	5,543
Valuation allowance	(5,214)	(5,543)

Net deferred taxes	$-	$-

A summary of the change in the valuation allowance is as follows:

	Years Ended December 31,
(In thousands)	2010	2009

Balance at beginning of year	$5,543	$5,695
Current year's operations	(329)	(152)

Balance at end of year	$5,214	$5,543

At December 31, 2010, the Bank has Federal and State net operating loss carry forwards that begin expiring in 2024 as follows:

Expiration	Federal	State
	(In thousands)

2024	$1,671	$1,315
2025	3,004	3,183
2026	2,689	2,811
2027	1,595	1,756
2028	1,467	1,591

	$10,426	$10,656

The Bank’s income tax returns are subject to review and examination by federal and state taxing authorities. CBT is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for all years subsequent to 2006. For CBT’s principal state taxing authority, Connecticut, the years subsequent to 2006 remain open to examination.

10.	OFF-BALANCE-SHEET ACTIVITIES

Credit-Related Financial Instruments

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding for which the contract amounts represent credit risk:

	At December 31,
(In thousands)	2010	2009

Unfunded commitments under commercial lines of credit	$34,797	$31,258
Unfunded commitments under commercial construction loans	2,534	2,611
Unfunded commitments under home equity lines of credit	6,558	6,972
Commitments to originate loans	9,996	20,764
Commercial letter of credit	1,054	1,352

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for home equity lines and commercial lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Bank is committed.

Commercial letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers.

Legal Contingencies

Various legal claims also arise from time to time in the normal course of business. As of December 31, 2010, there are no legal claims which, in the opinion of management, will have a material effect on the Bank's financial statements.

11.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 2010 and 2009 are also presented in the following table.

					Minimum To Be
					Well Capitalized Under
			Minimum		Prompt Corrective
	Actual		Capital Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2010:

Total Capital to Risk Weighted Assets	$27,512	12.3%	$17,924	8.0%	$22,406	10.0%

Tier 1 Capital to Risk Weighted Assets	24,703	11.0	8,962	4.0	13,444	6.0

Tier 1 Capital to Average Assets	24,703	8.9	11,146	4.0	13,933	5.0

At December 31, 2009:

Total Capital to Risk Weighted Assets	$26,896	12.8%	$16,800	8.0%	$21,000	10.0%

Tier 1 Capital to Risk Weighted Assets	24,271	11.6	8,400	4.0	12,601	6.0

Tier 1 Capital to Average Assets	24,271	9.6	10,063	4.0	12,579	5.0
12.	EMPLOYEE BENEFIT PLAN

The Bank has a 401(k) Plan (the “Plan”) in which substantially all employees participate. Employees may contribute up to 80% of their compensation subject to certain limits based on federal tax laws. The Bank makes discretionary matching contributions. Matching contributions are 100% vested at all times. For the years ended December 31, 2010 and 2009, expense attributable to the Plan amounted to $43 thousand and $37 thousand, respectively.

13.	PREFERRED STOCK

On December 19, 2008, the Bank issued and sold (i) 5,448 shares of noncumulative perpetual preferred stock (“Perpetual Preferred”), with a liquidation preference of $1 thousand per share and (ii) a ten year warrant to purchase up to 175,742 shares of the Bank’s common stock at an exercise price of $4.65 per share, to the U.S. Department of Treasury (“Treasury”) as part of the Troubled Asset Relief Program Capital Purchase Program (“CPP”), for an aggregate purchase price of $5.4 million.

The Bank allocated the proceeds from the issuance between the Perpetual Preferred and the warrants based on relative fair value. Accordingly, the fair value of the warrants, net of issuance costs in the amount of $52 thousand, was recorded. A discount in the amount of $604 thousand was recorded on the Perpetual Preferred and is being accreted over an estimated period of five years using the effective interest method. The accretion of the discount on the Perpetual Preferred is treated as a deemed dividend and is a reduction to net income available to common stockholders.

Perpetual Preferred Terms

The Perpetual Preferred has no maturity date and is ranked senior to the common stock with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Bank. Non-cumulative dividends on the Perpetual Preferred are payable at an annual rate of 5% per year for the first five years and at an annual rate of 9% thereafter. Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. After December 19, 2011, the Bank may redeem the Perpetual Preferred in whole or in part at any time at 100% of its issue price, or $1 thousand per share. Prior to this date, the Bank may redeem the Perpetual Preferred only if (i) the Company has raised aggregate proceeds in one or more Qualified Equity Offerings in excess of $1.4 million and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings. Any redemption is subject to the approval of the Bank’s federal banking regulator. A “Qualified Equity Offering” is defined as a sale and issuance for cash by the Bank, to persons other than the Bank or any Bank subsidiary after the closing, of shares of Perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Bank under the risk-based capital guidelines of the Bank’s federal banking regulator.

The Perpetual Preferred is non-voting. However, if dividends on the Perpetual Preferred are not paid in full for six dividend periods, whether or not consecutive, the Treasury will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive periods.

Warrant Terms

The warrant is exercisable immediately. The Treasury may only transfer or exercise an aggregate of one-half of the shares under the warrant prior to the date on which the Perpetual Preferred has been redeemed in whole or the Treasury has transferred all of its Perpetual Preferred to third parties.

Dividend and Repurchase Restrictions

Prior to December 19, 2011, unless the Bank has redeemed the Perpetual Preferred or the Treasury has transferred the Perpetual Preferred to a third party, the consent of the Treasury will be required for the Bank to (i) declare or pay any dividend or make any distribution on common stock or (ii) redeem, purchase or acquire any shares of the Bank’s common stock, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the CPP. The Bank is currently prohibited from paying dividends on common stock at this time due to accumulated operating losses since the commencement of operations.

14.	STOCK WARRANTS

Total outstanding stock warrants amounted to 346,242 at December 31, 2010 and 2009. No stock warrants were exercised during the years ended December 31, 2010 or 2009.

Stock warrants were granted to each Founder in 2004 based on the number of common stock shares purchased in the Bank’s initial offering not to exceed 5,000 shares for warrants issued per Founder and an aggregate of 170,500 shares. Stock warrants have an exercise price of $10 per share and will expire in ten years from the grant date. Each stock warrant was fully exercisable on the date awarded.

In addition, as described in Note 13, the Bank issued a ten year warrant on December 19, 2008, to purchase up to 175,742 shares of the Bank’s common stock at an exercise price of $4.65 per share that will expire ten years from the grant date.

15.	STOCK COMPENSATION PLANS

Stock Options

The Bank’s 2005 Stock Option and Award Plan (the “2005 Plan”) authorizes the granting of up to 225,000 shares of incentive stock options, non-qualified stock options and awards of shares of the Bank’s common stock to its employees, officers and directors. The 2005 Plan is administrated by the Compensation Committee of the Board of Directors. The authorization of grants, the determination of number of shares to be granted, the exercise date, vesting schedule and the option price of each award is determined by the Compensation Committee on the date of grant. At December 31, 2010 there are 34,600 shares available for future grant of stock options or stock awards.

There were no options granted, exercised, cancelled or forfeited during the year ended December 31, 2010. At December 31, 2010 and 2009 there were 141,900 options outstanding with a weighted-average exercise price of $8.46. There were 111,210 options exercisable at December 31, 2010 with a weighted-average exercise price of $8.67. At December 31, 2010, the outstanding options have a remaining contractual term of 5.5 years and the exercisable options have a remaining contractual term of 5.4 years.

The Bank recognized compensation cost applicable to stock options of $74 thousand and $78 thousand for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010, there was no intrinsic value to the stock options as the market value of the stock price is below that of the exercise prices for all outstanding options. As of December 31, 2010, unrecognized stock-based compensation expense related to non-vested options amounted to $37 thousand. This amount is expected to be recognized over a weighted-average period of 0.7 years.

STOCK COMPENSATION PLANS (concluded)

Stock Awards

In March 2004, the Board of Directors reserved 67,900 shares of common stock for awards of restricted stock to CBT’s “First Team,” which consisted of persons who were employees of CBT at the commencement of its operations. These awards vest over periods of up to five years and were awarded prior to the registration of the Bank’s common stock with the Federal Reserve Bank. The fair market value of the shares awarded, based on the market price as of the date of grant, is recorded as unearned compensation and amortized over the vesting period.

In February 2010, the Board of Directors granted 48,500 shares of restricted common stock awards to employees of the Bank. These awards had a grant-date fair value of $4.50 per share and vest over a weighted-average period of 3.7 years. There were no grants in 2009.

A summary of activity for stock awards for the year ended December 31, 2010 is presented in the following table:

		Weighted-Average
		Grant Date
	Shares	Fair Value

Unvested at beginning of year	6,666	$12.13
Granted	48,500	4.50
Vested	(6,666)	12.13

Unvested at end of year	48,500	$4.50

The fair market value of shares awarded, based on the market price at the date of grant, is recorded as unearned compensation and amortized over the applicable vesting period. The Bank recorded compensation cost related to these stock awards totaling $71 thousand and $112 thousand for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, there was $163 thousand of total unrecognized compensation cost related to non-vested stock awards granted under the Plan. That cost is expected to be recognized over a four-year period through February 2014.

The total fair value of shares vested during the years ended December 31, 2010 and 2009 was $39 thousand and $123 thousand, respectively.

16.	EMPLOYMENT AGREEMENTS

The Bank has entered into employment agreements with its Chief Executive Officer and Chief Operating Officer (the “executives”) for original terms of three and two years, respectively. These agreements generally provide for a specified minimum annual compensation and participation in various cash incentive plans and stock-based compensation programs in an amount and form set by the Compensation Committee.

The agreements further provide for participation in various employee benefit plans, as well as furnishing fringe benefits available to similarly-situated executive personnel. The employment agreements provide that the executives’ base salary will be reviewed annually. Such agreements may be terminated for cause, as defined, without incurring any continuing obligations.

17.	RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 15 percent of the Bank's capital stock and surplus on an unsecured basis.

As long as there are senior preferred shares outstanding, no dividends may be paid on our common stock unless all dividends on the senior preferred shares have been paid in full. Any dividends declared on our fixed rate non-cumulative preferred shares will reduce the net income available to common shareholders and our earnings per common share. Moreover, holders of our common stock are entitled to receive dividends only when, and if, declared by our Board of Directors. The Bank is not required to declare cash dividends on our common stock and has never paid a cash dividend on our common stock. Until the earlier of (i) December 19, 2011 or (ii) the Treasury no longer owns any shares of our senior preferred stock, we may not pay any dividends on our common stock without the prior consent of the Treasury.

From March 2004 through June 30, 2009, the Bank posted net losses that resulted from anticipated start-up costs associated with developing the Bank’s operating infrastructure, an initially low volume of earning assets, increasing provisions for loan losses, and other noninterest expenses. These early losses are typical in a new bank. As a result, the Bank had no undivided profits or net profits and any dividend payment would be considered a reduction of permanent capital. Accordingly, the Bank would need the approval of the shareholders of at least two-thirds of both of each of its common stock and Preferred Stock, the FRBB and the DOB in order to declare and pay dividends on its Preferred Stock. Prior to June 3, 2009, the DOB had no authority to approve a dividend unless a bank has net profits. On June 3, 2009, a bill was passed by the Connecticut legislature and signed by the Governor, with an effective date of October 1, 2009, to permit the Connecticut Banking Commissioner to approve a dividend even absent any net profits.

18.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to directors, officers and their affiliates. Total loans outstanding to directors, officers and their affiliates, including principal additions and principal payments are included in the following table:

	Years Ended December 31,
	2010	2009

Balance at beginning of year	$4,002	$4,899
Additions	801	73
Repayments	(83)	(970)
Balance at end of year	$4,720	$4,002

19.	FAIR VALUES OF ASSETS AND LIABILITIES

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The Bank used the following methods and assumptions in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair value based on the short term nature of the assets.

Interest-bearing deposits in banks: Fair values of certificates of deposit approximate fair value based on the short term nature of the assets.

Securities available for sale: At December 31, 2010, all fair value measurements are obtained from a third-party pricing service and are not adjusted by management. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. These securities include government-sponsored enterprise obligations, FHLMC and FNMA bonds, corporate bonds, and other securities.

Federal Home Loan Bank and Federal Reserve Bank stock: The carrying amount of FHLB and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the FHLBB and FRB.

Loans held for sale: Loans held for sale are accounted for at the lower of cost or market and the fair value of loans held for sale are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted as required for changes in loan characteristics.

Loans, net: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair value for other loans are estimated using discounted cash flows analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Secured borrowings: For secured borrowings, carrying values approximate fair values.

Securities sold under agreements to repurchase: For securities sold under agreements to repurchase, maturing within ninety days, carrying values approximate fair values.

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Federal Home Loan Bank advances: The fair value of the Bank’s long-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance-sheet financial instruments is immaterial.

Assets Measured at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized in the table below:

	At December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Fair Value

Securities available for sale	$-	$35,349	$-	$35,349

	At December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Fair Value

Securities available for sale	$-	$27,431	$-	$27,431

There were no liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009.

Assets Measured at Fair Value on a Nonrecurring Basis

The Bank may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2010 and 2009, and losses on impaired loans for the years ended December 31, 2010 and 2009.

				Year Ended
	At December 31, 2010			December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Losses

Impaired loans	$-	$-	$5,030	$546

				Year Ended
	At December 31, 2009			December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Losses

Impaired loans	$-	$-	$2,049	$295

Losses applicable to impaired loans are based on appraised values of underlying collateral adjusted for management’s assumptions of fair value given current market conditions and portions of loans not guaranteed by the U.S. Government.

There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2010 or 2009.

FAIR VALUES OF ASSETS AND LIABILITIES (concluded)

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Bank’s financial instruments are set forth in the following table. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Bank.

	December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$8,725	$8,725	$27,117	$27,117
Interest-bearing deposits in banks	79	79	78	78
Securities available for sale	35,349	35,349	27,431	27,431
Federal Reserve Bank stock	762	762	724	724
Federal Home Loan Bank stock	2,057	2,057	2,057	2,057
Loans held for sale	386	386	-	-
Loans, net	220,342	217,416	198,078	201,249
Accrued interest receivable	1,100	1,100	933	933

Financial liabilities:
Deposits	213,794	211,266	200,772	197,573
Secured borrowings	577	577	-	-
Securities sold under agreements to repurchase	3,392	3,392	3,988	3,988
Federal Home Loan Bank advances	30,450	30,762	30,450	30,683
Accrued interest payable	293	293	361	361

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.,

BERKSHIRE BANK

AND

THE CONNECTICUT BANK AND TRUST COMPANY

DATED AS OF

OCTOBER 25, 2011

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		A-1
1.1	Certain Definitions.	A-1
ARTICLE II THE MERGER		A-8
2.1	Merger.	A-8
2.2	Closing; Effective Time.	A-8
2.3	Articles of Organization and Bylaws.	A-8
2.4	Directors and Officers of the Surviving Institution.	A-8
2.5	Advisory Board.	A-9
2.6	Effects of the Merger.	A-9
2.7	Tax Consequences.	A-9
2.8	Possible Alternative Structures.	A-9
2.9	Additional Actions.	A-9
ARTICLE III CONVERSION OF SHARES		A-10
3.1	Conversion of CBT Common Stock; Merger Consideration.	A-10
3.2	Election Procedures.	A-11
3.3	Procedures for Exchange of CBT Common Stock.	A-13
3.4	Treatment of CBT Stock Options, CBT Warrants and CBT Treasury Warrant.	A-14
3.5	Reservation of Shares.	A-15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CBT		A-15
4.1	Standard.	A-15
4.2	Organization.	A-16
4.3	Capitalization.	A-16
4.4	Authority; No Violation.	A-17
4.5	Consents.	A-17
4.6	Financial Statements.	A-18
4.7	Tax Matters.	A-18
4.8	No Material Adverse Effect.	A-19
4.9	Material Contracts; Leases; Defaults.	A-19
4.10	Ownership of Property; Insurance Coverage.	A-20
4.11	Legal Proceedings.	A-20
4.12	Compliance with Applicable Law.	A-20
4.13	Employee Benefit Plans.	A-21
4.14	Brokers, Finders and Financial Advisors.	A-23
4.15	Environmental Matters.	A-23
4.16	Loan Portfolio.	A-24
4.17	Related Party Transactions.	A-25
4.18	Deposits.	A-25
4.19	Board Approval.	A-25
4.20	Registration Obligations.	A-25
4.21	Risk Management Instruments.	A-25
4.22	Fairness Opinion.	A-25
4.23	Intellectual Property.	A-26
4.24	Duties as Fiduciary.	A-26
4.25	Employees; Labor Matters.	A-26
4.26	CBT Information Supplied.	A-26
4.27	Securities Documents.	A-26
4.28	Internal Controls.	A-27
4.29	Stock Transfer Records.	A-27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHLB AND BERKSHIRE BANK		A-27
5.1	Standard.	A-28
5.2	Organization.	A-28
5.3	Capitalization.	A-28
5.4	Authority; No Violation.	A-29
5.5	Consents.	A-30

i

5.6	Financial Statements.	A-30
5.7	Tax Matters.	A-31
5.8	No Material Adverse Effect.	A-31
5.9	Ownership of Property; Insurance Coverage.	A-31
5.10	Legal Proceedings.	A-32
5.11	Compliance with Applicable Law.	A-32
5.12	Employee Benefit Plans.	A-33
5.13	Brokers, Finders and Financial Advisors.	A-35
5.14	Environmental Matters.	A-35
5.15	BHLB Information Supplied.	A-36
5.16	Securities Documents.	A-36
5.17	Internal Controls.	A-36
5.18	BHLB Common Stock.	A-37
5.19	Available Funds	A-37
ARTICLE VI COVENANTS OF CBT		A-37
6.1	Conduct of Business.	A-37
6.2	Current Information.	A-40
6.3	Access to Properties and Records.	A-41
6.4	Financial and Other Statements.	A-41
6.5	Maintenance of Insurance.	A-42
6.6	Disclosure Supplements.	A-42
6.7	Consents and Approvals of Third Parties.	A-42
6.8	All Reasonable Efforts.	A-42
6.9	Failure to Fulfill Conditions.	A-42
6.10	No Solicitation.	A-43
6.11	Reserves and Merger-Related Costs.	A-44
6.12	Committee Meetings.	A-44
ARTICLE VII COVENANTS OF BHLB		A-44
7.1	Conduct of Business.	A-44
7.2	Disclosure Supplements.	A-44
7.3	Consents and Approvals of Third Parties.	A-45
7.4	Reasonable Best Efforts.	A-45
7.5	Failure to Fulfill Conditions.	A-45
7.6	Employee Benefits.	A-45
7.7	Directors and Officers Indemnification and Insurance.	A-47
7.8	Stock Listing.	A-48
7.9	Reservation of Stock.	A-48
7.10	Communications to CBT Employees; Training	A-49
7.11	Current Information.	A-49
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-49
8.1	Meeting of Shareholders.	A-49
8.2	Proxy Statement-Prospectus; Merger Registration Statement.	A-49
8.3	Regulatory Approvals.	A-50
8.4	Preferred Stock Held by Treasury Department.	A-50
ARTICLE IX CLOSING CONDITIONS		A-51
9.1	Conditions to Each Party’s Obligations under this Agreement.	A-51
9.2	Conditions to the Obligations of BHLB under this Agreement.	A-51
9.3	Conditions to the Obligations of CBT under this Agreement.	A-52
ARTICLE X		A-53
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-53
11.1	Termination.	A-53
11.2	Effect of Termination.	A-55
11.3	Amendment, Extension and Waiver.	A-56
ARTICLE XII MISCELLANEOUS		A-56
12.1	Confidentiality.	A-56
12.2	Public Announcements.	A-57

ii

12.3	Survival.	A-57
12.4	Notices.	A-57
12.5	Parties in Interest.	A-58
12.6	Complete Agreement.	A-58
12.7	Counterparts.	A-58
12.8	Severability.	A-58
12.9	Governing Law.	A-58
12.10	Interpretation.	A-58
12.11	Specific Performance.	A-59

EXHIBITS

A	Form of Voting Agreement
B	Settlement Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 25, 2011 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), Berkshire Bank, a Massachusetts savings bank (“Berkshire Bank”) and The Connecticut Bank and Trust Company, a Connecticut bank and trust company (“CBT”).

Recitals

1.           The Board of Directors of each of BHLB, Berkshire Bank and CBT (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.           In accordance with the terms of this Agreement, CBT will merge with and into Berkshire Bank, the wholly owned subsidiary of BHLB (the “Merger”).

3.           As a condition to the willingness of BHLB and Berkshire Bank to enter into this Agreement, each of the directors and executive officers of CBT have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of CBT Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.           In connection with the Merger, at the discretion of BHLB, BHLB will purchase, or cause CBT to repurchase or redeem each share of CBT’s Senior Preferred Stock, Series A, issued and outstanding immediately prior to the Effective Time (the “CBT Series A Preferred Stock”) (such purchase, the “TARP Purchase”) and may purchase the warrant issued by CBT on December 19, 2008 to the  United States Department of the Treasury (“Treasury Department”) in connection with the issuance of the CBT Series A Preferred Stock (the “CBT Treasury Warrant”) (such purchase, the “Warrant Purchase”).

5.           The parties intend the Merger, together with the TARP Purchase, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

6.           The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

7.           In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1         Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

 “Acquisition Proposal” shall have the meaning set forth in Section 6.10.2.

“Advisory Board” shall have the meaning set forth in Section 2.5.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, CDOB, FRB and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, CBT, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts savings bank with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201, which is a wholly owned subsidiary of BHLB.

 “BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to CBT pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2010, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following December 31, 2010, and for the periods then ended, as filed by BHLB in its Securities Documents.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Observers” shall have the meaning set forth in Section 6.12.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2011, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the FRB by BHLB from December 31, 2010 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Series A Preferred Stock” shall have the meaning set forth in Section 3.1.6.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“BHLB Warrant” shall mean any warrant issued to the Treasury Department by BHLB in exchange for the CBT Treasury Warrant.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares'” shall have the meaning set forth in Section 3.1.4.

“CBT” shall mean The Connecticut Bank and Trust Company, a Connecticut bank and trust company with its principal office located at 58 State House Square, Hartford, Connecticut 06103.

 “CBT Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“CBT Common Stock” shall mean the common shares, par value $1.00 per share, of CBT.

 “CBT Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CBT to BHLB pursuant hereto.

“CBT Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of CBT as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CBT for each of the two (2) years ended December 31, 2010 in CBT’s annual report on Form 10-K for the year ended December 31, 2010 and (ii) the unaudited interim consolidated financial statements of CBT as of the end of each calendar quarter following December 31, 2010, and for the periods then ended, as filed by CBT in its Securities Documents.

“CBT Loan Participation” shall have the meaning set forth in Section 4.15.2.

“CBT Loan Property” shall have the meaning set forth in Section 4.15.2.

“CBT Preferred Stock” shall have the meaning set forth in Section 4.3.

“CBT Regulatory Reports” shall mean the Call Reports of CBT, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB with respect to each calendar quarter beginning with the quarter ended June 30, 2011, through the Closing Date.

“CBT Restricted Stock” shall mean the shares of restricted stock of CBT issued pursuant to the CBT Stock Option Plan.

“CBT FRB Reports” shall have the meaning set forth in Section 4.27.

“CBT Series A Preferred Stock” shall mean each issued and outstanding share of the Fixed Rate Non-Cumulative Perpetual Preferred Stock Series A, no  par value, stated liquidation amount $1,000 per share, of CBT.

“CBT Shareholder Vote” shall have the meaning set forth in Section 4.4.1.

“CBT Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“CBT Stock Option” shall mean an option to purchase shares of CBT Common Stock granted pursuant to the CBT Stock Option Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in CBT Disclosure Schedule 3.4.1.

 “CBT Stock Option Plan” shall mean The Connecticut Bank and Trust Company 2005 Stock Option and Award Plan.

“CBT Treasury Warrant” shall mean the ten year warrant issued to the Treasury Department to purchase up to 175,742 shares of CBT’s Common Stock at an exercise price of $4.65 per share.

“CBT Warrant” shall have the meaning given to it in Section 3.4.2.

“CDOB” shall mean the Connecticut Department of Banking.

“Certificate” shall mean a certificate or book entry evidencing shares of CBT Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

 “Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreement dated as of July 20, 2011 between BHLB and CBT.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current CBT Employees” shall have the meaning set forth in Section 7.6.2.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.7.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by BHLB and CBT, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 11.1.9.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Boston.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

 “Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to BHLB, Berkshire Bank or CBT, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or CBT, respectively, or (2) materially impairs the ability of either CBT, on the one hand, or BHLB or Berkshire Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to CBT, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of CBT on the one hand, or BHLB or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHLB, Berkshire Bank or CBT, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to CBT, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of CBT Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect,” (v) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BHLB or CBT, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (vi) in the case of CBT and its Subsidiaries, the issuance in and of itself of any order or directive by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of CBT with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Merger Consideration” shall mean the cash or BHLB Common Stock, or combination thereof, in an aggregate per share amount to be paid by BHLB for each share of CBT Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of CBT Common Stock in connection with the Merger.

“New Member” shall have the meaning set forth in Section 2.4.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

 “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

 “Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC or the FRB promulgated thereunder, as applicable.

“Settlement Agreement” shall have the meaning set forth in Section 7.6.6.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or CBT, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.10.1.

“Surviving Institution” shall have the meaning set forth in Section 2.1.

“TARP Purchase” shall have the meaning set forth in the recitals.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean October 31, 2012.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“Treasury Department” shall mean The United States Department of Treasury.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“ Warrant Purchase” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 7.6.10.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CBT shall merge with and into Berkshire Bank, with Berkshire Bank as the resulting or surviving institution (the “Surviving Institution”); and (b) the separate existence of CBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CBT shall be vested in and assumed by Berkshire Bank.  As part of the Merger, each outstanding share of CBT Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.  BHLB retains the right to hold CBT as a separate subsidiary.  Berkshire Bank will consider retaining the CBT name in the Surviving Institution’s branches in Connecticut.

2.2           Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger or other appropriate documents with the MDOB and the CDOB on the day of the Closing (the “Closing Date”), in accordance with applicable law.  The “Effective Time” means the date and time upon which the articles of merger or other appropriate documents are filed with the MDOB and the CDOB, all under applicable law. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

2.3           Articles of Organization and Bylaws.

The articles of organization and bylaws of Berkshire Bank as in effect immediately prior to the Effective Time shall be the articles of organization and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4           Directors and Officers of the Surviving Institution.

Effective immediately after the Closing Date, one director of CBT (as of the date hereof and as of the Effective Time) and who is designated by BHLB and Berkshire Bank prior to the mailing of the Proxy Statement-Prospectus pursuant to Section 8.2 (the “New Member”) shall be appointed and elected to the BHLB and Berkshire Bank Boards of Directors.  All other directors of BHLB and Berkshire Bank prior to the Effective Time shall remain directors of BHLB and Berkshire Bank following the Effective Time, subject to shareholder approval at BHLB and Berkshire Bank annual meetings.  Mr. David A. Lentini shall be appointed to a regional leadership position in Berkshire Bank’s new Connecticut region.  All other officers of BHLB and Berkshire Bank prior to the Effective Time shall remain officers of BHLB and Berkshire Bank following the Effective Time, subject to Board approval.

2.5           Advisory Board.

Effective immediately after the Effective Time, the board members of CBT as of the Effective Time who do not join the boards of BHLB or Berkshire Bank shall be appointed to the newly established Advisory Board of Berkshire Bank (the “Advisory Board”).  The Advisory Board shall meet as requested by the Board of Directors of Berkshire Bank and the initial term shall be for one year.  Each member of the Advisory Board shall receive compensation as set by the Board of Directors of Berkshire Bank from time to time.  Berkshire Bank shall consider, at its reasonable discretion, the composition, compensation and need for the Advisory Board after the completion of the one year term.

2.6           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth under Massachusetts banking laws.

2.7           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.8           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, BHLB may revise the structure for effecting the Merger described in Section 2.1 and/or the method of effecting the TARP Purchase, including, without limitation, by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHLB, Berkshire Bank, CBT or to the BHLB or CBT shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of CBT Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not materially delay the Closing or jeopardize or materially delay the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9           Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of CBT, or (ii) otherwise carry out the purposes of this Agreement, CBT and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of CBT or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of CBT or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1          Conversion of CBT Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Berkshire Bank, CBT or the holders of any of the shares of CBT Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1           Each share of BHLB Common Stock and Berkshire Bank common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2           All shares of CBT Common Stock held in the treasury of CBT and each share of CBT Common Stock owned by BHLB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) and each share of CBT Common Stock held in a trust under the CBT Stock Option Plan but not subject to an award of CBT Restricted Stock shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3           Each outstanding share of CBT Common Stock with respect to which an election to receive BHLB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 0.3810 (the “Exchange Ratio”) of a share of BHLB Common Stock, subject to adjustment as provided in Sections 11.1.9 and 3.1.10 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).  Shares of CBT Restricted Stock subject to an award shall be treated for all purposes as other outstanding shares of CBT Common Stock, whether or not such shares are vested prior to the Effective Time.

3.1.4           Each outstanding share of CBT Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to  Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $8.25 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5           Each outstanding share of CBT Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6           Assuming Section 9.2.8 is waived by BHLB, in the event each issued and outstanding share of the CBT Series A Preferred Stock is not purchased or redeemed prior to or contemporaneous with the Merger, then each share of the CBT Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of CBT Series A Preferred Stock to be cancelled in accordance herewith) shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article III, one share of the BHLB Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “BHLB Series A Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the CBT Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the CBT Series A Preferred Stock immediately prior to such conversion, taken as a whole.  If the Warrant Purchase shall have been consummated prior to the Effective Time, the CBT Warrant shall be cancelled and shall cease to exist as of the Effective Time.

3.1.7           Each outstanding share of CBT Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  CBT shall give BHLB immediate notice upon receipt by CBT of any such demands for payment of the fair value of such shares of CBT Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  CBT shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.8           If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of CBT Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of CBT Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.9           Upon the Effective Time, outstanding shares of CBT Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by CBT on such shares of CBT Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.10         Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHLB.  In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of CBT Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of CBT Common Stock owned by a CBT shareholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such CBT shareholder.

3.1.11         If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.  If CBT changes (or the CBT Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CBT Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2         Election Procedures.

3.2.1           Holders of record of CBT Common Stock may elect to receive shares of BHLB Common Stock or cash in exchange for their shares of CBT Common Stock.  The total number of shares of CBT Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of CBT Common Stock outstanding immediately prior to the Effective Time by (y) 0.70 (the “Stock Conversion Number”).  All other shares of CBT Common Stock shall be converted into Cash Consideration.

3.2.2           An election form and other appropriate customary transmittal material in such form as BHLB and CBT shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as BHLB and CBT shall mutually agree (the “Mailing Date”) to each holder of record of CBT Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of CBT Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of CBT Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or BHLB Common Stock for such shares.  Holders of record of shares of CBT Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of CBT Common Stock held by each Representative for a particular beneficial owner.  Any shares of CBT Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BHLB Common Stock.  BHLB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of CBT Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and CBT shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3           The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the CBT Shareholders Meeting and (ii) the date that BHLB and CBT shall agree is as near as practicable to five (5) business days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither BHLB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4           No later than three (3) business days after the Effective Time, BHLB shall cause the Exchange Agent to effect the allocation among holders of CBT Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5           If the aggregate number of shares of CBT Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)           If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3         Procedures for Exchange of CBT Common Stock.

3.3.1           BHLB to Make Merger Consideration Available.  After the Closing and at or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CBT Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2           Exchange of Certificates.  BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the CBT Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled.  No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3           Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding CBT Common Stock shall have no rights, after the Effective Time, with respect to such CBT Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.3.4           Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5           Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of CBT of the CBT Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6           Return of Exchange Fund.  At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

3.3.8           Withholding.  BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CBT Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CBT Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.4         Treatment of CBT Stock Options, CBT Warrants and CBT Treasury Warrant.

3.4.1           CBT Disclosure Schedule 3.4.1 sets forth all of the outstanding CBT stock options (each, a “CBT Stock Option”) as of the date hereof.  Immediately prior to the Effective Time, each CBT Stock Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by CBT immediately prior to the Effective Time an amount in cash determined by multiplying (i) the greater of (A) the excess, if any, of the value of the Merger Consideration as of the day before the Closing Date over the applicable per share exercise price of that option or (B) $1.00 by (ii) the number of shares of CBT Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding.  Subject to the foregoing, the CBT Stock Option Plans and all CBT Stock Options issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, CBT shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.4.1, including, without limitation, the provision of any notices or stock option cancellation agreements to holders of CBT Stock Options and the adoption of any necessary amendments to such plans.

3.4.2           CBT Disclosure Schedule 3.4.2 sets forth all of the outstanding CBT warrants which were granted to each founder of CBT (each, a “CBT Warrant”) as of the date hereof.  Immediately prior to the Effective Time, each CBT Warrant, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by CBT immediately prior to the Effective Time an amount in cash determined by multiplying (i) the greater of (A) the excess, if any, of the value of the Merger Consideration as of the day before the Closing Date over the applicable per share exercise price of that stock warrant or (B) $1.00 by (ii) the number of shares of CBT Common Stock that the holder could have purchased (assuming full vesting of that stock warrant) had that holder exercised that stock warrant immediately before the Effective Time, less applicable tax withholding.  Subject to the foregoing, the CBT Warrant Plans and all CBT Warrants issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, CBT shall take such actions as necessary to give effect to the transactions contemplated by this Section 3.4.2, including, without limitation, the provision of any notices or stock warrant cancellation agreements to holders of CBT Warrants and the adoption of any necessary amendments to such plans.

3.4.3           CBT Disclosure Schedule 3.4.3 sets forth all of the outstanding CBT Warrants which were issued to the Treasury Department as part of the Troubled Asset Relief Program Capital Purchase Program (each, a “CBT Treasury Warrant”) as of the date hereof.  Prior to the Effective Time, BHLB and CBT agree to cooperate to negotiate the repurchase of the CBT Treasury Warrants from Treasury, and for purposes of clarity, it s understood that the repurchase of the CBT Treasury Warrants from Treasury is not a condition to the closing of the Merger.

3.4.4           If the Warrant Purchase is not consummated by the Effective Time, then the CBT Treasury Warrant shall, by virtue of the Merger and without any action on the part of any Person, cease to be a warrant to purchase CBT Common Stock and will be converted automatically into a warrant to purchase BHLB Common Stock (the “BHLB Warrant”) in accordance with the terms of the CBT Treasury Warrant, and BHLB will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i)               the number of shares of BHLB Common Stock purchasable upon exercise of the BHLB  Warrant will equal the product of (x) the number of shares of CBT Common Stock that were purchasable pursuant to the CBT Treasury Warrant immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii)              the per share exercise price for the BHLB Warrant will equal the quotient of (x) the per share exercise price of the CBT Treasury Warrant in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

3.5         Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the CBT shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CBT

CBT represents and warrants to BHLB and Berkshire Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the CBT Disclosure Schedule delivered by CBT to BHLB and Berkshire Bank on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such CBT Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.

4.1         Standard.

Except as set forth in the following sentence, no representation or warranty of CBT contained in this Article IV shall be deemed untrue or incorrect, and CBT shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Section 4.2 (other than Sections 4.2.3 and 4.2.4 and the last sentence of Section 4.2.1), Sections 4.3 and 4.4 (other than Section 4.4.2(iii)) shall be true and correct in all material respects.

4.2         Organization.

4.2.1           CBT is a Connecticut chartered bank and trust company duly organized, validly existing and in good standing under the State of Connecticut.  The deposits in CBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CBT when due.  CBT is a member in good standing of the FHLB and owns the requisite amount of stock as set forth on CBT Disclosure Schedule 4.2.1. CBT has full corporate power and authority to carry on its business as now conducted.  CBT is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2           CBT has no subsidiaries.

4.2.3           The minute books of CBT accurately record all corporate actions of its shareholders and board of directors (including committees).

4.2.4           Prior to the date of this Agreement, CBT has made available to BHLB and Berkshire Bank true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of CBT.

4.3         Capitalization.

4.3.1           The authorized capital stock of CBT consists of (i) 10,000,000 shares of CBT Common Stock, $1.00 par value and 1,000,000 shares of preferred stock,  no par value (“CBT Preferred Stock” and collectively with CBT Common Stock, “CBT Stock”).  As of October 21, 2011, there were (i) 3,620,950 shares of CBT Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, including 40,125 shares of CBT Restricted Stock subject to an award, (ii) 0 shares of CBT Common Stock held by CBT as Treasury Stock, but not including 0 shares of CBT Common Stock held in trust under the CBT Restricted Stock Plans but not subject to an award of CBT Restricted Stock and (iii) 5,448 shares of CBT Series A Preferred Stock and a ten year warrant issued to the Treasury Department to purchase up to 175,742 shares of CBT’s common stock at an exercise price of $4.65 per share.  CBT does not own, of record or beneficially, any shares of CBT Stock which are not Treasury Stock.  Except as disclosed on CBT Disclosure Schedule 4.3.1, CBT has no and is not bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CBT, or any other security of CBT or any securities representing the right to vote, purchase or otherwise receive any capital stock of CBT or any other security of CBT, other than shares of CBT Common Stock underlying the CBT Stock Options, CBT Warrants and CBT Restricted Stock.  CBT has granted options to acquire 140,475 shares of CBT Common Stock at a weighted average exercise price of $8.39 per share.  CBT Disclosure Schedule 4.3.1 sets forth: the name of each holder of a CBT Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the CBT Stock Option is an incentive stock option or a nonqualified stock option.  CBT has granted warrants to acquire 345,702 shares of CBT Common Stock at a weighted average exercise price of $7.28 per share.  CBT Disclosure Schedule 4.3.1 sets forth: the name of each holder of a CBT Warrant, identifying the number of shares each such individual may acquire pursuant to the exercise of such warrants, vesting and expiration dates, and the exercise price relating to the warrants held.  CBT Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of CBT Restricted Stock, the vesting dates and the number of shares held by such Person.  All shares of CBT Common Stock issuable pursuant to the CBT Stock Option Plan or CBT Warrants will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2           Except as set forth in CBT Disclosure Schedule 4.3.2, CBT does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolio of CBT (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of CBT, including stock in the FHLB.

4.3.3           To CBT’s Knowledge, except as set forth on CBT Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of CBT Common Stock.

4.3.4           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CBT’s shareholders may vote have been issued by CBT and are outstanding.

4.4         Authority; No Violation.

4.4.1           CBT has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by CBT’s shareholders (the “CBT Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CBT and the completion by CBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of CBT.  This Agreement has been duly and validly executed and delivered by CBT, and subject to CBT Shareholder Approval and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB and Berkshire Bank, constitutes the valid and binding obligation of CBT, enforceable against CBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2           (a) Subject to compliance by BHLB and Berkshire Bank with the terms and conditions of this Agreement, the execution and delivery of this Agreement by CBT, subject to receipt of Regulatory Approvals and CBT’s compliance with any conditions contained therein, and subject to the receipt of  CBT Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by CBT with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of CBT; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBT or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CBT under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CBT is a party, or by which it or any of its respective properties or assets may be bound or affected.

4.5         Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the MDOB, the Secretary of the Commonwealth, the CDOB and the Secretary of State of the State of Connecticut, (d) the CBT Shareholder Approval, and (e) the consent of the Treasury Department to the redemption by CBT, or the purchase by BHLB or one of its Subsidiaries of all of the issued and outstanding shares of the CBT Series A Preferred Stock from the Treasury Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of CBT, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by CBT, the completion by CBT of the Merger and the performance by CBT of its obligations hereunder.  CBT has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by CBT to result in a Material Adverse Effect on CBT, or BHLB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CBT, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6         Financial Statements.

4.6.1           The CBT Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of CBT as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2           CBT has previously made available to BHLB and Berkshire Bank the CBT Financial Statements.  The CBT Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CBT as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3           At the date of the most recent consolidated statement of financial condition included in the CBT Financial Statements or in the CBT Regulatory Reports, CBT did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CBT Financial Statements or in the CBT Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7         Tax Matters.

CBT has not taken or agreed to take any action, nor has it failed to take any action or know of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger, together with the TARP Purchase, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  CBT has timely filed or caused to be filed all Tax Returns required to have been filed by CBT prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  CBT has timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  CBT has declared on its Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of CBT did not, as of the most recent CBT Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent CBT balance sheet (rather than in any notes thereto).  CBT is subject to Tax audits in the ordinary course of business.  CBT management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on CBT.  CBT has not been notified in writing by any jurisdiction that the jurisdiction believes that CBT or any of the CBT was required to file any Tax Return in such jurisdiction that was not filed.  CBT (A) has not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was CBT nor (B) has any liability for the Taxes of any Person (other than CBT) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against CBT for any alleged deficiency in any Tax, and CBT has not been notified in writing of any proposed Tax claims or assessments against CBT.  CBT has duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  CBT has delivered to BHLB true and complete copies of all Income Tax Returns of CBT for taxable periods ending on or after December 31, 2008.  CBT is not nor has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).  CBT has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.  CBT has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8         No Material Adverse Effect.

CBT has not suffered any Material Adverse Effect since December 31, 2010 and, to CBT’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on CBT.

4.9         Material Contracts; Leases; Defaults.

4.9.1           Except as set forth in CBT Disclosure Schedule 4.9.1, CBT is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of CBT, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of CBT; (iii) any collective bargaining agreement with any labor union relating to employees of CBT; (iv) any agreement which by its terms limits or affects the payment of dividends by CBT; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CBT is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CBT; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates CBT for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by CBT.

4.9.2           Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in CBT Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge CBT is not in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on CBT Disclosure Schedule 4.9.2.

4.9.3           True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB and Berkshire Bank on or before the date hereof, are listed on CBT Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof.  Except as set forth in CBT Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CBT or upon the occurrence of a subsequent event; (ii) requires CBT to provide a benefit in the form of CBT Common Stock or determined by reference to the value of CBT Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10       Ownership of Property; Insurance Coverage.

4.10.1         CBT has good and, as to real property, marketable title to all assets and properties owned by CBT in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the CBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by CBT acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  CBT, as lessee, has the right under valid and existing leases of real and personal properties used by CBT in the conduct of its business to occupy or use all such properties as presently occupied and used by it.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CBT Financial Statements.

4.10.2         With respect to all material agreements pursuant to which CBT has purchased securities subject to an agreement to resell, if any, CBT has a lien or security interest (which to CBT’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3         CBT currently maintains insurance considered by it to be reasonable for its operations.  CBT has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on CBT Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by CBT under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years CBT has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  CBT Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by CBT, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.  CBT has made available to BHLB and Berkshire Bank copies of all of the policies listed on CBT Disclosure Schedule 4.10.3.

4.11       Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting CBT or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by CBT, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.12       Compliance with Applicable Law.

Except as set forth on CBT Disclosure Schedule 4.12 and in Section 4.15:

4.12.1         To CBT’s Knowledge, CBT is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and CBT has not received any written notice to the contrary.

4.12.2         CBT has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CBT, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3         For the period beginning January 1, 2008, except as disclosed in CBT Disclosure Schedule 4.12.3, CBT has not received any written notification or any other communication from any Bank Regulator (i) asserting that CBT is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require CBT, or indicating that CBT may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of CBT, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of CBT (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Except as disclosed in CBT Disclosure Schedule 4.12.3, CBT has not consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to CBT as to compliance with the CRA is “Satisfactory” or better.

4.13       Employee Benefit Plans.

4.13.1         CBT Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CBT or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to CBT and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of CBT are eligible to participate (collectively, the “CBT Benefit Plans”).  CBT has furnished or otherwise made available to BHLB and Berkshire Bank true and complete copies of (i) the plan documents and summary plan descriptions for each written CBT Benefit Plan, (ii) a summary of each unwritten CBT Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each CBT Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified CBT Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the CBT Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified CBT Benefit Plan (or, for a CBT Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any CBT Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.  Each CBT Benefit Plan that may be subject to Section 409A of the Code (“CBT Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2         All CBT Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on CBT Disclosure Schedule 4.13.2, each CBT Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and CBT is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of CBT, there exists no fact which would adversely affect the qualification of any of the CBT Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the CBT Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3         Except as set forth on CBT Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by CBT or any of its ERISA Affiliates for the benefit of the employees or former employees of CBT or its Subsidiaries.

4.13.4         Within the last six (6) years, neither CBT nor any of its ERISA Affiliates maintained or had any obligation to contribute to a CBT Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither CBT nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither CBT nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on CBT or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

4.13.5         CBT has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to CBT Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To CBT’s Knowledge, records with respect to CBT Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To CBT’s Knowledge, neither CBT nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CBT Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No CBT Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such CBT Benefit Plan is self-insured).

4.13.6         CBT has not, with respect to any CBT Benefit Plan, nor, to CBT’s Knowledge, has any administrator of any CBT Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject CBT, any ERISA Affiliate of CBT, or any CBT Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7         Except as set forth on CBT Disclosure Schedule 4.13.7, CBT has no liability for retiree health and life benefits under any CBT Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8         Except as set forth on CBT Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of CBT from CBT under any CBT Benefit Plan, (B) increase any benefits otherwise payable under any CBT Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on CBT Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any CBT Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by CBT or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9         The actuarial present values of all accrued CBT Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of CBT and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the CBT Financial Statements to the extent required by and in accordance with GAAP.

4.13.10       There is not, and has not been, any trust or fund maintained by or contributed to by CBT or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11       No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CBT, has been threatened or is anticipated, against any CBT Benefit Plan (other than routine claims for benefits and appeals of such claims), CBT or any director, officer or employee thereof, or any of the assets of any trust of any CBT Benefit Plan.

4.14       Brokers, Finders and Financial Advisors.

Neither CBT nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. by CBT and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Keefe Bruyette & Woods, Inc., setting forth the fee payable to Keefe Bruyette & Woods, Inc. for its services rendered to CBT in connection with the Merger and transactions contemplated by this Agreement, is attached to CBT Disclosure Schedule 4.14.

4.15       Environmental Matters.

4.15.1       Except as may be set forth in CBT Disclosure Schedule 4.15, with respect to CBT:

(A)           To the Knowledge of CBT, CBT and the CBT Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)           CBT has not received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of CBT, no such action is threatened, before any court, governmental agency or other forum against them or any CBT Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CBT;

(C)           To the Knowledge of CBT, the properties currently owned or operated by CBT (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)           There are no underground storage tanks on, in or under any properties owned or operated by CBT or any CBT Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by CBT or any CBT Loan Property except as in compliance with Environmental Laws; and

(E)           During the period of (a) CBT’s ownership or operation of any of their respective current properties or (b) CBT’s participation in the management of any CBT Loan Property, to the Knowledge of CBT, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of CBT, prior to the period of (x) CBT’s ownership or operation of any of their respective current properties or (y) CBT’s participation in the management of any CBT Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)              CBT has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any CBT Loan Property.

4.15.2         For purposes of this Section 4.15, “CBT Loan Property” means any property in which CBT presently holds a direct or indirect security interest securing to a loan or other extension of credit made by it, including through a CBT Loan Participation, and “CBT Loan Participation” means a participation interest in a loan or other extension of credit other than by CBT.

4.16       Loan Portfolio.

4.16.1         The allowances for loan losses reflected in the notes to CBT’s audited consolidated statements of financial condition at December 31, 2010 and 2009 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2010 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2         CBT Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2011), by account, of: (A) all loans (including loan participations) of CBT that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from CBT to any borrowers, customers or other parties during the past twelve (12) months wherein CBT has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified CBT during the past twelve (12) months of, or has asserted against CBT, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CBT, each borrower, customer or other party which has given CBT any oral notification of, or orally asserted to or against CBT, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2011 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by CBT as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  CBT Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that CBT Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3         All loans receivable (including discounts) and accrued interest entered on the books of CBT arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CBT’s businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of CBT are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by CBT free and clear of any liens.

4.16.4         The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17       Related Party Transactions.

CBT is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CBT, except as set forth in CBT Disclosure Schedule 4.17 or as described in CBT’s proxy statement dated April 18, 2011 distributed in connection with its annual meeting of shareholders held on May 19, 2011.  Except as described in such proxy statement or in CBT Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.  No loan or credit accommodation to any Affiliate of CBT is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  CBT has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18       Deposits.

Except as set forth on CBT Disclosure Schedule 4.18, none of the deposits of CBT as of September 30, 2011 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19       Board Approval.

The Board of Directors of CBT determined that the Merger is fair to, and in the best interests of, CBT and its stockholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of CBT Common Stock, and directed that this Agreement be submitted to the holders of CBT Common Stock for their adoption.

4.20       Registration Obligations.

CBT is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21       Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CBT’s own account, or for the account of one or more of CBT’s Subsidiaries or their customers, in force and effect as of September 30, 2011 (all of which are set forth in CBT Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CBT, with counterparties believed to be financially responsible at the time; and to CBT’s Knowledge each of them constitutes the valid and legally binding obligation of CBT, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither CBT, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22       Fairness Opinion.

CBT has received an opinion, a copy of which will be provided to BHLB and Berkshire Bank promptly following the date of this Agreement, from Keefe Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of CBT pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23       Intellectual Property.

CBT owns or, to CBT’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and CBT has not received any notice of breach or conflict with respect thereto that asserts the rights of others.  CBT has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24       Duties as Fiduciary.

Except as set forth on CBT Disclosure Schedule 4.24, CBT has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  CBT has not received notice of any claim, allegation, or complaint from any Person that CBT failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CBT’s Financial Statements.  For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude CBT’s capacity with respect to individual retirement accounts or the CBT Benefit Plans.

4.25       Employees; Labor Matters.

4.25.1         CBT Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of CBT as of September 30, 2011: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2         There are no labor or collective bargaining agreements to which CBT is a party.  There is no union organizing effort pending or, to the Knowledge of CBT, threatened against CBT.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CBT, threatened against CBT.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CBT, threatened against CBT (other than routine employee grievances that are not related to union employees).  CBT is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  CBT is not a party to, or bound by, any agreement for the leasing of employees.

4.25.3         To CBT’s Knowledge, all Persons who have been treated as independent contractors by CBT for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26       CBT Information Supplied.

The information relating to CBT to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27       Securities Documents.

Since January 1, 2008, CBT has filed with the FRB all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“CBT FRB Reports”) required to be filed by it with the FRB.  As of their respective dates, the CBT FRB Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the FRB promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the CBT FRB Reports has been incorporated by reference, the CBT FRB Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  CBT has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the CBT FRB Reports.

4.28       Internal Controls.

4.28.1         The records, systems, controls, data and information of CBT is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBT or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  CBT has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  CBT has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

4.28.2         CBT’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.  It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the CBT board:  (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.28.3         Since December 31, 2008, (A) neither CBT nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of CBT has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or nay of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing CBT, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by CBT or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.29       Stock Transfer Records.

The Stock transfer books and records of CBT are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB AND BERKSHIRE BANK

BHLB and Berkshire Bank represents and warrants to CBT that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to CBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.

5.1         Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Section 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Sections 5.3 and 5.4 (other than Section 5.4.2(iii)) shall be true and correct in all material respects.

5.2         Organization.

5.2.1           BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA.  BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2           Berkshire Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHLB Disclosure Schedule 5.2.2.

5.2.3           BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization.  Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4           The respective minute books of BHLB and Berkshire Bank accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5           Prior to the date of this Agreement, BHLB has made available to CBT true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB, Berkshire Bank and each other BHLB Subsidiary.

5.3         Capitalization.

5.3.1           The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”).  As of October 21, 2011, there are (i) 21,144,011 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,716,357 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding.  Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB.  As of October 21, 2011, BHLB has outstanding options to acquire 298,000 shares of BHLB Common Stock (rounded to the nearest thousand) at a weighted average exercise price of $24.48 per share.  All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2           BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB  as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.

5.3.3           To BHLB’s Knowledge, except as set forth on BHLB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s shareholders may vote have been issued by BHLB and are outstanding.

5.4         Authority; No Violation.

5.4.1           BHLB and Berkshire Bank have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BHLB and Berkshire Bank and the completion by BHLB and Berkshire Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of BHLB and Berkshire Bank.  This Agreement has been duly and validly executed and delivered by BHLB and Berkshire Bank, and subject to the receipt of the Regulatory Approvals, CBT Shareholder Approval, and due and valid execution and delivery of this Agreement by CBT, constitutes the valid and binding obligations of BHLB and Berkshire Bank, enforceable against BHLB and Berkshire Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2           (a) Subject to compliance of CBT with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHLB and Berkshire Bank, subject to receipt of the Regulatory Approvals, and compliance by CBT, BHLB and Berkshire Bank with any conditions contained therein, and subject to the receipt of CBT Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by BHLB and Berkshire Bank with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5         Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger or other appropriate filing with the MDOB, the Secretary of the Commonwealth or the CDOB, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the approval of this Agreement by the CBT Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by BHLB and Berkshire Bank, the completion by BHLB and Berkshire Bank of the Merger and the performance by BHLB  and Berkshire Bank of  their obligations hereunder.  BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB and Berkshire Bank to result in a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole, or CBT, or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6         Financial Statements.

5.6.1           The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2           BHLB has previously made available to CBT the BHLB Financial Statements covering periods ended prior to the date hereof.  The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3           At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7         Tax Matters.

5.7.1           Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger, together with the TARP Purchase, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto).  BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business.  BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB.  BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary.  BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  BHLB and the BHLB Subsidiaries have delivered to CBT true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2008.  Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).  Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.  Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8         No Material Adverse Effect.

Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since December 31, 2010 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHLB.

5.9         Ownership of Property; Insurance Coverage.

5.9.1           Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2           With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3           BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3.  BHLB has made available to CBT copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

5.10       Legal Proceedings.

Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate , is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.11       Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11 and Section 5.14:

5.11.1         To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2         BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3         For the period beginning January 1, 2008, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary.  Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.12       Employee Benefit Plans.

5.12.1         BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB, Berkshire Bank or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and Berkshire Bank and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB and Berkshire Bank are eligible to participate (collectively, the “BHLB Benefit Plans”).  BHLB or Berkshire Bank has furnished or otherwise made available to CBT true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.  Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2         All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB and Berkshire Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3         Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHLB, Berkshire Bank or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

5.12.4         Within the last six (6) years, neither BHLB, Berkshire Bank nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither BHLB, Berkshire Bank nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHLB, Berkshire Bank or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

5.12.5         BHLB and/or Berkshire Bank have complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or COBRA and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

5.12.6         BHLB or Berkshire Bank have not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHLB, Berkshire Bank or any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7         Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB and Berkshire Bank have no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

5.12.8         Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB or Berkshire Bank from BHLB or Berkshire Bank under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9         The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and Berkshire Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10       There is not, and has not been, any trust or fund maintained by or contributed to by BHLB, Berkshire Bank or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11       No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan.

5.13       Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Jefferies & Company, Inc. by BHLB and the fee payable thereto.  A true and correct copy of the engagement agreement with Jefferies & Company, Inc., setting forth the fee payable to Jefferies & Company, Inc. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

5.14       Environmental Matters.

5.14.1         Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:

(A)             To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)             Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;

(C)             To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)             There are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property except as in compliance with Environmental Laws; and

(E)             During the period of (a) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, to the Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of (x) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)             Neither BHLB nor any other BHLB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.

5.14.2         For purposes of this Section 5.14, “BHLB Loan Property” means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and “BHLB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

5.15       BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16       Securities Documents.

Since January 1, 2008, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC.  As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).

5.17       Internal Controls.

5.17.1         The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2         BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.  It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the BHLB Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3           Since December 31, 2008, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.18       BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19       Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.1.

ARTICLE VI
COVENANTS OF CBT

6.1         Conduct of Business.

6.1.1        Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB or Berkshire Bank, which consent will not be unreasonably withheld, conditioned or delayed, CBT will: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2        Negative Covenants.  CBT agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB or Berkshire Bank in writing, it will not, and it will cause it not to:

(A)          take any action that would, or is reasonably likely to, prevent or impede the Merger, together with the TARP Purchase and the Warrant Purchase, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)           change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

(C)           change the number of authorized or issued shares of its capital stock, issue any shares of CBT Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the CBT Stock Option Plan or the CBT Restricted Stock Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that CBT (i) may issue shares of CBT Common Stock upon the valid exercise, in accordance with the information set forth in CBT Disclosure Schedule 4.3.1, of presently outstanding CBT Stock Options issued under the CBT Stock Option Plan or CBT Warrants, (ii) may permit the vesting of awards previously made under the CBT Restricted Stock Plans, and (iii) shall continue to declare and pay regular quarterly cash dividends on the CBT Series A Preferred Stock as revised by law or written agreement with the Treasury Department.

(D)           enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $25,000, except as contemplated by this Agreement;

(E)           make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)           grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on CBT Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed three percent (3%) in the aggregate or (iii) as otherwise contemplated by this Agreement.  CBT shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that that CBT shall not hire any new employee without first seeking to fill any position internally.  Except as set forth on CBT Disclosure Schedule 6.1.2(F), CBT will not pay expenses of any employee or director for attending conventions held after the date hereof;

(G)           except as set forth on CBT Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H)           merge or consolidate CBT with any other Person; sell or lease all or any substantial portion of the assets or business of CBT; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CBT or CBT and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by CBT of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I)           except as set forth on CBT Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of CBT other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of CBT to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)            change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating CBT or CBT;

(K)           waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which CBT is a party;

(L)           purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a duration of not more than three (3) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)          except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on CBT Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $50,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $50,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $250,000 or more without the prior consent of BHLB or Berkshire Bank; provided that such consent shall be deemed to have been granted if BHLB or Berkshire Bank does not object within three (3) Business Days of receipt of written notice from CBT of its intent to make such loan;

(N)           enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)           enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)           except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)           make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)           except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any CBT Benefit Plan;

(S)           make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on CBT Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T)           except as set forth on CBT Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)           except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Berkshire Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Berkshire Bank;

(V)           undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by CBT of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)           pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)           foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to BHLB thereof prior to final sale;

(Y)           purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)           issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)       make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB)        enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2         Current Information.

6.2.1        During the period from the date of this Agreement to the Effective Time, CBT will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding CBT’s operations at such times as BHLB may reasonably request.  CBT will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CBT.  Without limiting the foregoing, senior officers of BHLB and CBT shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of CBT, and CBT shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of CBT prior to the Effective Time.

6.2.2        CBT and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of CBT to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by CBT of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CBT in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CBT shall not be obligated to take any such action prior to the Effective Time and, unless CBT otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time.  BHLB and Berkshire Bank shall indemnify CBT for any reasonable out-of-pocket fees, expenses, or charges that CBT may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.

6.2.3        CBT shall provide BHLB, within twenty-five (25)  Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No.  15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans.  On a monthly basis, CBT shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  CBT will promptly prepare and provide BHLB with the minutes of all CBT and CBT officer and director loan committee meetings.

6.2.4        CBT shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CBT under any labor or employment law.

6.3         Access to Properties and Records.

Subject to Section 12.1, CBT shall permit BHLB or Berkshire Bank access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to BHLB or Berkshire Bank during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that CBT reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that CBT shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CBT’s reasonable judgment, would interfere with the normal conduct of CBT’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  CBT shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes.  BHLB shall use commercially reasonable efforts to minimize any interference with CBT’s regular business operations during any such access to CBT’s property, books and records.  CBT shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by CBT and (ii) cause an appraisal to be performed in respect of any real property owned by CBT.

6.4        Financial and Other Statements.

6.4.1        Promptly upon receipt thereof, CBT will furnish to BHLB copies of each annual, interim or special audit of the books of CBT made by its independent registered public accountants and copies of all internal control reports submitted to CBT by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of CBT made by such accountants.

6.4.2        As soon as reasonably available, but in no event later than the date such documents are filed with the CDOB or FRB, CBT will deliver to BHLB the CBT Regulatory Report filed by CBT.  Within twenty-five (25) days after the end of each month, CBT will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3        CBT shall permit BHLB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the FRB.  CBT promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of CBT.

6.4.4        With reasonable promptness, CBT will furnish to BHLB such additional financial data that CBT possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5         Maintenance of Insurance.

CBT shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by CBT as of the date of this Agreement and set forth in CBT Disclosure Schedule 4.10.3.  CBT will promptly inform BHLB if CBT receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6         Disclosure Supplements.

From time to time prior to the Effective Time, CBT will promptly supplement or amend the CBT Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CBT Disclosure Schedule or which is necessary to correct any information in such CBT Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such CBT Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7         Consents and Approvals of Third Parties.

CBT shall use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8          All Reasonable Efforts.

Subject to the terms and conditions herein provided, CBT agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9         Failure to Fulfill Conditions.

In the event that CBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB or Berkshire Bank.

6.10       No Solicitation.

6.10.1      From and after the date hereof until the termination of this Agreement, neither CBT nor any of its officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant) retained by CBT, will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.10.2), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and CBT shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which CBT or any of its Subsidiaries or any of their respective officers, directors or employees, or, to CBT’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of CBT may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of CBT from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the CBT Shareholder Vote, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.10 by CBT, (B) the Board of Directors of CBT or any appropriate committee thereof has determined in its good faith judgment, after consultation with CBT’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects (including any divesture of deposit liabilities by BHLB or CBT in order to comply with a requirement contained in any Regulatory Approval, or a condition necessary to obtain any Regulatory Approval) of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to CBT shareholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 11.1.9) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition; provided, further, that the Board of Directors of CBT or any appropriate committee thereof may determine in its good faith judgment, after consultation with CBT’s financial advisor and outside counsel, that an Acquisition Proposal made during the Restricted Period, which the Board of Directors of CBT determines in good faith is financially equivalent to CBT shareholders from a financial point of view to the Merger, is nonetheless a Superior Proposal for purposes of this Agreement because such Acquisition Proposal would reasonably be expected to involve materially less risk than any Regulatory Approval or any condition necessary to obtain any Regulatory Approval would require a material divestiture of deposit liabilities; provided, further, nothing contained in this Agreement shall prohibit CBT and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.10, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, (iii) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (iv) otherwise disclosing any information to its shareholders that the CBT Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to CBT’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.10.  CBT shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with CBT or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements.

6.10.2      “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving CBT or any of its Subsidiaries: (i)  any merger, consolidation, share exchange, business combination, or other similar transactions; (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CBT in a single transaction or series of transactions; (iii)  any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CBT or the filing of a registration statement under the Securities Act in connection therewith; or (iv)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11       Reserves and Merger-Related Costs.

Prior to the Effective Time, CBT shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3;  provided further,  that in any event, no accrual or reserve made by CBT or any of its Subsidiaries pursuant to this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CBT or its management with any such adjustments.

6.12       Committee Meetings.

CBT shall permit two (2) representatives of BHLB or Berkshire Bank  to attend any meeting of their Board of Directors, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that CBT shall not be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

ARTICLE VII
COVENANTS OF BHLB

7.1         Conduct of Business.

7.1.1        Affirmative Covenants.

(A)          During the period from the date of this Agreement to the Effective Time, except with the written consent of CBT, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) except for the designation of the BHLB Series A Preferred Stock, change or waive any provision of its certificate of incorporation (or articles of organization in the case of Berkshire Bank) or bylaws in any way adverse to the rights of the CBT shareholders, except as required by law, except as otherwise set forth on BHLB Disclosure Schedule 7.1.1(A)(i); (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)           Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2         Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3         Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4         Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5         Failure to Fulfill Conditions.

In the event that BHLB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CBT.

7.6         Employee Benefits.

7.6.1        Definition.  “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by BHLB and consented to by CBT, which consent shall not be withheld unreasonably, with respect to each CBT Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by BHLB or Berkshire Bank (as used in this Section, BHLB and Berkshire Bank are collectively referred to as “BHLB”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHLB after the Closing Date to Current CBT Employees shall be no less favorable than those provided by BHLB to similarly situated employees of BHLB.

7.6.2        General Rule: Parity in Benefits; No Gaps; Credit for Service with CBT.  Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, BHLB shall provide (or shall cause to be provided by a Subsidiary of BHLB) to all individuals who are employees of CBT at the Closing Date and who remain so employed immediately following the Effective Time (the “Current CBT Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by BHLB to similarly situated employees of BHLB.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current CBT Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHLB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHLB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Current CBT Employees relative to similarly situated employees of BHLB, (iii)  create third party rights against BHLB.  BHLB will cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under CBT’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current CBT Employees; provided that nothing in this sentence shall limit the ability of BHLB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current CBT Employees in a substantially similar manner as employees of BHLB are treated.  BHLB will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current CBT Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date.  Under all BHLB Benefit Plans, service with CBT shall be deemed to be service with BHLB for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3        BHLB 401(k) Plan Participation.  Each Current CBT Employee shall be eligible to participate in BHLB’s 401(k) plan on the day after the Benefit Plan Determination Date for the CBT 401(k) Plans.  All rights to participate in BHLB’s 401(k) Plan are subject to BHLB’s right to amend or terminate BHLB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4        Welfare Benefits.  Each Current CBT Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHLB, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs.  With respect to any welfare benefit plan or program of CBT that BHLB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHLB, BHLB shall, unless materially financially burdensome or resulting in an excise tax payable by BHLB under Code Section 4980D, continue such CBT plan or program in effect for the benefit of the Current CBT Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Current CBT Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by BHLB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHLB to terminate or amend such plan or program) so that each Current CBT Employee employed by BHLB has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program.  For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHLB, BHLB shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with CBT prior to the Closing Date of any Current CBT Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of CBT prior to the Closing) as service rendered to BHLB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current CBT Employee.  Persons who were employed by CBT or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the CBT Benefit Plans that are health plans and, in the event of a termination of such plans, BHLB shall continue to provide COBRA coverage.

7.6.5        Paid Time Off Programs.  BHLB will give each Current CBT Employee credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such Current CBT Employees’ accrued and unpaid vacation and/or paid leave balance with CBT as of the Closing Date.

7.6.6        BHLB to Honor Agreements.  Subject to any required regulatory approval and any limitation imposed by the U.S. Department of Treasury Troubled Asset Relief Program, Capital Purchase Program or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that CBT has with its current and former employees and which have been identified in CBT Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties.  CBT shall, prior to the Effective Time, obtain from each of the individuals named in CBT Disclosure Schedule 4.9.1 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in CBT Disclosure Schedule 7.6.6 and a general release in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”).  Notwithstanding anything contained in the agreements set forth on CBT Disclosure Schedules 4.9.1 or 7.6.6 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

Except for the agreements described in the preceding sentences of this Section 7.6.6 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the CBT Benefit Plans shall, in the sole and absolute discretion of BHLB, be frozen, terminated or merged into comparable plans of BHLB, effective at such time as BHLB shall determine in its sole and absolute discretion.

7.6.7        No Guarantee of Employment.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of CBT as of the Closing Date.  Each Person who is an employee of CBT as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under employment arrangements, shall be entitled to severance benefits pursuant to BHLB’s current severance plan or policy or CBT’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, if such benefits pursuant to CBT’s plan or policy will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax.

7.6.8        Directors Deferred Compensation Plan.  Subject to any required regulatory approval and any limitation imposed by the U.S. Department of Treasury Troubled Asset Relief Program, Capital Purchase Program or satisfaction of a condition in any Regulatory Approval, immediately on or prior to the Effective Time, CBT shall, in cooperation with BHLB, subject to the occurrence of the Effective Time, terminate The Connecticut Bank and Trust Company Non-Qualified Deferred Compensation Plan for Non-Employee Directors and the amounts due thereunder shall be paid in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Section 409A of the Code.  Prior to the Effective Time, CBT shall take such actions as necessary to give effect to the transaction contemplated by this Section 7.6.8, including, without limitation, the provision of any notices or release agreements and the adoption of any necessary amendments to such plans.

7.6.9        David A. Lentini.  BHLB will offer David A. Lentini an executive regional leadership position with Berkshire Bank on the terms set forth in BHLB Disclosure Schedule 7.6.9.

7.6.10      401(k) Plan.  If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, CBT shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of CBT and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by CBT or any of its Subsidiaries (collectively, the “401(k) Plans”), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plans may be merged into the BHLB 401(k) Plan.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. CBT shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of CBT and shall fully comply with such resolutions and any necessary amendments.  If, in accordance with this Section 7.6.10, BHLB requests in writing that CBT freeze entry of new participants into the 401(k) Plans, CBT shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plans by BHLB, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption.

7.7         Directors and Officers Indemnification and Insurance.

7.7.1        Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of CBT’s existing directors’ and officers’ insurance policies, and (ii) CBT’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as CBT’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as CBT’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 175% of the annual premiums paid by CBT for D&O Insurance in effect as of the date of this Agreement.  In connection with the foregoing, CBT agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2        In addition to Section 7.7.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to CBT under the Connecticut Business Corporation Act and the CBT Certificate of Incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CBT (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time.  Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices BHLB).  In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3        In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.7.

7.7.4        The obligations of BHLB provided under this Section 7.7 are intended to be enforceable against BHLB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

7.8         Stock Listing.

BHLB agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

7.9         Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.10       Communications to CBT Employees; Training

BHLB, Berkshire Bank and CBT agree that as promptly as practicable following the execution of this Agreement, meetings with employees of CBT shall be held at such locations as BHLB and CBT shall mutually agree, provided that representatives of CBT shall be permitted to attend such meetings.  BHLB, Berkshire Bank and CBT shall mutually agree in advance as to the scope and content of all communications to the employees of CBT.  At mutually agreed upon times following execution of this Agreement, representatives of BHLB and Berkshire Bank shall be permitted to meet with the employees of CBT to discuss employment opportunities with BHLB and Berkshire Bank, provided that representatives of CBT shall be permitted to attend any such meeting.  From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the CBT Shareholder Approval and the shareholders of BHLB necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as CBT may agree, with the employees of CBT and may conduct such training seminars at any branch location of CBT; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with CBT’s normal business operations.

7.11       Current Information.

During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of CBT to inform CBT regarding BHLB’s operations at such times as CBT may reasonably request.  BHLB will promptly notify CBT of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1         Meeting of Shareholders.

CBT will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “CBT Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the CBT Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the CBT shareholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters.  The Board of Directors of CBT may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2         Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1        For the purposes (i) of registering BHLB Common Stock to be offered to holders of CBT Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) of holding the CBT Shareholders Meeting, BHLB shall draft and prepare, and CBT shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CBT to the CBT shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  BHLB shall provide CBT and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of BHLB and CBT shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CBT shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders.  BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBT shall furnish all information concerning CBT and the holders of CBT Common Stock as may be reasonably requested in connection with any such action.

8.2.2        BHLB shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  BHLB will advise CBT promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide CBT with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as CBT may reasonably request.

8.2.3        CBT and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, CBT shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and CBT shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3         Regulatory Approvals.

Each of CBT and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Treasury Department, MDOB, CDOB, the FDIC, the FRB and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement.  CBT and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of CBT, BHLB or Berkshire Bank to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. CBT shall have the right to review and approve in advance all characterizations of the information relating to CBT which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, CBT and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing.  Each of CBT, Berkshire Bank and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, BHLB and Berkshire Bank shall not be required to comply with any such condition that would result in a Material Adverse Effect on BHLB, Berkshire Bank or CBT.

8.4         Preferred Stock Held by Treasury Department.

CBT and BHLB each shall use its reasonable best efforts to cause or facilitate, at the discretion of BHLB, (a) the purchase by BHLB or one of its subsidiaries or (b) the repurchase or redemption by CBT of all of the issued and outstanding shares of CBT Series A Preferred Stock and, at the election of BHLB, the CBT Warrant from the Treasury Department prior to or concurrently with the Effective Time of the Merger. BHLB will fund the redemption of all of the CBT Series A Preferred Stock from the Treasury Department. The method of funding of such purchase or redemption shall be mutually agreed to by BHLB and CBT, subject to any formal or informal Treasury Department requirements. In furtherance of the foregoing, CBT shall provide, and shall cause its Subsidiaries and the CBT Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by BHLB in connection with such redemption, including by (i) furnishing all information concerning CBT that BHLB or any applicable Governmental Entity may request in connection with such redemption.

ARTICLE IX
CLOSING CONDITIONS

9.1         Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1        Shareholder Approval.  This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite votes of the shareholders of CBT.

9.1.2        Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3        Regulatory Approvals.  All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4        Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5        NASDAQ Listing.  BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger if required under NASDAQ rules.

9.2         Conditions to the Obligations of BHLB under this Agreement.

The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing Date:

9.2.1        Representations and Warranties.  Each of the representations and warranties of CBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and CBT shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CBT as of the Effective Time.

9.2.2        Agreements and Covenants.  CBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of CBT by the Chief Executive Officer and Chief Financial Officer of CBT to such effect dated as of the Effective Time.

9.2.3        Permits, Authorizations, Etc.  CBT shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either CBT or BHLB.

9.2.4        No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of CBT (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on CBT.

9.2.5        Tax Opinion.  BHLB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to BHLB, dated the Closing Date, to the effect that the Merger, together with the TARP Purchase, constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, CBT and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.6        Regulatory Conditions.  No Regulatory Approval required for the consummation of the Merger shall include any condition or requirement that would result in a Material Adverse Effect on BHLB or CBT, and their Subsidiaries.

9.2.7        Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 5% of the CBT Common Stock that is issued and outstanding shall have taken the actions required by applicable law to qualify their CBT Common Stock as Dissenters’ Shares.

9.2.8        CBT Series A Preferred Stock Redemption. All shares of CBT Series A Preferred Stock shall have been irrevocably redeemed by the Treasury Department prior to the Closing Date.

9.3         Conditions to the Obligations of CBT under this Agreement.

The obligations of CBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1        Representations and Warranties.  Each of the representations and warranties of BHLB and Berkshire Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to CBT a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

9.3.2        Agreements and Covenants.  BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CBT shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Effective Time.

9.3.3        Permits, Authorizations, Etc.  BHLB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole.

9.3.4        No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

9.3.5        Tax Opinion.  CBT shall have received an opinion of Day Pitney LLP, special counsel to CBT, dated the Closing Date, to the effect that the Merger, together with the TARP Purchase, constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, CBT and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
[RESERVED]

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1       Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of and CBT (except as otherwise indicated below):

11.1.1      At any time by the mutual written agreement of BHLB, Berkshire Bank and CBT;

11.1.2      By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CBT) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB or Berkshire Bank);

11.1.3      By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CBT) or Section 9.3.2 (in the case of a breach of covenant by BHLB or Berkshire Bank);

11.1.4      At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and CBT; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5      By either party, if the shareholders of CBT shall have voted at the CBT Shareholders’ Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6      By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7      By the Board of Directors of BHLB and Berkshire Bank if each of the following conditions are satisfied:  (i) CBT has received a Superior Proposal and the Board of Directors of CBT has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of CBT submits this Agreement to its stockholders without a recommendation for approval or (y) the Board of Directors of CBT withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) its recommendation of this Agreement to the CBT stockholders, and (iii) the CBT stockholders do not approve this Agreement.

11.1.8      By the Board of Directors of CBT if CBT has received a Superior Proposal and the Board of Directors of CBT has made a determination to accept such Superior Proposal; provided that CBT shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that CBT has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether CBT intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”).  After providing such Notice of Superior Proposal, CBT shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable CBT to proceed with the Merger on such adjusted terms.  Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and CBT shall be required to comply again with the requirements of this Section 11.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

11.1.9      By CBT, if the Board of Directors of CBT so determines by a majority vote of the members of the entire Board of Directors of CBT, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)           The BHLB Market Value is less than 80% of the Initial BHLB Market Value; and

(2)           the number obtained by dividing the BHLB Market Value by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price, minus 0.20;

subject, however, to the following three sentences.

If CBT elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing the product of the Exchange Ratio (as then in effect) and the Initial BHLB Market Value by the greater of (i) the number obtained by dividing the BHLB Market Value by 0.8 and (ii) the number obtained by dividing (x) the BHLB Market Value by (y) the Index Ratio minus 0.20. If within such five Business Day period, BHLB delivers written notice to CBT that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Stock Consideration” shall be deemed to refer to the Stock Consideration reflecting the Exchange Ratio as modified pursuant to this Section 11.1.9).

For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

“BHLB Market Value” shall be the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the later of the date that CBT shareholder approval of the Agreement has been obtained or the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Index” means the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the date of the Agreement.

“Initial Index Price” means the average of the daily closing prices of the Index for the ten consecutive trading days immediately preceding the date of this Agreement.

“Final Index Price” means the average of the daily closing prices of the Index for the ten consecutive trading days immediately preceding the Determination Date.

If any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.  If a company belonging to the Index announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index and the relative weighting of the companies remaining in the Index shall be appropriately adjusted.

11.2       Effect of Termination.

11.2.1      In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2      If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)      Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)       In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)       As used in this Agreement, “Termination Fee” shall mean an amount equal to $1,440,000. As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CBT hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

(i)             CBT terminates this Agreement pursuant to Section 11.1.8 or BHLB terminates this Agreement pursuant to Section 11.1.7; or

(ii)            The entering into a definitive agreement by CBT relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CBT within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 11.1.2 or 11.1.3 because of a breach by CBT after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of CBT; or (ii) the termination of this Agreement by BHLB or CBT pursuant to Section 11.1.5 because of the failure of the shareholders of CBT to approve this Agreement at the CBT Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of CBT provided, however, that for the purpose of this clause (ii), all references in the definition of Acquisition Proposal to “25% or more” shall instead refer to “40% or more.”

(D)       CBT and BHLB acknowledge that the agreements contained in this Section 11.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by CBT pursuant to this Section 11.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

11.3       Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CBT or BHLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CBT, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases or increases the amount or value, or changes the form of, the Merger Consideration to be delivered to CBT’s shareholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

12.1       Confidentiality.

Except as specifically set forth herein, BHLB and CBT mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements.  The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2       Public Announcements.

CBT and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CBT nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3       Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4       Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to CBT, to:	David A. Lentini Chief Executive Officer
The Connecticut Bank and Trust Company
58 State House Square
Hartford, Connecticut 06103

With required copies to:	Robert M. Taylor III, Esq. Day Pitney LLP 242 Trumbull Street Hartford, Connecticut 06103

If to BHLB and Berkshire Bank, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

With required copies to:	Wm. Gordon Prescott, Esq.
Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

Lawrence Spaccassi, Esq.
Marc Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

12.5       Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for Section 7.6.6, 7.6.7, 7.6.8 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6       Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7       Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

12.8       Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.10     Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11     Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

BERKSHIRE BANK

/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

THE CONNECTICUT BANK AND TRUST COMPANY

/s/ David A. Lentini
Name:	David A. Lentini
Title:	Chief Executive Officer

APPENDIX B

October 24, 2011

The Board of Directors
Connecticut Bank and Trust Company
58 State House Square
Hartford, CT 06103

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of The Connecticut Bank and Trust Company (“CBT”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of CBT with and into Berkshire Bank, a Massachusetts savings bank and wholly-owned subsidiary of Berkshire Hills Bancorp, Inc. (“Berkshire”), pursuant to the Agreement and Plan of Merger, dated as of October 24, 2011, by and between CBT, Berkshire and Berkshire Bank (the “Agreement”).  Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of CBT (the “Common Shares”) not owned by CBT or Berkshire or by any of their respective wholly-owned subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive 0.3810 shares of common stock, par value $0.01 per share, of Berkshire or cash in the amount of $8.25 (the “Merger Consideration”), as more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc, has acted as financial advisor to the CBT.  As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.  As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, CBT and Berkshire, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of CBT and Berkshire for our own account and for the accounts of our customers.  To the extent we have any such position as of the date of this opinion it has been disclosed to CBT.  We have in the past, and may in the future, provide investment banking and financial advisory services to Berkshire and receive compensation for such services.  We have acted exclusively for the Board of Directors of CBT in rendering this fairness opinion and will receive a fee from CBT for our services.  A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CBT and Berkshire and the Merger, including among other things, the following:  (i) the Agreement;  (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2010 of CBT and Berkshire; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CBT and Berkshire and certain other communications from CBT and Berkshire to their respective stockholders;  and (iv) other financial information concerning the businesses and operations of CBT and Berkshire furnished to us by CBT and Berkshire for purposes of our analysis.  We have also held discussions with senior management of CBT and Berkshire regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.  In addition, we have compared certain financial and stock market information for CBT and Berkshire with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy.  We have relied upon the management of CBT and Berkshire as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements.  We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for CBT and Berkshire are adequate to cover such losses.  In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of CBT or Berkshire, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following:  (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:  (i) the historical and current financial position and results of operations of CBT and Berkshire; (ii) the assets and liabilities of CBT and Berkshire; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies.  We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.  Our opinion does not address the underlying business decision of CBT to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the CBT.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger.  We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the CBT’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of CBT in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the Berkshire common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of CBT should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Berkshire Hills is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Berkshire Hills, or are or were serving at the request of Berkshire Hills in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Berkshire Hills, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The Tenth and Eleventh articles of Berkshire Hills’ certificate of incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforced rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Berkshire pursuant to the foregoing provisions, or otherwise, Berkshire has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Berkshire of expenses incurred or paid by a director, officer or controlling person of Berkshire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Berkshire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)           A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)           All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c)           The opinion of Keefe Bruyette & Woods & Partners, L.P. is included as Appendix B to the Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

(a)       The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)       The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)       The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Massachusetts in the City of Pittsfield, on this 19th day of December, 2011.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Michael P. Daly	December 19, 2011
Michael P. Daly
President and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Kevin P. Riley	December 19, 2011
Kevin P. Riley
Executive Vice President
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Lawrence A. Bossidy	December 19, 2011
Lawrence A. Bossidy
Non-Executive Chairman

/s/ Robert M. Curley	December 19, 2011
Robert M. Curley
Director

/s/ John B. Davies	December 19, 2011
John B. Davies
Director

/s/ Rodney C. Dimock	December 19, 2011
Rodney C. Dimock
Director

/s/ J. Williar Dunlaevy	December 19, 2011
J. Williar Dunlaevy
Director

/s/ Susan M. Hill	December 19, 2011
Susan M. Hill
Director

/s/ Cornelius D. Mahoney	December 19, 2011
Cornelius D. Mahoney
Director

/s/ Catherine B. Miller	December 19, 2011
Catherine B. Miller
Director

/s/ David E. Phelps	December 19, 2011
David E. Phelps
Director

/s/ Barton D. Raser	December 19, 2011
Barton D. Raser
Director

/s/ D. Jeffrey Templeton	December 19, 2011
D. Jeffrey Templeton
Director

EXHIBIT LIST

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

2.1
Agreement and Plan of Merger, dated as of October 25, 2011, by and between Berkshire Hills Bancorp, Inc., Berkshire Bank and the Connecticut Bank & Trust Company is included as Appendix A to the Proxy Statement/Prospectus included in this registration statement.  Certain exhibits have been omitted from the Agreement as filed with the Securities and Exchange Commission.  The omitted information is considered immaterial from an investor’s perspective.  The Registrant will furnish to the Securities and Exchange Commission supplementally a copy of any omitted exhibit upon request from the Securities and Exchange Commission.

3.1
Certificate of Incorporation of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146).

3.2	Bylaws of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed on February 29, 2008).

4.1
Form of Stock Certificate of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146).

4.2	Terms of common shares of the Registrant found in the Certificate of Incorporation for the Registrant are incorporated by reference to Exhibit 3.1.

4.3
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated assets or is registered.  In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.

5.1	Opinion of Luse Gorman Pomerenk & Schick regarding the legality of the securities being registered.

8.1	Opinion of Luse Gorman Pomerenk & Schick as to tax matters.

10.1
Amended and Restated Employment Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Michael P. Daly (Incorporated by reference from the Exhibits to the Form 8-K filed on January 6, 2009).

10.2
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Kevin P. Riley (Incorporated by reference from the Exhibits to the Form 8-K filed on January 6, 2009).

10.3	Amended and Restated Supplemental Executive Retirement Agreement between Berkshire Bank and Michael P. Daly (Incorporated by reference from the Exhibits to Form 10-K filed on March 16, 2009).

10.4	Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan (Incorporated herein by reference from the Appendix to the Proxy Statement as filed on March 24, 2011).

10.5
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Richard M. Marotta (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2011).

10.6
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Sean A. Gray (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2011).

10.7
Amended and Restated Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Linda A. Johnston (Incorporated herein by reference from the Exhibits to Form 10-K filed on March 16, 2011).

10.8	Form of Berkshire Bank Employee Severance Plan (Incorporated by reference from the Exhibit to the Form 8-K as filed on February 29, 2008).

10.9
Three Year Change in Control Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Patrick J. Sullivan, dated as of December 21, 2010. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.10
Settlement Agreement by and among Berkshire Hills Bancorp, Inc., Legacy Bancorp, Inc., Legacy Banks and Patrick J. Sullivan, dated as of December 21, 2010. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.11
Severance Agreement by and among Berkshire Bank, Berkshire Hills Bancorp, Inc. and Patrick J. Sullivan, dated as of December 21, 2010. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.12
Amended and Restated Settlement Agreement by and among Berkshire Hills Bancorp, Inc., Legacy Bancorp, Inc., Legacy Banks and J. Williar Dunlaevy, dated as of April 6, 2011. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.13
Non-Competition and Consulting Agreement by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and J. Williar Dunlaevy, dated as of April 6, 2011. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.14
Legacy Bancorp, Inc. Amended and Restated 2006 Equity Incentive Plan. (Incorporated by reference from the Exhibit to the Registration Statement on Form S-4 as filed on April 20, 2011, Registration No. 333-173404).

10.15
Form of Split Dollar Agreement entered into with Michael P. Daly, Kevin P. Riley, Sean A. Gray, Richard M. Marotta and Linda A. Johnston. (Incorporated by reference from the Exhibit to the Form 8-K as filed on January 19, 2011).

21.1	List of Subsidiaries (Incorporated herein by reference to Part I, Item 1, “Business-Subsidiary Activities” of the Annual Report on Form 10-K for the year ended December 31, 2010.).

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Exhibits 5.1 and 8.1).

23.2	Consent of Wolf & Company, P.C. (Berkshire Hills Bancorp, Inc.)

23.3	Consent of Wolf & Company, P.C. (The Connecticut Bank & Trust Company)

99.1	Form of proxy card of The Connecticut Bank & Trust Company.

99.2	Consent of Keefe Bruyette & Woods, Inc.